As filed with the Securities and Exchange Commission on October 5, 2010
Registration No. [________________]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Zoom Telephonics, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	3661	04-2621506
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

207 South Street
Boston, MA 02111
(617) 423-1072
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Frank Manning
President, Chief Executive Officer,
Chairman of the Board and Acting Chief Financial Officer
207 South Street
Boston, MA 02111
(617) 423-1072
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Jeffrey Steele, Esq.
Morse, Barnes-Brown & Pendleton, PC
1601 Trapelo Road, Suite 205
Waltham, MA 02451
(781) 622-5930

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☑

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(2)
Subscription Rights (1)	7,923,912	—	—
Common Stock	7,923,912 shares	$0.25	$1,980,978	$141.24
Total			$1,980,978	$141.24

(1)
We are granting for no consideration to our stockholders subscription rights to purchase shares of our common stock.  Our common stockholders will receive four subscription rights for each share of common stock owned of record at the close of business on [], 2010.  Pursuant to Rule 457(g), no separate registration fee is required for the subscription rights since we are registering the subscription rights in the same registration statement as the underlying securities offered pursuant to such rights.

(2)	Calculated pursuant to Rule 457(a).

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED OCTOBER 5, 2010

Preliminary Prospectus

ZOOM TELEPHONICS, INC.

UP TO 7,923,912 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THE SUBSCRIPTION RIGHTS

Zoom Telephonics, Inc. is distributing at no charge to the holders of our common stock, par value $0.01 per share, on [], 2010, which we refer to as the record date, subscription rights to purchase up to 7,923,912 shares of our common stock at a subscription price equal to $0.25 per share.

You will receive four subscription rights for each share of our common stock that you owned as of 5:00 p.m., New York City time, on [], 2010.  Subscribers who exercise their rights in full may over-subscribe for additional shares, subject to certain limitations, to the extent shares are available.

The subscription rights are exercisable beginning on the date of this prospectus and continuing until 5:00 p.m., New York City time on [], 2010.  The subscription rights will expire and will have no value if they are not exercised prior to this time.  We may extend the period for exercising subscription rights in our sole discretion.  Any subscription rights not exercised by the expiration date will expire worthless without any payment to the holders of those unexercised subscription rights. There is no minimum subscription amount required for consummation of this rights offering.

If you timely exercise your basic subscription right and other stockholders do not exercise their basic subscription rights, then you will be entitled to exercise an over-subscription privilege, subject to certain limitations and subject to allotment, to purchase unsubscribed shares at the same subscription price of $0.25 per share. To the extent that you properly exercise your over-subscription privilege for a number of shares that exceeds the number of unsubscribed shares that may be available to you, any excess subscription payments received by the subscription agent, StockTrans, Inc. (the “Subscription Agent” or “StockTrans”), will be returned to you, without interest, as soon as practicable following the expiration of the rights offering. Funds received from subscribers in the rights offering will be held in escrow by the Subscription Agent until the rights offering is completed or canceled.

We may cancel the rights offering at any time prior to the [], 2010 expiration of the rights offering for any reason. In the event that we cancel the rights offering, all subscription payments received by the Subscription Agent will be returned, without interest or deduction, as soon as practicable.

You should carefully consider whether to exercise your subscription rights prior to the [], 2010 expiration of the rights offering. All exercises of subscription rights are irrevocable. Shareholders who do not participate in the rights offering will continue to own the same number of shares, but will own a smaller percentage of the total shares outstanding to the extent that other shareholders participate in the rights offering.  Our board of directors is making no recommendation regarding your exercise of the subscription rights.

Our common stock is quoted on the National Association of Securities Dealers Over-the-Counter Bulletin Board under the symbol “ZMTP.OB”. The last reported sales price of our shares of common stock on September 29, 2010 was $0.30 per share. The shares of our common stock issued in connection with this rights offering will continue to be quoted on the Over-the-Counter Bulletin Board under the ticker symbol “ZMTP.OB.”

The purpose of this rights offering is to raise equity capital in a cost-effective manner that allows all shareholders to participate. The net proceeds will be used for anticipated working capital needs and general corporate purposes.  We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that we believe are complementary to our own. However, we have no definitive agreements nor are we engaged in any preliminary discussions to acquire or invest in any business, product or technology nor have we identified any specific transaction to pursue. See “Use of Proceeds.” Three of our stockholders, Frank Manning, Peter Kramer, and T. Patrick Manning, have indicated to us that they intend to exercise all of their respective subscription rights and may exercise certain oversubscription rights up to the maximum number of rights they can exercise without endangering the availability of the Company’s net operating loss carry-forwards under Section 382 of the Internal Revenue Code.  We reserve the right to limit the exercise of rights by certain shareholders in order to protect against an unexpected “ownership change” for federal income tax purposes. This may affect our ability to receive proceeds in the rights offering.

	Per Share	Total
Purchase Price	$0.25	$1,980,978
Estimated Expenses		$34,142
Net Proceeds to Us		$1,946,836

This is not an underwritten offering.  The securities are being offered directly by us without the services of an underwriter or selling agent.

Our principal executive office is located at 207 South Street, Boston, MA 02111. Our telephone number at that address is (617) 423-1072. Our website is located at http://www.zoomtel.com.

INVESTING IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 12 OF THIS PROSPECTUS BEFORE EXERCISING YOUR RIGHTS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Our securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.

The date of this prospectus is October 5, 2010.

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not, and have not authorized anyone else, to provide you with different or additional information. We are not making an offer of securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus regardless of its time of delivery, and you should not consider any information in this prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities.

As used in this prospectus, “Zoom Telephonics,” “Zoom,”  “Company,” “we,” “our” and “us” refer to Zoom Telephonics, Inc. unless stated otherwise or the context requires otherwise.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Throughout this prospectus we make “forward-looking statements,” as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include the words “may,” “would,” “could,” “likely,” “estimate,” “intend,” “plan,” “continue,” “believe,” “expect” or “anticipate” and similar words as well as our acquisition, development and expansion plans, objectives or expectations and our liquidity projections. These forward-looking statements generally relate to our plans, objectives, prospects and expectations for future operations and results and are based upon what we consider to be reasonable future estimates. Although we believe that our plans, objectives, prospects and expectations reflected in, or suggested by, such forward-looking statements are reasonable at the present time, we may not achieve or we may modify them from time to time. Furthermore, there is no assurance that any positive trends suggested or referred to in such statements will continue. Any forward-looking statements made in this prospectus are made as of the date of this prospectus and we assume no obligation to update the forward-looking statements.  You should read this prospectus thoroughly, including the factors described in the “Risk Factors” section of this prospectus for information regarding risk factors that could affect our results with the understanding that actual future results may be materially different from what we expect. You should understand that it is not possible to predict or identify all such risks and uncertainties.  Consequently, you should not consider these risks and uncertainties to be a complete discussion of all potential risks and uncertainties associated with an investment in us or our securities.  We will not update forward-looking statements even though our situation or plans may change in the future, unless applicable law requires us to do so.

PROSPECTUS SUMMARY

The following summary provides an overview of certain information about Zoom and this offering and may not contain all the information that is important to you. This summary is qualified in its entirety by, and should be read together with, the information contained in other parts of this prospectus and the documents we incorporate by reference. You should carefully review this entire prospectus, including the matters discussed in “Risk Factors” beginning on page 21 of our Annual Report on Form 10-K, and our most recent Quarterly Report on Form 10-Q before making a decision about whether to invest in our securities.

Our Company

Zoom Telephonics, Inc. was incorporated in Delaware on March 25, 1993.  Zoom was formerly the operating subsidiary of Zoom Technologies, Inc.  With Zoom Technologies, Inc., Zoom initially designed, produced, and sold telephone products.  Zoom grew its business primarily based on the sale of dial-up modems, reaching peak sales of approximately $100 million in the late nineties.  As computers began to include dial-up modems and as broadband modems began to compete with dial-up modems, Zoom’s sales shrank even though Zoom introduced broadband modems.  On reason was the fact that broadband modems are typically supplied by the broadband service provider, whereas dial-up modems were not.  Very recently Zoom’s sales have begun to rise again, as Zoom has broadened its product line to include dial-up modems, cable modems, ADSL modems and routers, 3G modems and routers, Bluetooth and WiFi compatible wireless products, and VoIP (Voice over Internet Protocol) products.

On January 28, 2009, Zoom Technologies, Inc. entered into a Share Exchange Agreement (the “Agreement”) with Tianjin Tong Guang Group Digital Communication Co., Ltd (“TCB Digital”), TCB Digital’s majority shareholder, Gold Lion Holding Limited (“Gold Lion”) and Lei Gu, a shareholder of Gold Lion. On May 12, 2009, the parties amended the Agreement to, among other actions, add Songtao Du, a shareholder of Gold Lion, as a party to the Agreement. On September 22, 2009, pursuant to the Agreement, Zoom Technologies acquired all the outstanding shares of Gold Lion. In addition, as part of the transaction, Zoom Technologies spun off its then-current business, which consisted of its ownership of Zoom Telephonics, (the “Communications Business”) to its stockholders, by distributing and transferring its assets and liabilities to Zoom Telephonics and issuing a dividend of the Zoom Telephonics’ shares to its stockholders.

 Upon the completion of the spin-off, Zoom Telephonics became a separate publicly-traded company listed on the Over-the-Counter Bulletin Board (the “OTCBB”).

We describe in this prospectus the Communications Business transferred to Zoom Telephonics by Zoom Technologies in connection with the spin-off as though the Communications Business were our business for all historical periods described. References in this prospectus to the historical assets, liabilities, products, business or activities of our business are intended to refer to the historical assets, liabilities, products, business or activities of the Communications Business as those were conducted as part of Zoom Technologies prior to the date of the spin-off.

Our common stock is traded in the over-the-counter market and is quoted on the OTCBB under the ticker symbol “ZMTP.OB.”

Our principal executive offices are located at 207 South Street, Boston, MA 02111. Our telephone number is (617) 423-1072. Our web site is http://www.zoomtel.com. Information contained on our web site does not constitute a part of this prospectus.

The Rights Offering

For a more complete description of the terms of this rights offering, see “The Rights Offering” beginning on page 21.

Subscription Rights
We will distribute to each stockholder of record on [], 2010 at no charge, four non-transferable subscription rights for each share of our common stock then owned. The rights will be evidenced by subscription rights certificates.

Each subscription right will entitle the holder to purchase one share of our common stock at a price equal to $0.25 per share.  The subscription price shall be paid in cash.

Shares	If the rights offering is fully subscribed, we will issue a total of 7,923,912 shares of our common stock and the gross proceeds from the offering would be approximately $1,980,978 million.

Subscription Price	$0.25 per share, which shall be paid in cash.

Record Date	[], 2010

Expiration Date
5:00 p.m., New York City time, on [], 2010, subject to extension or earlier termination, but in no event shall such extension extend beyond [], 2010, and if the rights offering is extended all subscriptions received prior to such extension shall be irrevocable.  After the expiration date, the subscription rights will expire and will have no value.

Basic Subscription Right
For each subscription right you own, you will have the basic subscription right to purchase one share of our common stock at the subscription price.  You may exercise some or all of your basic subscription rights, or you may choose not to exercise any of your basic subscription rights.

Oversubscription Right
If you elect to fully exercise your basic subscription right, you may also subscribe for additional shares of our common stock at the same subscription price per share.  If there are insufficient shares available to fully satisfy all oversubscription right requests, the available shares will be distributed proportionately among rights holders who exercise their oversubscription right based on the number of shares each rights holder subscribed for under the basic subscription right.  In addition, the Company may limit the rights which you may exercise in order not to endanger the availability of the Company’s net operating loss carry-forwards under Section 382 of the Internal Revenue Code.  The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the subscription period.

Rights are not Transferable
The subscription rights are not transferable, other than to affiliates (i.e. entities which control the recipient or are controlled by or under common control with the recipient) of the recipient or by operation of law (i.e. a transfer of rights to the estate of the recipient upon the death of the recipient would be permitted or any transfers permitted under applicable state law).

Amendment, Extension and Termination
We may extend the expiration date at any time after the record date, but in no event shall such extension extend beyond [], 2010, and if the rights offering is extended all subscriptions received prior to such extension shall be irrevocable. We may amend or modify the terms of the rights offering at any time prior to the expiration date, including if we extend the rights offering up until [], 2010. We also reserve the right to terminate the rights offering at any time prior to the expiration date for any reason, in which event all funds received in connection with the rights offering will be returned without interest or deduction to those persons who exercised their subscription rights. We will extend the duration of the rights offering as required by applicable law, and may choose to extend the rights offering if we decide that changes in the market price of our common stock warrant an extension or if we decide that the degree of participation in this rights offering by holders of our common stock is less than the level we desire.

Fractional Shares	We will not issue fractional shares, but rather will round up or down the aggregate number of shares you are entitled to receive to the nearest whole number.

Procedure for Exercising Rights
You may exercise your subscription rights by properly completing and executing your rights certificate and delivering it, together with the subscription price for each share for which you subscribe, to the subscription agent on or prior to the expiration date. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under “The Rights Offering — Guaranteed Delivery Procedures” beginning on page 25.

No Revocation
Once you submit the form of rights certificate to exercise any subscription rights, you may not revoke or change your exercise or request a refund of monies paid. All exercises of rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable.

Payment Adjustments
If you send a payment that is insufficient to purchase the number of shares requested, or if the number of shares requested is not specified in the rights certificate, the payment received will be applied to exercise your subscription rights to the extent of the payment. If the payment exceeds the amount necessary for the full exercise of your subscription rights, including any oversubscription rights exercised and permitted, the excess will be returned to you as soon as practicable in cash. You will not receive interest or a deduction on any payments refunded to you under the rights offering.

Limitation on Ability to Exercise Rights	We have implemented certain protection mechanisms and reserve the right to limit the exercise of oversubscription rights by certain shareholders in order to protect against an unexpected “ownership change” for federal income tax purposes. See “The Rights Offering—Protection Mechanics.” By signing the subscription certificate and exercising your right, you are agreeing that:

• the following protection mechanics are valid, binding and enforceable against such shareholder:

¡      by purchasing shares of common stock, each subscriber will represent to us that they will not be, after giving effect to the purchase of the common stock, an owner, either direct or indirect, record or beneficial, or by application of Section 382 attribution provisions summarized above, of more than 99,000 shares of our common stock;

¡      if an exercise would result in the subscriber owning more than 99,000 shares of our common stock, the subscriber must notify the subscription agent at the telephone number set forth under the heading “Subscription Agent;”

¡      if requested, each subscriber will be required to provide us with additional information regarding the amount of common stock that the subscriber owns;

¡      we have the right to instruct the subscription agent to refuse to honor any exercise of rights by 5% shareholders or a subscriber’s exercise to the extent an exercise might, in our sole and absolute discretion, result in the subscriber owning 5% or more of our common stock;

• any purported exercise of rights in violation of the protection mechanics section will be void and of no force and effect; and

•      we have the right to void and cancel (and treat as if never exercised) any exercise of rights, and shares issued pursuant to an exercise of rights, if any of the agreements, representations or warranties of a subscriber in the subscription documents are false.

In order to participate in the rights offering you must execute the subscription agreement. The protection mechanisms described above are binding and enforceable solely against those shareholders who properly execute the subscription agreement and the protection mechanisms relate solely to the exercise by shareholders of rights in this offering and do not restrict a shareholders’ ability to purchase shares other than in this offering.

How Rights Holders Can Exercise Rights Through Others
If you hold our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owners Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

How Foreign Stockholders and Other Stockholders Can Exercise Rights
The subscription agent will not mail rights certificates to you if you are a stockholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. Instead, we will have the subscription agent hold the subscription rights certificates for your account. To exercise your rights, you must notify the subscription agent prior to 11:00 a.m., New York City time, at least three business days prior to the expiration date, and establish to the satisfaction of the subscription agent that it is permitted to exercise your subscription rights under applicable law. If you do not follow these procedures by such time, your rights will expire and will have no value.

Material United States Federal Income Tax Consequences
A holder will not recognize income or loss for United States Federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. For a detailed discussion, see “Material United States Federal Income Tax Consequences” beginning on page 69 You should consult your tax advisor as to the particular consequences to you of the rights offering.

Issuance of Our Common Stock	We will issue certificates representing common stock purchased in the rights offering as soon as practicable after the expiration of the rights offering.

Conditions	See “The Rights Offering—Conditions to the Rights Offering.”

No Board Recommendation
Our Board of Directors is making no recommendations regarding your exercise of the subscription rights.  An investment in shares of our common stock must be made according to your evaluation of your own best interests and after considering all of the information herein, including the “Risk Factors” section of this prospectus.

Use of Proceeds
The net proceeds from this rights offering (up to approximately $1.9 million after deducting estimated offering expenses) is expected to be used for working capital needs and general corporate purposes. We may also use a portion, if available, of the net proceeds to acquire or invest in businesses, products and technologies that we believe are complementary to our own. However, we have no definitive agreements nor are we engaged in any preliminary discussions to acquire or invest in any business, product or technology nor have we identified any specific transaction to pursue. Pending these uses, the net proceeds will be invested in investment-grade, interest-bearing securities.

Subscription Agent	StockTrans, Inc.

Shares of Common Stock Outstanding Before the Rights Offering	As of September 24, 2010, 1,980,978 shares of our common stock were outstanding.

Shares of Common Stock Outstanding After Completion of the Rights Offering
We will issue up to 7,923,912 shares of our common stock in the rights offering, depending on the number of subscription rights that are exercised. Assuming there are no changes in the number of outstanding shares of our common stock prior to the expiration of the rights offering period, and based on the number of shares of our common stock outstanding as of September 24, 2010, if we issue all 7,923,912 shares of our common stock available for the exercise of subscription rights in the rights offering, we would have 9,904,890 shares of our common stock outstanding following the completion of the rights offering.

Risk Factors
Stockholders considering making an investment by exercising subscription rights in the rights offering should carefully read and consider the information set forth in the section entitled “Risk Factors” beginning on page 12 of this prospectus, together with the other information contained in this prospectus, and information contained under the heading “Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended December 31, 2009, filed with the SEC and any updates of those Risk Factors contained in our Quarterly Reports on Form 10-Q, before making a decision to invest in the rights offering.

For additional information concerning the rights offering, see “The Rights Offering,” beginning on page 21.

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

The following are questions that we anticipate you may have about this rights offering. The answers are based on selected information from this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about whether to exercise your subscription rights. We urge you to read the entire prospectus.

 Exercising the rights and investing in our securities involves a high degree of risk. We urge you to carefully read the section entitled “Risk Factors” beginning on page 12 of this prospectus, as well as the other sections of this prospectus in their entirety before you decide whether to exercise your rights.

Q: What is the rights offering?

A: We are distributing, at no cost or charge to our stockholders, subscription rights, which we also refer to as rights, consisting of a basic subscription right to purchase shares of our common stock and an over-subscription right to purchase additional shares of our common stock. These rights are not transferable. Holders of our common stock will receive four basic subscription rights for each share of common stock held of record as of 5:00 p.m., New York City time, on [], 2010, the record date of this rights offering. The subscription rights will be evidenced by subscription rights certificates. Each basic subscription right will entitle you to purchase one share of our common stock at a subscription price equal to $0.25 per share. You may exercise any number of your basic subscription rights, or you may choose not to exercise any basic subscription rights. We will not distribute fractional subscription rights, but instead we will round up or down the aggregate number of shares you are entitled to receive to the nearest whole number.

A rights offering is an opportunity for you to purchase additional shares of common stock at a fixed price and in an amount at least proportional to your existing interest in the Company.  If you exercise your basic subscription rights in full, you will then be entitled to exercise your over-subscription rights.  This enables you to maintain or possibly increase your current percentage ownership of the Company.

Q: What is the basic subscription right?

A: Each subscription right evidences a right to purchase one share of our common stock at a subscription price of $0.25 per share.  The subscription rights are not transferable.

Q: What is the oversubscription right?

A: We do not expect all of our shareholders to exercise all of their basic subscription rights. The oversubscription right provides shareholders that exercise all of their basic subscription rights the opportunity to subscribe for additional shares of our common stock at the same subscription price per share, if any shares are not purchased by other holders of subscription rights under the basic subscription rights as of the expiration date of the rights offering.  If an insufficient number of shares are available to fully satisfy all oversubscription right requests, the available shares will be distributed proportionately among rights holders who exercise their oversubscription right based on the number of shares each rights holder subscribed for under the basic subscription right. The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the subscription period.

Q: Why are we engaging in a rights offering and how will we use the proceeds from the rights offering?

A: The purpose of this rights offering is to raise equity capital in a cost-effective manner that allows all shareholders to participate. The net proceeds from this rights offering (up to approximately $2 million) is expected to be used for working capital needs and general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that we believe are complementary to our own. However, we have no definitive agreements nor are we engaged in any preliminary discussions to acquire or invest in any business, product or technology nor have we identified any specific transaction to pursue. See “Use of Proceeds.”

Q: Am I required to subscribe in the rights offering?

A: No.

Q: How was the $0.25 per share subscription price established?

A: Our board of directors determined that the subscription price should be designed to, among other things, provide an incentive to our current shareholders to exercise their rights. Other factors considered in setting the subscription price included the amount of proceeds desired, our need for equity capital, alternatives available to us for raising equity capital, the historic and current market price and liquidity of our common stock, the pricing of similar transactions, the historic volatility of the market price of our common stock, the historic trading volume of our common stock, our business prospects, our recent and anticipated operating results and general conditions in the securities market.

The subscription price does not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, losses, financial condition, or any other established criteria for valuing the Company. Because the subscription price is a set price, it may be above the actual trading price of our common stock during the period the rights offering is effective and after such period if the trading price is above the subscription price, it may be advantageous for stockholders to purchase additional shares of our common stock on the OTCBB rather than pursuant to this rights offering. We cannot assure you that the trading price of our common stock will not decline during or after this rights offering. We also cannot assure you that you will be able to sell shares purchased in this offering at a price equal to or greater than the subscription price. We do not intend to change the subscription price in response to changes in the trading price of our common stock prior to the closing of this rights offering. You should not consider the subscription price as an indication of the value of the Company or our common stock.

Q: Who will receive subscription rights?

A: All holders of our common stock, including affiliates, will receive four subscription rights for each share of common stock owned as of [], 2010, the record date.

Q: How many shares may I purchase if I exercise my subscription rights?

A: You will receive four subscription rights for each share of our common stock that you owned on [], 2010, the record date. Each subscription right evidences a right to purchase one share of our common stock at a subscription price of $0.25 per share.  You may exercise any number of your subscription rights.

Q: What happens if I choose not to exercise my subscription rights?

A: If you choose not to exercise your subscription rights you will retain your current number of shares of common stock of the Company. However, the percentage of the common stock of the Company that you own will decrease and your voting rights and other rights will be diluted if and to the extent that other shareholders exercise their subscription rights. Your subscription rights will expire and have no value if they are not exercised prior to 5:00 p.m., New York City time, on [], 2010, subject to extension, the expiration date.

Q: Does the company need to achieve a certain participation level in order to complete the rights offering?

A: No. We may choose to consummate, amend, extend or terminate the rights offering regardless of the number of shares actually purchased.

Q: Can the Company terminate the rights offering?

A: Yes. Our board of directors may decide to terminate the rights offering at any time prior to the expiration of the rights offering, for any reason. If we cancel the rights offering, any money received from subscribing shareholders will be refunded as soon as practicable, without interest or a deduction on any payments refunded to you under the rights offering. See “The Rights Offering—Expiration of the Rights Offering and Extensions, Amendments and Termination.”

Q: May I transfer my subscription rights if I do not want to purchase any shares?

A: No. Should you choose not to exercise your rights, you may not sell, give away or otherwise transfer your rights. However, rights will be transferable to affiliates of the recipient and by operation of law, for example, upon the death of the recipient.

Q: When will the rights offering expire?

A: The subscription rights will expire and will have no value, if not exercised prior thereto, at 5:00 p.m., New York City time, on [], 2010, unless we decide to extend the rights offering expiration date until some later time. In no event shall such extension extend beyond [], 2010. See “The Rights Offering—Expiration of the Rights Offering and Extensions, Amendments and Termination.” The subscription agent must actually receive all required documents and payments before the expiration date. There is no maximum duration for the rights offering.

Q: How do I exercise my subscription rights?

A: You may exercise your subscription rights by properly completing and executing your rights certificate and delivering it, together with the subscription price for each share of common stock you subscribe for, to the subscription agent on or prior to the expiration date. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures” beginning on page 25. If you hold shares of our common stock through a broker, custodian bank or other nominee, see “The Rights Offering—Beneficial Owners” beginning on page 26.

Q: What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, custodian bank or other nominee?

A: If you hold our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

Q: What should I do if I want to participate in the rights offering, but I am a shareholder with a foreign address or a shareholder with an APO or FPO address?

A: The subscription agent will not mail rights certificates to you if you are a shareholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. To exercise your rights, you must notify the subscription agent prior to 11:00 a.m., New York City time, at least three business days prior to the expiration date, and establish to the satisfaction of the subscription agent that it is permitted to exercise your subscription rights under applicable law. If you do not follow these procedures by such time, your rights will expire and will have no value.

Q: Will I be charged a sales commission or a fee if I exercise my subscription rights?

A: We will not charge a brokerage commission or a fee to rights holders for exercising their subscription rights. However, if you exercise your subscription rights through a broker, dealer or nominee, you will be responsible for any fees charged by your broker, dealer or nominee.

Q: Are there any conditions to my right to exercise my subscription rights?

A: Yes. The rights offering is subject to certain limited conditions. Please see “The Rights Offering—Conditions to the Rights Offering.”

Q: Has the board of directors made a recommendation regarding the rights offering?

A: Neither we, nor our board of directors is making any recommendation as to whether or not you should exercise your subscription rights. You are urged to make your decision based on your own assessment of the rights offering, after considering all of the information herein, including the “Risk Factors” section of this document, and of your best interests.

Q: Have any shareholders indicated they will exercise their rights?

A: Yes. Frank Manning, Peter Kramer, and T. Patrick Manning have indicated to the Company that they intend to exercise part or all of their basic subscription rights, but have not made any formal commitment to do so.  The amount of rights which these stockholders can actually exercise in the offering without jeopardizing the Company’s net operating losses and capital loss carryforwards will depend on the actual number of rights exercised by unaffiliated third parties. Depending on the level of participation in the rights offering, the exercise by these stockholders of their basic subscription rights and oversubscription rights may result in such stockholders being able to exercise substantial control over matters requiring shareholder approval upon completion of the offering. Please see the “Risk Factors” section of this prospectus for more information. In general, Section 382 of the Internal Revenue Code will limit the carryover of a corporation’s net operating loss and tax credit carryovers if certain shareholders increase their percentage ownership interest in the corporation by more than 50 percentage points over a three year testing period.

Q: Is exercising my subscription rights risky?

A: The exercise of your subscription rights involves significant risks. Exercising your rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors,” beginning on page 12.

Q: How many shares will be outstanding after the rights offering?

A: The number of shares of common stock that will be outstanding after the rights offering will depend on the number of shares that are purchased in the rights offering. If all subscription rights are exercised, we will issue 7,923,912 shares of common stock and will have 9,904,890 shares of common stock outstanding after the rights offering.

Q: What will be the proceeds of the rights offering?

A: If all subscription rights are exercised, we will receive gross proceeds of $1,980,978.  We are offering shares of our common stock in the rights offering with no minimum purchase requirement. As a result, there is no assurance we will be able to sell all or any of the shares being offered, and it is not likely that all of our shareholders will participate in the rights offering. We reserve the right to limit the exercise of rights by certain shareholders in order to protect against an unexpected “ownership change” for federal income tax purposes. This may affect our ability to receive gross proceeds of up to $1,980,978 in the rights offering

Q: After I exercise my rights, can I change my mind and cancel my purchase?

A: No. Once you exercise and send in your subscription rights certificate and payment you cannot revoke the exercise of your subscription rights, even if you later learn information about the Company that you consider to be unfavorable and even if the market price of our common stock falls below the $0.25 per share subscription price. You should not exercise your subscription rights unless you are certain that you wish to purchase the shares of our common stock at a price of $0.25 per share. See “The Rights Offering—No Revocation or Change.”

Q: What are the material United States Federal Income Tax consequences of exercising my subscription rights?

A: A holder should not recognize income or loss for United States Federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. For a detailed discussion, see “Material United States Federal Income Tax Consequences.” You should consult your tax advisor as to the particular consequences to you of the rights offering.

Q: If the rights offering is not completed, for any reason, will my subscription payment be refunded to me?

A: Yes. If the rights offering is not completed, for any reason, any money received from subscribing shareholders will be refunded as soon as practicable, without interest or deduction.

Q: If I exercise my subscription rights, when will I receive the shares of common stock I purchased in the rights offering?

A: We will deliver certificates representing the shares of our common stock purchased in the rights offering as soon as practicable after the expiration of the rights offering and after all pro rata allocations and adjustments have been completed. We will not be able to calculate the number of shares to be issued to each exercising holder until 5:00 p.m., New York City time, on the third business day after the expiration date of the rights offering, which is the latest time by which subscription rights certificates may be delivered to the subscription agent under the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures.”

Q: To whom should I send my forms and payment?

A: If your shares are held in the name of a broker, dealer or other nominee, then you should send your subscription documents, rights certificate and payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate and payment by hand delivery, first class mail or courier service to StockTrans, Inc, the subscription agent. The address for delivery to the subscription agent is as follows:

If delivering by Hand/Mail/Overnight Courier:

StockTrans, Inc, a Broadridge Company
44 West Lancaster Avenue
Attn: Subscription Dept
Ardmore, PA 19003

Checks should be made payable to: “StockTrans,Inc as Subscription Agent for Zoom Telephonics, Inc.”.  Wires may be sent to:  FirsTrust Bank, 1931 Cottman Ave, Philadelphia, PA 19111. ABA 236073801, account# 701300055, account name: StockTrans.

Your delivery other than in the manner or to the address listed above will not constitute valid delivery.

Q: What if I have other questions?

A: If you have other questions about the rights offering, please contact our President and CEO, Frank Manning by using the investor phone number at 617-753-0897.

FOR A MORE COMPLETE DESCRIPTION OF THE RIGHTS OFFERING, SEE “THE RIGHTS OFFERING” BEGINNING ON PAGE 21.

RISK FACTORS

An investment in our common stock involves and high degree of risk.  Prospective investors should carefully consider the following risk factors, together with the other information contained in this Prospectus, including our financial statements and the notes thereto, in evaluating the Company and its business before purchasing our securities. In particular, prospective investors should note that this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) and that actual results could differ materially from those contemplated by such statements. The factors listed below represent certain important factors which we believe could cause such results to differ. These factors are not intended to represent a complete list of the general or specific risks that may affect us. Other risks may be significant, presently or in the future, and the risks set forth below may affect us to a greater extent than indicated. Many factors, including those described below, could cause actual results to differ materially from those discussed in forward-looking statements.

Risks Related or Our Company

To stay in business we will likely require additional funding, and we may be unable to obtain this funding on favorable terms, if at all.

Over the next twelve months we will likely require additional financing to fund our operations. We currently have no line of credit from which we can borrow. Even if we successfully raise funds through this rights offering, there is not assurance we will have sufficient funds to fund our operations.  Additional financing may not be available to us on a timely basis if at all, or on terms acceptable to us. If we fail to obtain acceptable additional financing when needed, we may not have sufficient resources to fund our normal operations which would have a material adverse effect on our business.

The audit report on our 2009 financial statements states that there is substantial doubt about our ability to continue as a going concern.

The audit report on our audited financial statements for the fiscal year ended December 31, 2009 contains a explanatory paragraph regarding our ability to continue as a going concern.  This indicates that the auditor believes  there is substantial doubt as to our ability to continue as a going concern due to the risk that we may not have sufficient cash and liquid assets at December 31, 2009 to cover our operating and capital requirements for the next twelve-month period and if sufficient cash cannot be obtained we would have to substantially alter our operations, or we may be forced to discontinue operations.  Such an audit report may limit our ability to access certain types of financing.

The market for high-speed communications products and services has many competing technologies and, as a result, the demand for certain of our products and services is uncertain.

Industry analysts believe that the market for dial-up modems will continue to decline, though it is possible that our share of this declining business will increase if retailers’ share of this business increases. If we are unable to increase sales of our broadband modems, we may be unable to sustain or grow our business. The market for high-speed communications products and services has a number of competing technologies, including high-speed access using ADSL modems, cable modems, 3G modems, WiMax modems, and other technologies.

Although we currently sell products that include all these technologies except WiMax, our most successful products have historically been our dial-up modems. The introduction of new products by competitors, market acceptance of competing products based on new or alternative technologies, or the emergence of new industry standards have in the past rendered and could continue to render our products less competitive or even obsolete. For example, these factors have caused the market for our dial-up modems to shrink over the past 12 years. If we are unable to increase demand for our broadband modems, we may be unable to sustain or grow our business.

Our reliance on a limited number of customers for a large portion of our revenues could materially harm our business and prospects.

Relatively few customers have accounted for a substantial portion of the Company’s net sales.  During 2009 two customers each accounted for 10% or more of our total net sales.  Together these two customers accounted for 40% of our total net sales. Our customers generally do not enter into long-term agreements obligating them to purchase our products. We may not continue to receive significant revenues from any of these or from other large customers. Because of our significant customer concentration, our net sales and operating income could fluctuate significantly due to changes in political or economic conditions or the loss of, reduction of business with, or less favorable terms for any of our significant customers. A reduction or delay in orders from any of our significant customers, or a delay or default in payment by any significant customer could materially harm our business, results of operation and liquidity.

We may be unable to produce sufficient quantities of our products because we obtain key components from, and depend on, sole or limited source suppliers.

We obtain certain key parts, components, and equipment from sole or limited sources of supply. For example, we purchase the vast majority of our dial-up modem chipsets from Conexant Systems.  In the past we have experienced delays in receiving shipments of modem chipsets from our sole source suppliers. We may experience similar delays in the future. In addition, some products may have other components that are available from only one source. If we are unable to obtain a sufficient supply of components from our current sources, we would experience difficulties in obtaining alternative sources or in altering product designs to use alternative components. Resulting delays or reductions in product shipments could damage relationships with our customers, and our customers could decide to purchase products from our competitors. Inability to meet our customers’ demand or a decision by one or more of our customers to purchase products from our competitors could harm our operating results.

Fluctuations in the foreign currency exchange rates in relation to the U.S. dollar could have a material adverse effect on our operating results.

Changes in currency exchange rates that increase the relative value of the U.S. dollar may make it more difficult for us to compete with foreign manufacturers on price, may reduce our foreign currency denominated sales when expressed in dollars, or may otherwise have a material adverse effect on our sales and operating results. A significant increase in our foreign currency denominated sales would increase our risk associated with foreign currency fluctuations. A weakness in the U.S. dollar relative to the Mexican peso and various Asian currencies especially the Chinese renminbi could increase our product costs. Fluctuations in the currency exchange rates have, and may continue to, adversely affect our operating results.

The recent financial crisis and current uncertainty in global economic conditions could negatively affect our business, results of operations, and financial condition.

The recent financial crisis and the current uncertainty in global economic conditions have resulted in a tightening in the credit markets, a low level of liquidity in many financial markets, and extreme volatility in credit, equity and fixed income markets. There could be a number of follow-on effects from these economic developments on our business, including unavailability of credit, insolvency of key suppliers resulting in product delays; customer insolvencies; rapid changes to the foreign currency exchange rates; decreased customer confidence; and decreased customer demand.  Any of these events, or any other events caused by the recent financial crisis, may have a material adverse effect on our business, operating results, and financial condition.

Capacity constraints in our Mexican operations could reduce our sales and revenues and hurt customer relationships.

We rely on our Mexican operations to finish and ship most of the products we sell. Since moving our manufacturing operations to our Mexican facility we have experienced and may continue to experience constraints on our manufacturing capacity as we address challenges related to operating our new facility, such as hiring and training workers, creating the facility’s infrastructure, developing new supplier relationships, complying with customs and border regulations, and resolving shipping and logistical issues. Our sales and revenues may be reduced and our customer relationships may be impaired if we continue to experience constraints on our manufacturing capacity. We are working to minimize capacity constraints in a cost-effective manner, but there can be no assurance that we will be able to adequately minimize capacity constraints.

Our reliance on a business processing outsourcing partner to conduct our operations in Mexico could materially harm our business and prospects.

In connection with the move of most of our North American manufacturing operations to Mexico, we rely on a business processing outsourcing partner to hire, subject to our oversight, the production team for our manufacturing operation, provide the selected facility described above, and coordinate many of the ongoing manufacturing logistics relating to our operations in Mexico. Our outsourcing partner’s related functions include acquiring the necessary Mexican permits, providing the appropriate Mexican operating entity, assisting in customs clearances, and providing other general assistance and administrative services in connection with the ongoing operation of the Mexican facility. Our outsourcing partner’s performance of these obligations efficiently and effectively is critical to the success of our operations in Mexico. Failure of our outsourcing partner to perform its obligations efficiently and effectively could result in delays, unanticipated costs or interruptions in production, delays in deliveries to our customers or other harm to our business, results of operation, and liquidity. Moreover, if our outsourcing arrangement is not successful, we cannot assure our ability to find an alternative production facility or outsourcing partner to assist in our operations in Mexico or our ability to operate successfully in Mexico without outsourcing or similar assistance.

Less advantageous terms of sale of our products could harm our business.

We entered into a consignment arrangement with a significant retailer customer in October 2006. In connection with this arrangement ownership of all unsold products previously purchased from Zoom reverted to us in November 2006. Under the consignment arrangement we do not recognize revenue from the sale of a product until the retailer actually sells such product to its customer. The consignment arrangement also results in a delay in the dating of invoices, the recognition of accounts receivable, and the due dates for payment by the retailer for goods sold. If additional significant customers adopt similar arrangements or otherwise change the terms of sale, our business, results of operation and liquidity will be harmed.

We believe that our future success will depend in large part on our ability to more successfully penetrate the broadband modem markets, which have been challenging markets with significant barriers to entry.

We believe that our future success will depend in large part on our ability to more successfully penetrate the broadband modem markets. These markets have significant barriers to entry that have adversely affected our sales to these markets. Although some cable and DSL modems are sold at retail, the high volume purchasers of these modems are concentrated in a relatively few large cable, telecommunications, and Internet service providers which offer broadband modem services to their customers. These customers also have extensive and varied approval processes for modems to be approved for use on their network. These approvals are expensive, time consuming, and continue to evolve. Successfully penetrating the broadband modem market therefore presents a number of challenges including: the current limited retail market for broadband modems; the relatively small number of cable, telecommunications and Internet service provider customers that make up the bulk of the market for broadband modems in certain countries, including the United States; the significant bargaining power of these large volume purchasers; the time consuming, expensive, uncertain and varied approval process of the various cable service providers; and the strong relationships with cable service providers enjoyed by incumbent cable equipment providers like Motorola and Cisco.  Our sales of broadband products have been adversely affected by all of these factors.

If we fail to meet changing customer requirements and emerging industry standards, there would be an adverse impact on our ability to sell our products and services.

The market for PC communications products and high-speed broadband access products and services is characterized by aggressive pricing practices, continually changing customer demand patterns, rapid technological advances, emerging industry standards and short product life cycles. Some of our product and service developments and enhancements have taken longer than planned and have delayed the availability of our products and services, which adversely affected our sales and profitability in the past. Any significant delays in the future may adversely impact our ability to sell our products and services, and our results of operations and financial condition may be adversely affected. Our future success will depend in large part upon our ability to: identify and respond to emerging technological trends and industry standards in the market; develop and maintain competitive products that meet changing customer demands; enhance our products by adding innovative features that differentiate our products from those of our competitors; bring products to market on a timely basis; introduce products that have competitive prices; manage our product transitions, inventory levels and manufacturing processes efficiently; respond effectively to new technological changes or new product announcements by others; and meet changing industry standards.

Our product cycles tend to be short, and we may incur significant non-recoverable expenses or devote significant resources to sales that do not occur when anticipated. Therefore, the resources we devote to product development, sales and marketing may not generate material net sales for us. In addition, short product cycles have resulted in and may in the future result in excess and obsolete inventory, which has had and may in the future have an adverse affect on our results of operations. In an effort to develop innovative products and technology, we have incurred and may in the future incur substantial development, sales, marketing, and inventory costs. If we are unable to recover these costs, our financial condition and operating results could be adversely affected. In addition, if we sell our products at reduced prices in anticipation of cost reductions and we still have higher cost products in inventory, our business would be harmed and our results of operations and financial condition would be adversely affected.

Our international operations are subject to a number of risks that could harm our business.

Currently our business is significantly dependent on our operations outside the United States, particularly sales of our products and the production of most of our products. All of our manufacturing operations except our rework operations are now located outside of the United States.  For the year 2009 sales outside North America were 16% of our net sales. The inherent risks of international operations could harm our business, results of operation, and liquidity. Specifically, our manufacturing operations in Mexico are subject to the challenges and risks associated with international operations, including those related to integration of operations across different cultures and languages, currency risk, and economic, legal, political and regulatory risks. In addition, fluctuations in the currency exchange rates have had, and may continue to have, an adverse effect on our operating results. The types of risks faced in connection with international operations and sales include, among others: regulatory and communications requirements and policy changes; currency exchange rate fluctuations, including, as a result of the move of our manufacturing operations to Mexico, changes in value of the Mexican peso relative to the US dollar; favoritism toward local suppliers; delays in the rollout of broadband services by cable and DSL service providers outside of the United States; local language and technical support requirements; difficulties in inventory management, accounts receivable collection and the management of distributors or representatives; cultural differences; reduced control over staff and other difficulties in staffing and managing foreign operations; reduced protection for intellectual property rights in some countries; political and economic changes and disruptions; governmental currency controls; shipping costs; and import, export, and tariff regulations

We may be subject to product returns resulting from defects or from overstocking of our products.  Product returns could result in the failure to attain market acceptance of our products, which would harm our business.

If our products contain undetected defects, errors, or failures, we could face delays in the development of our products, numerous product returns, and other losses to us or to our customers or end users. Any of these occurrences could also result in the loss of or delay in market acceptance of our products, either of which would reduce our sales and harm our business. We are also exposed to the risk of product returns from our customers as a result of contractual stock rotation privileges and our practice of assisting some of our customers in balancing their inventories. Overstocking has in the past led and may in the future lead to higher than normal returns.

If we fail to effectively manage our inventory levels, there could be a material and adverse affect on our liquidity and our business.

Due to rapid technological change and changing markets we are required to manage our inventory levels carefully to both meet customer expectations regarding delivery times and to limit our excess inventory exposure. In the event we fail to effectively manage our inventory our liquidity may be adversely affected and we may face increased risk of inventory obsolescence, a decline in market value of the inventory, or losses from theft, fire, or other casualty.

We may be unable to produce sufficient quantities of our products because we depend on third party manufacturers. If these third party manufacturers fail to produce quality products in a timely manner, our ability to fulfill our customer orders would be adversely impacted.

We use contract manufacturers and original design manufacturers for electronics manufacturing of most of our products. We use these third party manufacturers to help ensure low costs, rapid market entry, and reliability. Any manufacturing disruption could impair our ability to fulfill orders, and failure to fulfill orders would adversely affect our sales. Although we currently use four electronics manufacturers for the bulk of our purchases, in some cases a given product is only provided by one of these companies. The loss of the services of any of our significant third party manufacturers or a material adverse change in the business of or our relationships with any of these manufacturers could harm our business. Since third parties manufacture our products and we expect this to continue in the future, our success will depend, in part, on the ability of third parties to manufacture our products cost effectively and in sufficient quantities to meet our customer demand.

We are subject to the following risks because of our reliance on third party manufacturers: reduced management and control of component purchases; reduced control over delivery schedules, quality assurance and manufacturing yields; lack of adequate capacity during periods of excess demand; limited warranties on products supplied to us; potential increases in prices; interruption of supplies from assemblers as a result of a fire, natural calamity, strike or other significant event; and misappropriation of our intellectual property.

We face significant competition, which could result in decreased demand for our products or services.

We may be unable to compete successfully. A number of companies have developed, or are expected to develop, products that compete or will compete with our products. Furthermore, many of our current and potential competitors have significantly greater resources than we do. Intense competition, rapid technological change and evolving industry standards could result in less favorable selling terms to our customers, decrease demand for our products or make our products obsolete.  Our operating results and our ability to compete could be adversely affected if we are unable to: successfully and accurately anticipate customer demand; manage our product transitions, inventory levels, and manufacturing processes efficiently; distribute or introduce our products quickly in response to customer demand and technological advances; differentiate our products from those of our competitors; or otherwise compete successfully in the markets for our products.

New environmental regulations may increase our manufacturing costs and harm our business.

Environmental regulations, including European regulations and regulations by federal and state governments, including California, may impact our product costs or restrict our ability to ship certain products.

Changes in current or future laws or governmental regulations and industry standards that negatively impact our products, services and technologies could harm our business.

The jurisdiction of the Federal Communications Commission, or the FCC, extends to the entire United States communications industry including our customers and their products and services that incorporate our products. Our products are also required to meet the regulatory requirements of other countries throughout the world where our products and services are sold. Obtaining government regulatory approvals is time-consuming and very costly. In the past, we have encountered delays in the introduction of our products, such as our cable modems, as a result of government certifications. We may face further delays if we are unable to comply with governmental regulations. Delays caused by the time it takes to comply with regulatory requirements may result in cancellations or postponements of product orders or purchases by our customers, which would harm our business.

We may be unable to retain key employees or to hire future key employees

The loss of any of our executive officers or key product development personnel, the inability to attract or retain qualified personnel in the future, or delays in hiring skilled personnel could harm our business. Competition for skilled personnel is significant. We may be unable to attract and retain all the personnel necessary for the development of our business. In addition, the loss of Frank B. Manning, our president and chief executive officer, or some other member of the senior management team, a key engineer or salesperson, or other key contributors, could harm our relations with our customers, our ability to respond to technological change, and our business.

We may have difficulty protecting our intellectual property.

Our ability to compete is heavily affected by our ability to protect our intellectual property. We rely primarily on trade secret laws, confidentiality procedures, patents, copyrights, trademarks, and licensing arrangements to protect our intellectual property. The steps we take to protect our technology may be inadequate. Existing trade secret, trademark and copyright laws offer only limited protection. Our patents could be invalidated or circumvented. We have more intellectual property assets in some countries than we do in others. In addition, the laws of some foreign countries in which our products are or may be developed, manufactured or sold may not protect our products or intellectual property rights to the same extent as do the laws of the United States. This may make the possibility of piracy of our technology and products more likely. We cannot ensure that the steps that we have taken to protect our intellectual property will be adequate to prevent misappropriation of our technology.

We could infringe the intellectual property rights of others.

Particular aspects of our technology could be found to infringe on the intellectual property rights or patents of others. Other companies may hold or obtain patents on inventions or may otherwise claim proprietary rights to technology necessary to our business. We cannot predict the extent to which we may be required to seek licenses. We cannot assure that the terms of any licenses we may be required to seek will be reasonable. We are often indemnified by our suppliers relative to certain intellectual property rights; but these indemnifications do not cover all possible suits, and there is no guarantee that a relevant indemnification will be honored by the indemnifying party.

We may be required to satisfy certain indemnification obligations to Leimone United.

Under the terms of the Separation and Distribution Agreement and the Share Exchange Agreement, we agreed to indemnify Zoom Technologies (to be re-named Leimone United) and Gold Lion from and after the spin-off with respect to representation and warranties in such agreements and taxes related to the pre-distribution period. We are not aware of any existing indemnification obligations at this time, but any such indemnification obligations that may arise in the future could be significant. Our ability to satisfy these indemnities, if called upon to do so, will depend upon our future financial strength. We cannot determine whether we will have to indemnify Leimone United or Gold Lion for any substantial obligations.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act, are creating uncertainty for companies such as ours. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest reasonably necessary resources to comply with evolving standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities, which could harm our business prospects.

Our common stock is not listed on the Nasdaq national market and we cannot predict when or if it ever will be listed on any national securities exchange.

Current pricing information on our common stock has been available on the OTCBB. The OTCBB is an over-the-counter market which generally provides significantly less liquidity than established stock exchanges and quotes for stocks included in the OTCBB are not listed in the financial sections of newspapers. Therefore, prices for securities traded solely in the OTCBB may be difficult to obtain, and shareholders may find it difficult to resell their shares. In order to be re-listed, we will need to meet certain listing requirements. There can be no assurance that we will be able to meet such listing requirements.

We have a limited trading market and our stock price may be volatile.

There is a limited public trading market for our common stock on the OTCBB. The lack of an active market may impair the ability of holders of our common stock to sell their shares of common stock at the time they wish to sell them or at a price that they consider reasonable. The lack of an active market may also reduce the fair market value of the shares of our common stock.  We cannot assure you that a regular trading market for our common stock will ever develop or that, if developed, it will be sustained.

The market price of our common stock could fluctuate significantly for many reasons, including, without limitation: as a result of the risk factors listed in this prospectus; actual or anticipated fluctuations in our operating results; regulatory changes that could impact our business; and general economic and industry conditions.

We do not expect to pay any dividends in the foreseeable future.

We do not expect to declare dividends in the foreseeable future. We currently intend to retain cash to support our operations and to finance the growth and development of our business. There can be no assurance that we will have, at any time, sufficient surplus under Delaware law to be able to pay any dividends. If we do not pay dividends, the price of our common stock that you receive in the distribution must appreciate for you to receive a gain on your investment in Zoom Telephonics.

Risks Related to the Rights Offering

As a holder of common stock, you may suffer significant dilution of your percentage ownership of our common stock if you do not fully exercise your basic subscription right.

If you do not exercise your basic subscription rights in full and your shares of our common stock not purchased are purchased by other stockholders in the rights offering, your proportionate voting and ownership interest will be reduced and the percentage that your original shares represent of our expanded equity after exercise of the subscription rights will be diluted. The magnitude of the reduction of your percentage ownership will depend upon the extent to which you and others subscribe in the rights offering.

We may cancel the rights offering.

We may unilaterally withdraw or terminate this rights offering in our discretion prior to the acceptance of any subscriptions until the expiration of the rights offering. If we elect to withdraw or terminate the rights offering, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return, without interest or penalty, any subscription payments.

The subscription price determined for this offering is not an indication of our value.

In determining the subscription price for this rights offering, our Board of Directors considered a number of factors, including the amount of proceeds desired, our need for equity capital, alternatives available to us for raising equity capital, the historic and current market price and liquidity of our common stock, the pricing of similar transactions, the historic volatility of the market price of our common stock, the historic trading volume of our common stock, our business prospects, our recent and anticipated operating results and general conditions in the securities market and others. The subscription price will not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, losses, financial condition, or any other established criteria for valuing Zoom. As of [], 2010, the day prior to the effectiveness of the registration statement to which this offering relates and which included the subscription price, the per share subscription price was approximately [        ]% of the market value of our common stock. You should not consider the subscription price as an indication of the value of Zoom or our common stock.

The market price of our common stock may decline.

We cannot assure you that the market price of our common stock will not either increase or decline before the subscription rights expire. If you exercise your subscription rights and the market price of the common stock falls below the subscription price, then you will have committed to buy shares of common stock in the rights offering at a price that is higher than the market price. Moreover, we cannot assure you that you will ever be able to sell shares of common stock that you purchased in the rights offering at a price equal to or greater than the subscription price. Until certificates are delivered upon expiration of the rights offering, you may not be able to sell the shares of our common stock that you purchase in the rights offering. Certificates representing shares of our common stock that you purchased will be delivered as soon as practicable after expiration of the rights offering. We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of rights.

Depending on the level of participation in the rights offering, certain directors and executive officers of Zoom may be able to exercise substantial control over matters requiring shareholder approval upon completion of the offering.

As of the record date of the rights offering, Frank Manning, Zoom’s President and Chief Executive Officer, Peter Kramer, a director of Zoom, and T. Patrick Manning, an investor in Zoom and Mr. Frank Manning’s brother, collectively beneficially owned 21% of the outstanding shares of the Company’s common stock. This includes Frank Manning and Peter Kramer options to purchase additional shares of Zoom common stock.

Each of Mr. Frank Manning, Mr. Kramer and Mr. T. Patrick Manning have indicated their intention to exercise their basic subscription rights in full as well as to exercise certain over-subscription rights.  While there is no guarantee or commitment that these individuals will ultimately decide to exercise any of their rights, if these individuals exercise their rights in the rights offering and a significant number of other shareholders do not exercise their rights, these individuals may own greater than 50% of the outstanding shares of the Company’s common stock after the rights offering.  If this were to occur, these individuals could act together to exercise substantial control over matters requiring shareholder approval. Your interests as a holder of common stock may differ from the interests of these individuals.

You may not revoke your subscription exercise, even if the rights offering is extended, and you could be committed to buying shares above the prevailing market price.

Once you exercise your subscription rights, you may not revoke the exercise. If we decide to extend the duration of the rights offering you still may not revoke the exercise of your subscription rights. The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock falls below the subscription price, you will have committed to buying shares of common stock at a price above the market price. Moreover, you may be unable to sell your shares of our common stock at a price equal to or greater than the price you paid for such shares.

You will need to act promptly and to carefully follow the subscription instructions, or your exercise of rights may be rejected.

Shareholders who desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 pm on [], 2010, the expiration date. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the expiration date. We shall not be responsible if your broker, custodian or nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction the subscription agent may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. Neither we nor our subscription agent will undertake to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

By participating in this offering and executing a subscription certificate, you are making binding and enforceable representations to the Company.

We have protection mechanics in place to preserve our ability to utilize our NOLs against future taxable income, if any, which could be substantially reduced if we were to undergo an “ownership change” within the meaning of Section 382 of the Internal Revenue Code. Each shareholder who exercises their rights is required to agree to the application of the protection mechanics solely relating to their exercise of rights in the offering. By signing the subscription certificate and exercising their rights, each shareholder agrees, solely with respect to their exercise of rights in the offering, that:

1
the following protection mechanics are valid, binding and enforceable against such shareholder and each shareholder will either make the representation set forth in the first bullet point below or, in the alternative, follow the procedures set forth in the second, third and fourth bullet points below:

•
by purchasing shares of common stock, each subscriber will represent to us that they will not be, after giving effect to the purchase of the common stock, an owner, either direct or indirect, record or beneficial, or by application of Section 382 attribution provisions summarized above, of more than 99,000 shares of our common stock;

•
if an exercise would result in the subscriber owning more than 99,000 shares of our common stock, the subscriber must notify the subscription agent at the telephone number set forth under the heading “Subscription Agent;”

•	if requested, each subscriber will be required to provide us with additional information regarding the amount of common stock that the subscriber owns;

•
we have the right to instruct the subscription agent to refuse to honor any exercise of rights by 5% shareholders or a subscriber’s exercise to the extent an exercise might, in our sole and absolute discretion, result in the subscriber owning 5% or more of our common stock;

2	any purported exercise of rights in violation of the protection mechanics section will be void and of no force and effect; and

3
we have the right to void and cancel (and treat as if never exercised) any exercise of rights, and shares issued pursuant to an exercise of rights, if any of the agreements, representations or warranties of a subscriber in the subscription documents are false.

With respect to our discretion to instruct the subscription agent to refuse to honor any exercise of rights by 5% shareholders or a subscriber’s exercise to the extent an exercise might, in our sole and absolute discretion, result in the subscriber owning 5% or more of our common stock, we will only exercise such discretion and only in such amounts, if such exercise will endanger our NOLs or tax credit carry-forwards against future taxable income.

Shareholders who do not sign the subscription certificate or make the foregoing representations shall not be permitted to exercise rights in the offering and will not be subject to the protection mechanics with respect to the offering. See “The Rights Offering—Protection Mechanics.”

You may not receive all of the shares you subscribe for pursuant to oversubscription rights.

If an insufficient number of shares is available to fully satisfy all oversubscription right requests, the available shares will be distributed proportionately among shareholders who exercised their oversubscription rights based on the number of shares each shareholder subscribed for under their basic subscription rights. Also, we have protection mechanics in place to preserve our ability to utilize our NOLs, including the ability to limit the amount of shares that certain shareholders may over-subscribe for, provided however, the protection mechanics will not prevent any shareholder from being able to exercise their basic subscription rights. Shareholders who currently own more than, or who would increase their current holdings of our common stock from fewer than 99,000 shares to greater than 99,000 shares by virtue of the exercise of their basic subscription rights in this offering, may not be able to over-subscribe to the extent otherwise allowable. We will only permit such shareholders to participate in this offering up to such amounts as will not jeopardize our NOLs or tax credit carry-forwards. We will only exercise our discretion to refuse to honor an exercise of rights by a 5% shareholder or a subscriber’s exercise to the extent its exercise of oversubscription rights might result in such subscriber owning 5% or more, if such exercise of rights would endanger our NOLs or tax credit carry-forwards against future taxable income. See “The Rights Offering—Protection Mechanics.”

THE RIGHTS OFFERING

Before exercising any subscription rights, you should read carefully the information set forth under “Risk Factors” beginning on page 12.

Subscription Rights

Basic Subscription Rights

We will distribute to each holder of our common stock who is a record holder of our common stock on the record date, which is [], 2010, at no charge, four non-transferable subscription rights for each share of common stock owned. The subscription rights will be evidenced by non-transferable subscription right certificates. Each subscription right will entitle the rights holder to purchase one share of our common stock at a subscription price of $0.25 per share, which shall be paid in cash, upon timely delivery of the required documents and payment of the subscription price. .  We will not issue fractional shares, but rather will round up or down the aggregate number of shares you are entitled to receive to the nearest whole number. If rights holders wish to exercise their subscription rights, they must do so prior to 5:00 p.m., New York City time, on [], 2010, the expiration date for the rights offering, subject to extension, but in no event shall such extension extend beyond [], 2010. After the expiration date, the subscription rights will expire and will have no value. See below “Expiration of the Rights Offering and Extensions, Amendments and Termination.” You are not required to exercise any or all of your subscription rights. We will deliver to the record holders who purchase shares in the rights offering certificates representing the shares purchased as soon as practicable after the rights offering has expired.

Oversubscription Rights

Subject to the allocation described below, each subscription right also grants the holder an oversubscription right to purchase additional shares of our common stock that are not purchased by other rights holders pursuant to their basic subscription rights. You are entitled to exercise your oversubscription right only if you exercise your basic subscription right in full.

If you wish to exercise your oversubscription right, you should indicate the number of additional shares that you would like to purchase in the space provided on your rights certificate, as well as the number of shares of common stock that you beneficially own without giving effect to any shares to be purchased in this offering. When you send in your rights certificate, you must also send the full purchase price in cash for the number of additional shares that you have requested to purchase (in addition to the payment in cash due for shares purchased through your basic subscription right). If the number of shares of our common stock remaining after the exercise of all basic subscription rights is not sufficient to satisfy all requests for shares pursuant to oversubscription rights, you will be allocated additional shares (subject to elimination of fractional shares) in the proportion which the number of shares you purchased through the basic subscription right bears to the total number of shares that all oversubscribing shareholders purchased through the basic subscription right. The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the subscription period.

As soon as practicable after the expiration date, the subscription agent will determine the number of shares that you may purchase pursuant to the oversubscription right. You will receive certificates representing these shares as soon as practicable after the expiration date and after all allocations and adjustments have been effected. If you request and pay for more shares than are allocated to you, we will refund the overpayment, without interest or deduction. In connection with the exercise of the oversubscription right, banks, brokers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to us and to the subscription agent as to the aggregate number of subscription rights exercised, and the number of shares of our common stock requested through the oversubscription right, by each beneficial owner on whose behalf the nominee holder is acting.

Expiration of the Rights Offering and Extensions, Amendments and Termination

You may exercise your subscription rights at any time prior to 5:00 p.m., New York City time, on [], 2010, the expiration date for the rights offering, subject to extension, but in no event shall such extension extend beyond [], 2010. If you do not exercise your subscription rights before the expiration date of the rights offering, your subscription rights will expire and will have no value. We will not be required to issue shares of our common stock to you if the subscription agent receives your rights certificate or payment, after the expiration date, regardless of when you sent the rights certificate and payment, unless you send the documents in compliance with the guaranteed delivery procedures described below. We will extend the duration of the rights offering as required by applicable law, and may choose to extend the rights offering if we decide that changes in the market price of our common stock warrant an extension or if we decide that the degree of participation in this rights offering by holders of our common stock is less than the level we desire.

We may, in our sole discretion, extend the time for exercising the subscription rights. We may extend the expiration date at any time after the record date. If the commencement of the rights offering is delayed for a period of time, the expiration date of the rights offering may be similarly extended. We may extend the expiration date of the rights offering by giving oral or written notice to the subscription agent on or before the scheduled expiration date. If we elect to extend the expiration date of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date. In no event will we extend the expiration date beyond 90 days from the date we distribute the rights.

We reserve the right, in our sole discretion, to amend or modify the terms of the rights offering. We also reserve the right to terminate the rights offering at any time prior to the expiration date for any reason, in which event all funds received in connection with the rights offering will be returned without interest or deduction to those persons who exercised their subscription rights as soon as practicable.

Conditions to the Rights Offering

We may terminate the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our Board of Directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate the rights offering, in whole or in part, all affected subscription rights will expire without value and all subscription payments in the form in which received by the subscription agent will be returned in the form in which paid, without interest or deduction, as soon as practicable. See also “Expiration of the Rights Offering and Extensions, Amendments and Termination.”

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be cancelled or modified. Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian or nominee, as the case may be, all of the required documents properly completed and executed and your full subscription price payment in cash prior to 5:00 p.m., New York City time, on [], 2010, the expiration date of the rights offering. Rights holders may exercise their rights as follows:

Subscription by Registered Holders

Rights holders who are registered holders of our common stock may exercise their subscription privilege by properly completing and executing the rights certificate together with any required signature guarantees and forwarding it, together with payment in full in cash, of the subscription price for each share of the common stock for which they subscribe, to the subscription agent at the address set forth under the subsection entitled “Delivery of Subscription Materials and Payment,” on or prior to the expiration date.

Subscription by DTC Participants

Banks, trust companies, securities dealers and brokers that hold shares of our common stock on the rights offering record date as nominee for more than one beneficial owner may, upon proper showing to the subscription agent, exercise their subscription privilege on the same basis as if the beneficial owners were record holders on the rights offering record date through the Depository Trust Company, or DTC. Such holders may exercise these rights through DTC’s PSOP Function on the “agents subscription over PTS” procedure and instructing DTC to charge their applicable DTC account for the subscription payment for the new shares or indicating to DTC that such holder intends to pay for such rights through the delivery to the Company by the holder of an equivalent amount of principal and accrued and unpaid interest of indebtedness owed by the Company to such holder, or a combination thereof, and deliver such amount to the subscription agent. DTC must receive the subscription instructions and payment for the new shares by the rights expiration date. Except as described under the subsection titled “Guaranteed Delivery Procedures,” subscriptions accepted by the subscription agent via a Notice of Guaranteed Delivery must be delivered to the subscription agent with payment before the expiration of the subscription period.  .

Subscription by Beneficial Owners

Rights holders who are beneficial owners of shares of our common stock and whose shares are registered in the name of a broker, custodian bank or other nominee, and rights holders who hold common stock certificates and would prefer to have an institution conduct the transaction relating to the rights on their behalf, should instruct their broker, custodian bank or other nominee or institution to exercise their rights and deliver all documents and payment on their behalf, prior to the expiration date. A rights holder’s subscription rights will not be considered exercised unless the subscription agent receives from such rights holder, its broker, custodian, nominee or institution, as the case may be, all of the required documents and such holder’s full subscription price payment.

Method of Payment

Payments must be made in full in:

•	U.S. currency by:

•	check or bank draft drawn on a U.S. bank, or postal telegraphic or express, payable to “StockTrans, Inc. as Subscription Agent for Zoom Telephonics, Inc.”;

•	money order payable to “StockTrans, Inc., as Subscription Agent for Zoom Telephonics, Inc.”; or

•
wire transfer of immediately available funds directly to the bank account maintained by StockTrans,Inc., as Subscription Agent.   To wire funds send to: FirsTrust Bank, 1931 Cottman Ave, Philadelphia, PA 19111. ABA 236073801, account# 701300055, account name: StockTrans.

Rights certificates received after 5:00 p.m., New York City time, on [], 2010, the expiration date of the rights offering, will not be honored, and we will return your payment to you as soon as practicable, without interest or deduction.

The subscription agent will be deemed to receive payment upon:

•	clearance of any uncertified check deposited by the subject agent;

•	receipt by the subscription agent of any certified bank check draft drawn upon a U.S. bank;

•	receipt by the subscription agent of any U.S. Postal money order; or

•	receipt by the subscription agent of any appropriately executed wire transfer.

You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO US. Except as described below under “Guaranteed Delivery Procedures,” we will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is on you or your nominee, not us or the subscription agent.

The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of rights, but, if sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment before the expiration of the subscription period.

Unless a rights certificate provides that the shares of common stock are to be delivered to the record holder of such rights or such certificate is submitted for the account of a bank or a broker, signatures on such rights certificate must be guaranteed by an “Eligible Guarantor Institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act, subject to any standards and procedures adopted by the subscription agent. See “Medallion Guarantee May be Required.”

Medallion Guarantee May Be Required

Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

•	you are an eligible institution.

Subscription Agent

The subscription agent for this rights offering is StockTrans, Inc.. We will pay all fees and expenses of the subscription agent related to the rights offering and have also agreed to indemnify the subscription agent from certain liabilities that it may incur in connection with the rights offering.

Delivery of Subscription Materials and Payment

You should deliver your subscription rights certificate and payment of the subscription price in cash and/or securities, as provided herein, or, if applicable, notice of guaranteed delivery, to the subscription agent by one of the methods described below:

If delivering by Hand/Mail/Overnight Courier:
StockTrans,Inc., a Broadridge Company
44 West Lancaster Avenue
Attn: Subscription Dept
Ardmore, PA 19003

Your delivery other than in the manner or to the address listed above will not constitute valid delivery.

You should direct any questions or requests for assistance concerning the method of subscribing for the shares of common stock or for additional copies of this prospectus to the information agent.

Guaranteed Delivery Procedures

The subscription agent will grant you three business days after the expiration date to deliver the rights certificate if you follow the following instructions for providing the subscription agent notice of guaranteed delivery. On or prior to the expiration date, the subscription agent must receive payment in full in cash, as provided herein, for all shares of common stock subscribed for through the exercise of the subscription privilege, together with a properly completed and duly executed notice of guaranteed delivery substantially in the form accompanying this prospectus either by mail or overnight carrier, that specifies the name of the holder of the rights and the number of shares of common stock subscribed for. If applicable, it must state separately the number of shares subscribed for through the exercise of the subscription privilege and a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States must guarantee that the properly completed and executed rights certificate for all shares of our common stock subscribed for will be delivered to the subscription agent within three business days after the expiration date. The subscription agent will then conditionally accept the exercise of the rights and will withhold the certificates for shares of common stock until it receives the properly completed and duly executed rights certificate within that time period.

We expect that the exercise of your subscription privilege may be made through the facilities of The Depository Trust Company, or DTC. If your rights are held of record through DTC, you may exercise your subscription privilege through DTC’s PSOP function, instructing DTC to charge your applicable DTC account for the subscription payment for the new Common Shares and deliver such amount to the rights agent. DTC must receive the subscription instructions and payment for the new shares by the expiration date.

Notices of guaranteed delivery and payments should be mailed or delivered to the appropriate addresses set forth under “Delivery of Subscription Materials and Payment.”

Calculation of Subscription Rights Exercised

If you do not indicate the number of subscription rights being exercised, or do not forward full payment in cash, as provided herein, of the total subscription price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your subscription right with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment in cash and/or securities, as provided herein, you delivered to the subscription agent. If we do not apply your full subscription price payment to your purchase of shares, we or the subscription agent will return in cash the excess amount to you by mail, without interest or deduction, as soon as practicable after the expiration date of the rights offering.

Escrow Arrangements

The subscription agent will hold funds received in payment of the subscription price or evidence of Company indebtedness in a segregated account until the rights offering is completed or withdrawn and terminated.

Notice to Beneficial Holders

If you are a broker, a trustee or a depositary for securities who holds shares of our common stock for the account of others as of the record date, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If a beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” that we will provide to you with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock or will receive subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owners Election Form”. You should receive the “Beneficial Owners Election Form” from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive this form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Subscription Price

Our Board of Directors determined the subscription price by considering a number of factors, including the price at which our shareholders might be willing to participate in the rights offering, historical and current trading prices for our common shares, the need for liquidity and capital, and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, the Board of Directors is currently reviewing our history and prospects, including our prospects for future earnings, our current financial condition and regulatory status, and a range of discounts to market value represented by the subscription prices in various prior rights offerings of public companies. The subscription price will not necessarily be related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common shares to be offered in the rights offering. You should not assume or expect that, after the rights offering, our common shares will trade at or above the subscription price. The Company can give no assurance that our common shares will trade at or above the subscription price in any given time period.

We also cannot assure you that the market price of our common shares will not decline during or after the rights offering. We also cannot assure you that you will be able to sell common shares purchased during the rights offering at a price equal to or greater than the subscription price. We urge you to obtain a current quote for our common stock before exercising your subscription rights.

Determinations Regarding the Exercise of Your Subscription Rights

We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise of your subscription rights and any such determinations by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity, or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise of any of your subscription rights because of any defect or irregularity. We will not accept any exercise of subscription rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Neither we, nor the subscription agent, will be under any duty to notify you of any defect or irregularity in connection with your submission of subscription rights certificates and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of the rights offering or in proper form. We will also not accept the exercise of your subscription rights if our issuance of shares of our common stock to you could be deemed unlawful under applicable law.

No Revocation or Change

Once you submit the form of rights certificate to exercise any subscription rights, you may not revoke or change your exercise or request a refund of monies paid. All exercises of rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable. You should not exercise your rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price.

Non-Transferability of the Rights

The subscription rights granted to you are non-transferable and, therefore, may not be assigned, gifted, purchased, sold or otherwise transferred to anyone else. Notwithstanding the foregoing, you may transfer your rights to any affiliate (i.e. entities which control the recipient or are controlled by or under common control with the recipient) of yours and your rights also may be transferred by operation of law (i.e. a transfer of rights to the estate of the recipient upon the death of the recipient would be permitted or any transfers permitted under applicable state law). If the rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us prior to the expiration date.

Rights of Subscribers

You will have no rights as a shareholder with respect to the shares of our common stock you subscribe for in the rights offering until certificates representing shares of common stock are issued to you. You will have no right to revoke your subscriptions after you deliver your completed rights certificate, payment in cash and/or securities, as provided herein, and any other required documents to the subscription agent.

Intended Purchases

Frank Manning, Peter Kramer, and T. Patrick Manning have indicated to us that they expect to exercise all of their basic subscription rights, but have not made any formal commitment to do so, for a total exercise of 1,321,308 shares equaling approximately $330,327. (Together they currently beneficially own approximately 21% of the outstanding shares of the Company’s common stock).  Depending on the level of participation in the rights offering, the exercise by these individuals of their basic subscription rights and oversubscription rights may result in their being able to exercise substantial control over matters requiring shareholder approval upon completion of the offering. These individuals have indicated to the Company that as of the date of this filing they expect to exercise all of their basic subscription rights, but they have not made any formal commitment to do so. They have also indicated that they may over-subscribe for shares while attempting not to endanger the availability of the Company’s net operating loss carryforwards under Section 382 of the Internal Revenue Code. However, there is no guarantee or commitment that these individuals will ultimately decide to exercise any of their rights, including their basic subscription or oversubscription rights. If these individuals exercise their rights in the rights offering and a significant number of other shareholders do not exercise their rights, the ownership percentage of these individuals together following completion of the offering may increase to greater than 50% of the outstanding shares of the Company’s common stock. If this were to occur, these individuals could act together to exercise substantial control over matters requiring shareholder approval. Your interests as a holder of common stock may differ from the interests of these individuals.

Protection Mechanics

Our ability to utilize our NOLs against future taxable income, if any, could be substantially reduced if we were to undergo an “ownership change” within the meaning of Section 382 of the Internal Revenue Code. Section 382 generally restricts the use of an NOL after an “ownership change” to an annual amount equal to the value of the company (generally measured by the value of its outstanding stock) multiplied by the long-term tax-exempt rate. An “ownership change” is generally a more than 50 percentage point increase in stock ownership, during a moving 3-year testing period, by “5% shareholders”. In determining ownership, certain attribution provisions and constructive ownership provisions apply, including the following:

•
Any family group consisting of an individual, spouse, children, grandchildren and parents are treated as one person. Note that an individual can be treated as a member of several different family groups. For example, your family group would include your spouse, children, father and mother, but your mother’s family group would include her spouse, all her children and her grandchildren.

•	Any common stock owned by any entity will generally be attributed proportionately to the ultimate owners of that entity. Attribution will also occur through tiered entity structures.

•	Any persons or entities acting in concert or having a formal or informal understanding among themselves to make a coordinated purchase of common stock will be treated as one shareholder.

•	Ownership may not be structured with an abusive principal purpose of avoiding these rules.

We have the right, in our sole and absolute discretion, to limit the exercise of oversubscription rights, including instructing the subscription agent to refuse to honor any exercise of rights, by 5% shareholders or a subscriber to the extent its exercise of oversubscription rights might, in our sole and absolute discretion, result in a subscriber owning 5% or more of our common stock.

In order to protect against an unexpected “ownership change” for federal income tax purposes, we have implemented the following protection mechanics whereby each shareholder will either make the representation set forth in the first bullet point below or, in the alternative, follow the procedures set forth in the second, third and fourth bullet points below:

•
by purchasing shares of common stock, each subscriber will represent to us that it will not be, after giving effect to the purchase of the common stock, an owner, either direct or indirect, record or beneficial, or by application of Section 382 attribution provisions summarized above, of more than 99,000 shares of our common stock;

•
if an exercise would result in the subscriber owning more than 99,000 shares of our common stock, the subscriber must notify the subscription agent at the telephone number set forth under the heading “Subscription Agent;”

•	if requested, each subscriber will be required to provide us with additional information regarding the amount of common stock that the subscriber owns; and

•
we have the right to instruct the subscription agent to refuse to honor any exercise of rights by 5% shareholders or a subscriber’s exercise to the extent an exercise might, in our sole and absolute discretion, result in the subscriber owning 5% or more of our common stock. We will only exercise this discretion if such exercise of rights would endanger our NOLs or tax credit carry-forwards against future taxable income.

The foregoing protection mechanisms and following representations are binding and enforceable solely against shareholders who properly execute the subscription certificate and relate solely to the exercise of rights in this offering. All shareholders who have not properly executed the subscription certificate and agreed to the representations contained therein prior to the expiration date will not participate in the offering and will have their rights expire unexercised.

By signing the subscription certificate and exercising rights in the offering, you agree that:

•	the protection mechanics are valid, binding and enforceable against you;

•	any purported exercise of rights in violation of the protection mechanics section will be void and of no force and effect; and

•
we have the right to void and cancel (and treat as if never exercised) any exercise of rights, and shares issued pursuant to an exercise of rights, if any of the agreements, representations or warranties of a subscriber in the subscription documents are false.

Shareholders that currently hold in excess of 99 thousand shares will be permitted to participate in the rights offering up to such amounts as will not jeopardize the Company’s net operating losses or tax credit carry-forwards.

If you attempt to exercise your oversubscription rights and as a result of the limitations set forth herein, we are unable to issue you the full amount of shares of common stock requested, we will return to you any additional funds submitted promptly, without interest or deduction, and will allocate the additional shares to all other shareholders who are not so limited and who have properly exercised their oversubscription rights. Such other shareholders shall receive the additional shares in proportion to the number of shares each such other shareholder purchased through their basic subscription rights compared to the shares purchased by the remaining other shareholders purchased through their basic subscription rights.

Illustration of Protection Mechanics

Upon receipt by the shareholders of record as of October 20th of the prospectus and subscription materials relating to the rights offering, each shareholder will decide whether he, she or it will elect to exercise their basic subscription rights and any oversubscription rights that may be available.

Shareholders who seek to exercise their basic and/or oversubscription rights and (i) currently own fewer than 99 thousand shares and (ii) know that they will not exceed 99 thousand shares as a result of exercise of basic subscription and oversubscription rights, will sign the subscription rights certificate and thereby represent to the Company, among other things, that they will not be, after giving effect to the purchase of the common stock, an owner, either direct or indirect, record or beneficial, or by application of Section 382 attribution provisions, of more than 99 thousand shares of the Company’s common stock.

Shareholders who seek to exercise their basic and/or oversubscription rights and either (i) own 99 thousand shares or more prior to the rights offering, or (ii) as a result of exercising their basic and/or oversubscription rights will own over 99 thousand shares (collectively, the “Protection Shareholders”), will need to comply with the following protection mechanics:

•	the Protection Shareholder must notify the subscription agent at the telephone number set forth under the heading “Subscription Agent;” and

•
the Protection Shareholder will be required to provide the Company with (i) his, her or its history of share ownership of the past three years, (ii) the date of their first purchase of Company stock, and (iii) such other information as may be requested.

In the event that a shareholder does not verify that he, she or it is not currently the holder of 99 thousand shares of the Company’s stock or will not exceed that number of shares through the exercise of his, her or its basic subscription rights and oversubscription rights, or, in the case of a Protection Shareholder, furnish the requested information, the Company may, in its sole discretion, refuse to permit the exercise of that shareholder’s oversubscription rights. Furthermore, the Company has the right to refuse to honor any exercise of rights by 5% shareholders or a shareholder’s exercise to the extent an exercise might, in the Company’s sole and absolute discretion, result in the shareholder owning 5% or more of the Company’s common stock.

Upon the receipt of such information, the Company will then allocate shares of common stock issuable upon the exercise of the basic subscription rights to all shareholders, including Protection Shareholders, who have properly subscribed for their basic subscription rights. Following the allocation of shares pursuant to the exercise of basic subscription rights, the Company will then allocate the oversubscription rights as if the limits in place to protect the Company’s net operating losses or tax credit carry-forwards were not in place. This will be done by reducing the total number of shares available by the number of shares subscribed by shareholders through their basic subscription rights. The shares remaining after this allocation to the basic subscription exercises will then be made available to all shareholders who exercise their oversubscription rights in proportion to the number of shares subscribed by each shareholder under his, her or its basic subscription right to the total shares acquired through the exercise of the basic subscription rights. The Company will then compare this list of tentative oversubscriptions with the list of Protection Shareholders to ensure that all Protection Shareholders have been identified. The mechanism is illustrated in the examples below.

How the Section 382 Testing Rules Operate

Section 382 of the Internal Revenue Code generally provides that following the occurrence of an “ownership change”, certain tax attributes of a loss corporation will have limited ability to offset taxable income in the post change period. An ownership change generally occurs if there has been a 50 percentage point increase in the stock of the loss corporation stock which is held certain shareholders or groups of shareholders known as “5% shareholders.” This testing is done at various points in time by comparing the percentage of the loss company stock at a particular point in time (a “Testing Date”) with the lowest percentage held by that shareholder in the three year period preceding that Testing Date. The issuance of shares pursuant to the exercise of the Company’s Subscription Rights will be a testing date for section 382 purposes.

For these purposes, a “5% shareholder” includes not only an individual or entity that has a direct 5% or more interest in the stock of the loss corporation but also certain aggregated groups of shareholders who each own less than 5% of the loss corporation’s stock. An aggregated group of small shareholders is generally determined by the method by which those shareholders acquire the loss company stock. Loss corporations frequently have more than one aggregated group of shareholders. As a rule of administrative convenience, the Treasury regulations do not require that the loss corporation identify which specific individuals or entities are included within each group. It is also unnecessary to track whether an individual within a particular aggregated groups sells his shares or buys additional shares, unless the purchase results in that individual shareholder owning 5% or more of the loss corporation stock (in which case, the shareholder ceases to be a member of an aggregated group and becomes a separate “5% shareholder”). The significance of this is that on any Testing Date, the loss corporation will generally be concerned primarily with changes in the stock ownership of specifically identified shareholders who directly own 5% or more of its stock.

Oversubscriptions by Shareholders Other than Protection Shareholders

As noted above, section 382 of the Internal Revenue Code does not generally require that the Company calculate the percentage ownership increase of those shareholders who do not, as of the Testing Date or any date during the three year period ending on the Testing Date, own 5% or more of the Company’s stock. Accordingly, it is irrelevant for section 382 purposes whether a shareholder other than a Protection Shareholder has actually increased his, her or its percentage interest in the Company as long as that particular shareholder does not become a direct 5% or more shareholder. Oversubscriptions by shareholders other than Protection Shareholders will not cause an increase in the percentage interest held by those shareholders for section 382 purposes and will not therefore be taken into account in determining the section 382 ownership change threshold. Since those shareholders need not be separately tracked, the Company need only know that none of these shareholders has pierced the 5% threshold.

Oversubscriptions by Protection Shareholders

It is necessary for section 382 purposes to track the stock ownership of all direct 5% or more shareholders in the Company, and special procedures have been adopted to accomplish that objective. To calculate the amount of shares a Protection Shareholder will be able to acquire in the rights offering as will not jeopardize the Company’s net operating losses or tax credit carry-forwards, the Company will first take into account the basic subscriptions by all shareholders and the oversubscriptions that are actually subscribed by non-Protection Shareholders. In order to determine the number of shares that any Protection Shareholder may acquire, it will also be necessary to determine if any of the Protection Shareholders will not own 5% or more of the Company’s stock after all the shares are issued pursuant to the rights offering. If a Protection Shareholder (i.e. a shareholder who prior to the rights offering owned at least 99 thousand shares or would own more than 99 thousand shares after his tentative subscription) does not own 5% or more of the Company’s stock after the share issuance pursuant to the rights offering, then that shareholder will not be a “5% shareholder” for section 382 purposes and the shares issued to him, her or it will not be counted in determining whether the shareholders of the Company have increased their percentage interest by more than 50 percentage points.

If a Protection Shareholder does own 5% or more of the Company’s stock after his, her or its tentative exercise of the oversubscription rights, it will be necessary to compare that shareholder’s percentage interest in the Company after his, her or its tentative exercise of the oversubscription rights to that shareholder’s lowest percentage interest in the Company within the three year period ending with the Testing Date (i.e. the date that the shares are granted pursuant to the rights offering). The percentage increase by that shareholder, as well as the percentage increase by every other shareholder that owns more than 5% of the stock of the Company after the Rights Offering shares are issued, will be aggregated. If the aggregate increase by each of these 5% shareholders over the three year testing period is 50% or less, then the issuance of the shares to such shareholders will not jeopardize the Company’s net operating loss or tax credit carry-forwards. If the aggregate increase by these 5% shareholders is greater than 50% after the tentative exercise of those shareholder’s oversubscription rights, then the tentative oversubscriptions of those 5% shareholders will be proportionately reduced to a level that will not violate the 50% threshold. The Company reserves the right, in its absolute discretion, to reduce the tentative oversubscriptions to a level which does not jeopardize the Company’s NOLs or tax-credit carry-forwards.

Regulatory Limitations

We are not offering or selling, or soliciting any purchase of, shares in any state or other jurisdiction in which the rights offering is not permitted. We reserve the right to delay the commencement of the rights offering in certain states or other jurisdictions if necessary to comply with local laws. We may elect not to offer shares to residents of any state or other jurisdiction whose laws would require a change in the rights offering in order to carry out the rights offering in such state or jurisdiction.

Foreign Shareholders and Shareholders with Army Post Office or Fleet Post Office Addresses

The subscription agent will not mail rights certificates to you if you are a shareholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. Instead, we will have the subscription agent hold the subscription rights certificates for your account. To exercise your rights, you must notify the subscription agent prior to 11:00 a.m., New York City time, at least three business days prior to the expiration date, and establish to the satisfaction of the subscription agent that it is permitted to exercise your subscription rights under applicable law. If you do not follow these procedures by such time, your rights will expire and will have no value.

No Board Recommendation

An investment in shares of our common stock must be made according to your evaluation of your own best interests and after considering all of the information herein, including the “Risk Factors” section of this prospectus. Neither we nor our Board of Directors are making any recommendation regarding whether you should exercise your subscription rights.

Shares of Common Stock Outstanding After the Rights Offering

Based on the 1,980,978 shares of our common stock currently outstanding, and the potential that Zoom may issue up to 7,923,912 shares of common stock pursuant to this rights offering, up to 9,904,890 shares of our common stock may be issued and outstanding following the rights offering, which represents an increase in the number of outstanding shares of our common stock of approximately 400%.

Fees and Expenses

Neither we, nor the subscription agent, will charge a brokerage commission or a fee to subscription rights holders for exercising their rights. However, if you exercise your subscription rights through a broker, dealer or nominee, you will be responsible for any fees charged by your broker, dealer or nominee.

Questions About Exercising Subscription Rights

If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document or any document mentioned herein, you should contact the subscription agent at the address and telephone number set forth above under “Delivery of Subscription Materials and Payment.”

Other Matters

Although we currently believe that the offering will be qualified in all 50 states, Zoom is not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor is Zoom distributing or accepting any offers to purchase any shares of our common stock from subscription rights holders who are residents of those states or of other jurisdictions or who are otherwise prohibited by federal or state laws or regulations to accept or exercise the subscription rights. Zoom may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities law or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, Zoom also has the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your subscription rights in order to comply with state securities laws. Zoom may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in one of those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights you will not be eligible to participate in the rights offering.

USE OF PROCEEDS

We expect to use proceeds for working capital needs and general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that we believe are complementary to our own; however, we have no definitive agreements, nor are we engaged in any preliminary discussions, to acquire or invest in any business, product or technology nor have we identified any specific transaction to pursue. Pending these uses, the net proceeds will be invested in investment grade, interest bearing securities.

 MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK

Market Information

Effective October 7, 2009 after a spin-off from Zoom Technologies, Inc. our common stock commenced trading on the OTCBB under the symbol “ZMTP.OB”.

As of September 24, 2010, there were approximately 180 holders of record of our common stock. On September 24, 2010, the closing price of our common stock as reported by the OTCBB was $0.30. The following table sets forth, for the periods indicated, the high and low sale prices per share of common stock, as reported by the OTCBB.

FISCAL PERIOD	HIGH	LOW
Fiscal Year ending December 31, 2010
Third Quarter through September 24, 2010	$0.48	$0.27
Second Quarter	$0.49	$0.25
First Quarter	$0.64	$0.26

Fiscal Year ending December 31, 2009
Fourth Quarter	$5.00	$0.05

Dividends

We have never declared or paid cash dividends on our capital stock and do not plan to pay any cash dividends in the foreseeable future. Our current policy is to retain all of our earnings to finance future growth.

Equity Compensation Plan Information

We maintain a number of equity compensation plans for employees, officers, directors and others whose efforts contribute to our success. The table below sets forth certain information as of our fiscal year ended December 31, 2009 regarding the shares of our common stock available for grant or granted under stock option plans that (i) were approved by our stockholders, and (ii) were not approved by our stockholders.

Plan Category	Number Of Securities To Be Issued Upon Exercise Of Outstanding Options	Weighted-Average Exercise Price Of Outstanding Options	Number Of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	0	$0	0

Equity compensation plans not approved by security holders (1)	732,000	$0.53	2,168,000
Total:	732,000	$0.53	2,168,000

(1)
Includes the 2009 Stock Option Plan and the 2009 Directors Stock Option Plan. Both plans were approved by the security holders at the annual meeting of stockholders held on July 15, 2010.  The purposes of the 2009 Stock Option Plan are to attract and retain employees and provide an incentive for them to assist us in achieving our long-range performance goals, and to enable such employees to participate in our long-term growth.  The purposes of the 2009 Directors Stock Option Plan is to attract and retain non-employee directors and to enable such directors to participate in our long-term growth.  The 2009 Stock Option Plan and the 2009 Directors Stock Option Plan are administered by the Compensation Committee of the Board of Directors. All stock options granted under the 2009 Stock Option Plan and the 2009 Directors Stock Option Plan have been granted with an exercise price equal to at least the fair market value of the common stock on the date of grant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD LOOKING STATEMENTS

In addition to other information in this Registration Statement, this Management’s Discussion and Analysis of Financial Condition and Results of Operations contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. We caution that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict including, but not limited to, the risks and uncertainties set forth in the section entitled “Risk Factors.” Actual results could differ materially from those expressed or implied in the forward-looking statements.

OVERVIEW

We derive our net sales primarily from sales of Internet-related communication products, principally broadband and dial-up modems, wireless products, and other communication products, to retailers, distributors, Internet Service Providers and Original Equipment Manufacturers. We sell our products through a direct sales force and through independent sales agents. Our employees are primarily located at our headquarters in Boston, Massachusetts, and we also rent a small sales office in the UK.  We are experienced in electronics hardware, firmware, and software design and test, regulatory approvals, product documentation, and packaging; and we use that experience in developing each product in-house or in partnership with suppliers who are typically based in Asia. Electronic assembly and testing of the Company’s products in accordance with our specifications is typically done in China.

For many years we performed most of the final assembly, test, packaging, warehousing and distribution at a production and warehouse facility on Summer Street in Boston, Massachusetts, which had also engaged in firmware programming for some products. On June 30, 2006 we announced our plans to move most of our Summer Street operations to a dedicated facility in Tijuana, Mexico. In August 2006 we signed a lease for a 35,575 square foot manufacturing and warehousing facility in Tijuana, Mexico. In March 2009 we signed a one-year lease with one one-year option for a smaller facility for lower cost. During the second quarter of 2010 Zoom chose to exercise its one-year option to stay in this facility through April 30, 2011.

Since 1983 our headquarters has been near South Station in downtown Boston. Zoom historically owned two adjacent buildings which connect on most floors, and which house our entire Boston staff. In December 2006 we sold our headquarters buildings to a third party, with a two-year lease-back of approximately 25,000 square feet of the 62,000 square foot facility. Our net sale proceeds were approximately $7.7 million of which approximately $3.6 million was repaid to our mortgage holder, eliminating the mortgage debt from our balance sheet. Our lease expired in December 2008, and we signed a lease extension in January 2009 that commits us for at least 2 years. On January 1, 2009 we reduced our leased Boston space from 25,000 square feet to 14,400 square feet with an increase in rent per square foot, resulting in a savings in 2009 of $54,000. The January 2009 lease was amended in May 2010, lowering our rent per square foot and extending the lease to April 30, 2016, with the right of either Zoom or the landlord to cancel the lease after December 1, 2011 with 6 months notice.

For many years we derived a majority of our net sales from the retail after-market sale of dial-up modems to customers seeking to add or upgrade a modem for their personal computers. For approximately 12 years, the size of this market and our sales to this market have declined, as personal computer manufacturers incorporated a modem as a built-in component in most consumer personal computers and as increasing numbers of consumers world-wide switched to broadband Internet access. Recently this decline has slowed, as fewer computers are shipped with dial-up modems so retailers and distributors have achieved a larger share of the total dial-up modem business. There is consensus among industry analysts that the installed base for broadband Internet connection devices, such as cable modems and DSL modems, will grow for the foreseeable future. In response to increased and forecasted worldwide demand for faster connection speeds and increased modem functionality, we have invested and continue to invest resources to advance our product line of broadband modems, including ADSL modems, cable modems, and cellular modems, while continuing to provide a line of dial-up modems.

We continually seek to improve our product designs and manufacturing approach in order to improve product performance and reduce our costs. We pursue a strategy of outsourcing rather than internally developing our modem chipsets, which are application-specific integrated circuits that form the technology base for our modems. By outsourcing the chipset technology, we are able to concentrate our research and development resources on modem system design, leverage the extensive research and development capabilities of our chipset suppliers, and reduce our development time and associated costs and risks. As a result of this approach, we are able to quickly develop new products while maintaining a relatively low level of research and development expense as a percentage of net sales. We also outsource aspects of our manufacturing to contract manufacturers as a means of reducing our costs of production, and to provide us with greater flexibility in our production capacity.

Generally our gross margin for a given product depends on a number of factors including the type of customer to whom we are selling. The gross margin for retailers tends to be higher than for some of our other customers; but the sales, support, returns, and overhead costs associated with retailers also tend to be higher.

Our annual net sales have declined from 1999 through 2009. In response to declining sales volume, we have cut costs by reducing staffing and some overhead costs. Our total headcount was reduced from 42 on June 30, 2009 to 39 on June 30, 2010. As of June 30, 2010 Zoom had 38 full-time and part-time employees and 1 full-time agency contractor. Of the 39 included in our headcount on June 30, 2010, 8 were engaged in research and development, 10 were involved in manufacturing management, purchasing, assembly, packaging, shipping and quality control, 14 were engaged in sales, marketing and technical support, and the remaining 7 performed accounting, administrative, management information systems, and executive functions. Zoom has implemented cost cutting measures including reducing our headcount and reducing the number of days that certain employees work. As a result, Zoom currently has 34 full-time employees and 5 employees working less than 5 days per week. On June 30, 2010, Zoom had 22 dedicated manufacturing personnel in Mexico who are employees of our Mexican manufacturing service provider and not included in our headcount.

CRITICAL ACCOUNTING POLICIES

Following is a discussion of what we view as our more significant accounting policies and estimates. As described below, management judgments and estimates must be made and used in connection with the preparation of our financial statements. We have identified areas where material differences could result in the amount and timing of our net sales, costs, and expenses for any period if we had made different judgments or used different estimates.

REVENUE RECOGNITION

We primarily sell hardware products to our customers. The hardware products include dial-up modems, DSL modems, cable modems, voice over IP products, and wireless and wired networking equipment.

We derive our net sales primarily from the sales of hardware products to four types of customers:

●	computer peripherals retailers,

●	computer product distributors,

●	Internet service providers, and

●	original equipment manufacturers (OEMs)

We recognize hardware net sales for our customers at the point when the customers take legal ownership of the delivered products. Legal ownership passes from Zoom to the customer based on the contractual FOB point specified in signed contracts and purchase orders, which are both used extensively. Many of our customer contracts or purchase orders specify FOB destination. We verify the delivery date on all significant FOB destination shipments made during the last 10 business days of each quarter.

Our net sales of hardware include reductions resulting from certain events which are characteristic of the sales of hardware to retailers of computer peripherals. These events are product returns, certain sales and marketing incentives, price protection refunds, and consumer mail-in and in-store rebates. Each of these is accounted for as a reduction of net sales based on detailed management estimates, which are reconciled to actual customer or end-consumer credits on a monthly or quarterly basis.

Product Returns. Products are returned by retail stores and distributors for inventory balancing, contractual stock rotation privileges, and warranty repair or replacements. We estimate the sales and cost value of expected future product returns of previously sold products. Our estimates for product returns are based on recent historical trends plus estimates for returns prompted by, among other things, announced stock rotations and announced customer store closings. Management reviews historical returns, current economic trends, and changes in customer demand and acceptance of our products when estimating sales return allowances. The estimate for future returns is recorded as a reserve against accounts receivable, a reduction in our net sales, and the corresponding change to inventory reserves and cost of sales. Product returns as a percentage of total shipments were 7.0% and 8.2%, respectively, for the second quarter of 2010 and 2009, respectively.

Price Protection Refunds. We have a policy of offering price protection to certain of our retailer and distributor customers for some or all their inventory. Under the price protection policies, when we reduce our prices for a product, the customer receives a credit for the difference between the original purchase price and our reduced price for their unsold inventory of that product. Our estimates for price protection refunds are based on a detailed understanding and tracking by customer and by sales program. Estimated price protection refunds are recorded in the same period as the announcement of a pricing change. Information from customer inventory-on-hand reports or from direct communications with the customers is used to estimate the refund, which is recorded as a reduction of net sales and a reserve against accounts receivable. Reductions in our net sales due to price protection were negligible in the second quarter of 2010 and 2009, respectively.

Sales and Marketing Incentives. Many of our retailer customers require sales and marketing support funding, usually set as a percentage of our sales in their stores. The incentives were reported as reductions in our net sales and were $0.2 million in the second quarter of 2010 and $0.1 million in the second quarter of 2009.

Consumer Mail-In and In-Store Rebates. Our estimates for consumer mail-in and in-store rebates are based on a detailed understanding and tracking by customer and sales program, supported by actual rebate claims processed by the rebate redemption centers plus an accrual for an estimated lag in processing at the redemption centers. The estimate for mail-in and in-store rebates is recorded as a reserve against accounts receivable and a reduction of net sales in the same period that the rebate obligation was triggered. Reductions in our net sales due to the consumer rebates were negligible in the second quarter of 2010 and 2009, respectively

To ensure that the sales, discounts, and marketing incentives are recorded in the proper period, we perform extensive tracking and documenting by customer, by period, and by type of marketing event. This tracking includes reconciliation to the accounts receivable records for deductions taken by our customers for these discounts and incentives.

Accounts Receivable Valuation. We establish accounts receivable valuation allowances equal to the above-discussed net sales adjustments for estimates of product returns, price protection refunds, consumer rebates, and general bad debt reserves. These allowances are reduced as actual credits are issued to the customer's accounts. Our bad-debt write-offs were negligible in the second quarter of 2010 and 2009, respectively.

Inventory Valuation and Cost of Goods Sold. Inventory is valued at the lower of cost, determined by the first-in, first-out method, or market. We review inventories for obsolete slow moving products each quarter and make provisions based on our estimate of the probability that the material will not be consumed or that it will be sold below cost. Additional writedowns related to obsolete and slow-moving products were negligible in the second quarter of 2010 and 2009, respectively.

Valuation and Impairment of Deferred Tax Assets. As part of the process of preparing our financial statements we estimate our income tax expense and deferred income tax position. This process involves the estimation of our actual current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and financial reporting purposes. These differences result in deferred tax assets and liabilities, which are included in our balance sheet. We then assess the likelihood that our deferred tax assets will be recovered from future taxable income. To the extent we believe that recovery is not likely, we establish a valuation allowance. Changes in the valuation allowance are reflected in the statement of operations.

Significant management judgment is required in determining our provision for income taxes and any valuation allowances. We have recorded a 100% valuation allowance against our deferred income tax assets. It is management's estimate that, after considering all the available objective evidence, historical and prospective, with greater weight given to historical evidence, it is more likely than not that these assets will not be realized. If we establish a record of continuing profitability, at some point we will be required to reduce the valuation allowance and recognize an equal income tax benefit which will increase net income in that period(s).

As of December 31, 2009 we had federal net operating loss carry forwards of approximately $45,693,000. These federal net operating losses are available to offset future taxable income, and are due to expire in years ranging from 2018 to 2029. We also had state net operating loss carry forwards of approximately $16,680,000. These state net operating losses are available to offset future taxable income, and are primarily due to expire in years ranging from 2010 to 2014.

RESULTS OF OPERATIONS

Three Months and Six Months Ended June 30, 2010 Compared to Three Months and Six Months Ended June 30, 2009

The following table summarizes key indicators of results of operations:

	Three Months Ended		Six Months Ended
(Dollars in thousands, except per share data)	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Sales	$3,500	$3,066	$5,994	$5,414
Gross margin as a percentage of sales	25.7%	32.1%	27.8%	27.3%
Total operating expenses	1,060	1,249	2,186	2,843
Net income (loss) from operations	(162)	(274)	(460)	(1,329)
Diluted earnings (loss) per share from operations	(0.08)	(0.14)	(0.23)	(0.68)

Net sales were $3.5 million for our second quarter ended June 30, 2010, up 14.2% from $3.1 million in the second quarter of 2009. We had a net loss of $162 thousand for the second quarter of 2010, compared to a net loss of $274 thousand in the second quarter of 2009. Loss per diluted share was $0.08 in the second quarter of 2010 compared to $0.14 for the second quarter of 2009.  Net sales were $6.0 million for the six months ended June 30, 2010, up 10.7% from $5.4 million in the six months ended June 30, 2009. We had a net loss of $0.5 million for the first six months ended June 30, 2010 compared to a net loss of $1.3 million for the six months ended June 30, 2009.  Loss per diluted share was $0.23 in the six months ended June 30, 2010 compared to $0.68 for the six months ended June 30, 2009.

Our total net sales for the second quarter of 2010 increased $0.4 million or 14.2% from the second quarter of 2009, primarily due to increased sales of cable modems and 3G products.  The primary reason for the increased sales of cable modems was that Zoom began shipping a DOCSIS 3.0 cable modem.  The primary reason for the increased sales of 3G products was that Zoom didn’t begin shipping 3G products until the third quarter of 2009, and Zoom had four 3G products shipping in the second quarter of 2010.  Zoom’s largest product category, dial-up modems, declined in sales approximately 4% from the second quarter of 2009 to the second quarter of 2010.  Zoom’s ADSL products had the largest decline from the second quarter of 2009 to the second quarter of 2010, and Zoom plans to try to improve ADSL sales by introducing a new line of ADSL modems that benefit from Broadcom integrated circuit technology.

Our total net sales for the first half of 2010 increased $0.6 million or 10.7% from the first half of 2009, primarily due to increased sales of 3G products and cable modems for the reasons discussed above.

Zoom tracks sales geographically in 3 main categories – North America, the UK, and All Other.  North America is the largest, representing 80% of Zoom’s sales in the second quarter of 2010 and 83% of Zoom’s sales in the first half of 2010.  Sales in all three geographic categories grew from the second quarter of 2009 to the second quarter of 2010, and from the first half of 2009 to the first half of 2010.

Our total gross profit was $900 thousand in the second quarter of 2010, a decrease from $984 thousand in the second quarter of 2009. Our gross margin percent of net sales was 25.7% in the second quarter of 2010 compared to 32.1% in the second quarter of 2009. The decrease in gross profit and gross margin from the second quarter of 2009 to the second quarter of 2010 was primarily due to higher cost of goods sold due to higher air freight costs in the second quarter of 2010 as Zoom used air freight to meet higher than expected demand and to delay purchases and shipments and thereby improve cash flow.

Our total gross profit was $1.66 million for the first 6 months of 2010, up $187 thousand or 12.7% from our gross profit of $1.48 million for the first 6 months of 2009 primarily due to higher net sales. Our gross margin for the first 6 months of 2010 was 27.8%, up slightly from our gross margin of 27.3% for the first 6 months of 2009.  Gross margin for the first 6 months of 2010 benefited from spreading overhead costs over higher net sales, and suffered from higher air freight expenses to obtain inventory.

Selling Expense. Selling expense was $500 thousand or 14.3% of net sales in the second quarter of 2010 compared to $451 thousand or 14.7% of net sales in the second quarter of 2009. Selling expenses increased primarily due to increased sales, which increased variable selling expenses including freight for shipments to customers and sales commissions.  Selling expense was $948 thousand or 15.8% of net sales for the first half of 2010 compared to $938 thousand or 17.3% of sales in the first half of 2009.  The slight dollar increase for the first half of 2010 was due to higher variable costs associated with higher net sales, and the percentage decrease was primarily due to fixed costs in the first half of 2010 being spread over higher net sales.

General and Administrative Expense. General and administrative expense was $266 thousand or 7.6% of net sales in the second quarter of 2010, down significantly from $508 thousand or 16.6% of net sales in the second quarter of 2009. General and administrative expense decreased in the second quarter of 2010 compared to the second quarter of 2009 primarily due to a one-time $98 thousand reduction of an insurance liability, lower professional fees, and lower personnel costs.  General and administrative expense was $639 thousand or 10.7% for the first half of 2010, down significantly from $1.25 million or 23.1 % for the first half of 2009 primarily due to lower professional fees, lower personnel costs, and a one-time $98 thousand reduction of an insurance liability.

Research and Development Expense. Research and development expense was $294 thousand or 8.4% of net sales in the second quarter of 2010 and $290 thousand or 9.4% of net sales in the second quarter of 2009.  The primary R&D expenses were for personnel and for certifications, and these costs were stable during the periods.  Research and development expense was $599 thousand or 10.0% of net sales in the first half of 2010, down 8.2% from $653 thousand or 12.1% of net sales in the first half of 2009, with the reduction primarily due to lower personnel costs.

Other Income. Other income (expenses) were negligible in the second quarter of 2010 and 2009, respectively.

Net Loss. The net loss was $162 thousand for the second quarter of 2010, a significant improvement over the net loss of $274 thousand for the second quarter of 2009 primarily due to lower operating expenses in the second quarter of 2010.  The net loss was $460 thousand for the first half of 2010, a significant improvement over the net loss of $1.33 million for the first half of 2009, due to lower operating expenses and higher gross profit in the first half of 2010.

The following table summarizes the key change in operating expenses for the three months and six months ended June 30, 2010 from prior three and six months ended June 30, 2009:

Changes in Operating Expenses

(Dollars in thousands)	Three Months Ended June 30, 2010	Six Months Ended June 30, 2010
Research and development	$4	$(53)
Selling, general and administrative	$(193)	$(604)
Change in total operating expenses	$(189)	$(657)

FISCAL 2009 COMPARED TO FISCAL 2008

The following table summarizes key indicators of consolidated results of operations:

	Year Ended
(Dollars in thousands, except per share data)	December 31, 2009	December 31, 2008
Sales	$10,740	$14,459
Gross margin as a percentage of sales	27.9%	20.7%
Total operating expenses	5,612	6,933
Diluted income (loss) per share from operations	$(1.32)	$(2.23)

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

The following is a discussion of the major categories of our statement of operations, comparing the financial results for the year ended December 31, 2009 with the year ended December 31, 2008.

Net Sales.

Our total net sales decreased year-over-year by $3.7 million or 25.7%. In 2009 and 2008 we primarily generated our sales by selling dial-up and broadband modems via retailers, distributors, and Internet Service Providers. Zoom sales of dial-up modems declined $0.2 million or 4.2%, a small decline compared to recent previous years. Our Broadband, Wireless and Other Products sales decreased year-over-year by $3.5 million or 40.6%, primarily due to lower sales of DSL modems and wireless products.

	Year 2008 Sales $000	Year 2009 Sales $000	Change $000	Change %
Dial-up	$5,897	$5,650	$(247)	(4.2)%
Broadband, Wireless and Other Products	$8,562	$5,090	$(3,472)	(40.6)%
Total Net Sales	$14,459	$10,740	$(3,719)	(25.7)%

As shown in the table below our net sales in North America decreased $1.1 million or 11.0% to $9.0 million in 2009 from $10.1 million in 2008. Our net sales in the UK were $0.9 million in 2009 compared to $3.1 million in 2008, a 71.0% decrease. The sales decline in North America primarily reflects decreased sales of DSL modems and wireless products in 2009 as compared to 2008.  The sales decline in the UK primarily reflects decreased sales of wireless products and DSL modems in 2009 as compared to 2008, primarily due to dramatically reduced sales at two customers whose Zoom sales were large in 2008.  Our net sales in all other countries were $0.9 million in 2009 compared to $1.3 million in 2008, a 33.8% decline.

	Year 2008 Sales $000	Year 2009 Sales $000	Change $000	Change %
North America	$10,101	$8,994	$(1,107)	(11.0)%
UK	3,061	888	(2,173)	(71.0)%
All Other	1,597	858	(439)	(33.8)%
Total Net Sales	$14,459	$10,740	$(3,719)	(25.7)%

During 2009 two customers each accounted for 10% or more of our total net sales, and together accounted for 40% of our total net sales. During 2008, three customers each accounted for more than 10% of our total net sales, and together accounted for 44% of our total net sales.

Because of our customer concentration, our net sales and operating income could fluctuate significantly due to changes in political or economic conditions or the loss, reduction of business, or less favorable terms for any of our significant customers.

Gross Profit. Our gross profit was $3.0 million in 2009 and $3.0 million in 2008. Our gross profit percentage of net sales increased to 27.9% in 2009 from 20.7% in 2008. The primary reason for the gross profit percentage increase was an increased sales mix of higher margin products, lower manufacturing expense, and  lower sales dilution from consumer rebates and other retail channel payments.

Operating Expense. Total operating expense decreased by $1.3 million from $6.9 million in 2008 to $5.6 million in 2009. Total operating expense excluding the gain on sale of real estate as a percentage of net sales increased from 48.0% in 2008 to 52.3% in 2009.  The table below illustrates the change in operating expense*.

Operating Expense	Year 2008 $000	% Net of Sales	Year 2009 $000	% Net of Sales	Change $000	% Change
Selling Expense	$2,932	20.3%	$1,856	17.3%	$(1,076)	(36.7)%
General and Administrative Expense	2,280	15.8%	2,382	22.2%	102	4.5%
Research and Development Expense	1,721	11.9%	1,374	12.8%	(347)	(20.2)%
Total Operating Expense	$6,933	48.0%	$5,612	52.3%	$(1,321)	(19.1)%

*Note that the Zoom merger and spin-out transaction resulted in $0.08 million and $0.4 million of non-recurring operating expenses in 2008 and 2009, respectively.  Excluding the merger related expense the total operating expense was $6.9 million in 2008 and $5.2 million in 2009, a 24.4% decrease.

Selling Expense. Selling expense decreased from $2.9 million in 2008 to $1.9 million in 2009. Selling expense as a percentage of net sales was 20.3% in 2008 and 17.3% in 2009. The $1.1 million reduction in selling expense was primarily due to reduced personnel costs due to lower employee headcount and lower product delivery and warehousing costs and sales commissions

General and Administrative Expense. General and administrative expense was $2.3 million in 2008 and $2.4 million in 2009. General and administrative expense as a percentage of net sales was 15.8% in 2008 and 22.2% in 2009. In 2009 compared to 2008, general and administrative expense increased $0.1 million primarily due to the increase of $0.4 million in merger and spin-out related expense, partially offset by a reduction in personnel costs and rent expense.

Research and Development Expense.  Research and development expense decreased from $1.7 million in 2008 to $1.4 million in 2009.  Research and development expense as a percentage of net sales increased from 11.9% in 2008 to 12.8% in 2009. The $0.3 million decrease in research and development expense was primarily due to reduced personnel costs.

Gain on Sale of Real Estate.  In 2006 we sold the real estate that housed our corporate headquarters and concurrently entered into a leaseback arrangement for a portion of the property. The leaseback arrangement was for two years.  A gain of $5.5 million was realized on the sale. However, a portion of the gain ($0.7 million) was deferred and has been recognized in operations over the term of the lease ($0.38 million in 2007 and $0.341 million in 2008). The deferred gain was the estimated present value of the minimum lease payments under the leaseback arrangement.  The final monthly deferred gain was recorded in December 2008.

Other Income (Expense).  Other income, net changed from a loss of $0.5 million in 2008 to a gain of $0.04 million in 2009.  The primary reason for the loss of $0.5 million in 2008 was the $0.5 million write-down of investment assets.

Income Tax Expense (Benefit). We recorded a $0.01 million net income tax expense in 2008 and $0.005 million net income tax expense in 2009 resulting from income tax in Mexico.

LIQUIDITY AND CAPITAL RESOURCES

JUNE 30, 2010 COMPARED TO DECEMBER 31, 2009

Working Capital

On June 30, 2010 we had working capital of $2.4 million including $0.4 million in cash and cash equivalents. On December 31, 2009 we had working capital of $2.8 million including $1.2 million in cash and cash equivalents. Our current ratio at June 30, 2010 was 2.4 compared to 3.0 at December 31, 2009

In the second quarter of 2010 the Company’s cash balance was $0.4 million, down from $1.2 million on December 31, 2009.  Decreases in cash were primarily due to a loss of $0.5 million in the first six months of 2010, an increase in net receivables of $0.6 million, and an increase in inventory of $0.3 million.  An increase in accounts payable and accrued expenses of $0.4 million increased cash.

In the second quarter of 2010 the Company incurred a net loss of $162 thousand. Ongoing losses and other conditions raise substantial doubt about the Company's ability to continue as a going concern. Management does not believe that the Company has sufficient resources to fund its normal operations over the next 12 months unless product sales increase or the Company raises capital by selling non-product assets, incurring debt, selling stock, or doing some combination of these things. Additional funds may not be available on terms favorable to the Company, or at all. If these funds are not available the Company may not be able to execute its business plan or take advantage of business opportunities. The ability of the Company to obtain such additional funds and to achieve its operating goals is uncertain. In the event that the Company does not obtain additional capital or is not able to increase cash flow through an increase in sales or reduction in expenses, the Company will be unable to continue as a going concern. Refer to “Risk Factors” set forth on page 12 of this registration statement, in our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission (“SEC”) on March 31, 2010 and in our other filings with the SEC for further information with respect to events and uncertainties that could harm our business, operating results, and financial condition.

	Six Months Ended
(Dollars in thousands)	June 30, 2010	June 30, 2009
Net cash provided by (used in) operating activities	$(855)	$(486)
Net cash used in investing activities	1	(12)
Net cash used in financing activities	-	-
Effect of exchange rate changes on cash	(1)	4
Net change in cash and cash equivalents	(855)	(494)
Cash and cash equivalents at beginning of year	1,224	1,205
Cash and cash equivalents at end of period	$368	$711

During the six  months ended June 30, 2010, although we had signed an amendment to our lease in Boston, Massachusetts, our capital commitments and contractual obligations have not material changed from those disclosed in our Form 10-K for the year ended December 31, 2009.

FISCAL 2009 COMPARED TO FISCAL 2008

Liquidity and Capital Resources

On December 31, 2009 we had working capital of $2.8 million including $1.2 million in cash and cash equivalents.  On December 31, 2008 we had working capital of $3.9 million including $1.2 million in cash and cash equivalents. Our current ratio at December 31, 2009 was 3.0 compared to 3.4 at December 31, 2008.  A significant portion in the reduction of the current ratio was due to a decline in inventory partially offset by a decline in accounts payable.  The decline in inventory was primarily the result of improved inventory turnover in 2009.  The decline in accounts payable resulted primarily from lower inventory purchase volume.

In 2009 the Company’s operating activities used $0.8 million in cash. Its net loss in 2009 was $2.6 million. After adjusting for non-cash items including $0.06 million of depreciation and amortization expense, $0.1 million for common stock issuance, $0.4 million of stock-based compensation and the $0.3 million reversal of accounts receivable allowances, sources of cash from operations included a decrease in inventories of $1.3 million and a decrease in accounts receivable of $0.3 million. Uses of cash from operations included a decrease in accounts payable and accrued expense of $0.2 million. The decline in inventory was primarily the result of improved inventory turnover in 2009.

In 2009 the Company’s net cash provided by investing activities was $0.8 million primarily for the sale of its investment in Unity.

The following is a summary of the Company’s cash flows for the years 2008 and 2009:

	Year Ended
(Dollars in thousands, except per share data)	December 31, 2009	December 31, 2008
Net cash (used in) provided by operating activities	$(836)	$(2,050)
Net cash used in investing activities	758	(346)
Net cash provided by (used in) financing activities	95	-
Effect of exchange rate changes on cash	2	(47)

Net increase (decrease) in cash and cash equivalents	19	(2,443)
Cash and cash equivalents at beginning of year	1,205	3,648
Cash and cash equivalents at end of period	$1,224	$1,205

The following table summarizes our contractual obligations, including debt and operating leases at December 31, 2009 (in thousands):

OBLIGATIONS	TOTAL (1)	WITHIN 1 YEAR	2-3 YEARS	4-5 YEARS	AFTER 5 YEARS
Long-term debt obligations (1)	$—	$—	$—	$—	$—
Capital lease obligations	—	—	—	—	—
Interest	—	—	—	—	—
Operating lease obligations	755	415	340	—	—
Total contractual cash obligations	$755	$415	$340	$—	$—

Rights Offering – On [], 2010, the Company announced that it had filed a registration statement on Form S-1 with the Securities and Exchange Commission for a rights offering to its existing shareholders which has not yet become effective. Assuming the rights offering is fully subscribed, the Company will receive gross proceeds of up to approximately $2 million less expenses from the rights offering. The net proceeds will be used for potential working capital needs and general corporate purposes. The Company may use a portion of the proceeds to acquire or invest in businesses, products and technologies complementary with its existing businesses. However, the Company has no definitive agreements, nor is the Company engaged in any preliminary discussions to acquire or invest in any business, product or technology nor have we identified any specific transaction to pursue. The securities described in the registration statement on Form S-1 may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

OFF BALANCE SHEET COMMITMENTS AND ARRANGEMENTS

The Company has not had any investments in unconsolidated variable interest entities or other off balance sheet arrangements during any of the periods presented in this Notes to Consolidated Financial Statements (audited) included elsewhere in this prospectus.

EFFECTS OF NEW ACCOUNTING PRONOUNCEMENTS
The FASB has issued Accounting Standards Update (“ASU”) 2009-04, “Accounting for Redeemable Equity Instruments”.  ASU 2009-04 updates Topic 480-10-S99 to reflect the SEC staff’s view regarding the application of Accounting Series Release No. 268, Presentation in Financial Statements of “Redeemable Preferred Stocks”.  The adoption of the standard is not expected to have a significant impact on the Company’s financial statements.

The FASB has issued Accounting Standards Update (“ASU”) 2009-13, “Multiple Deliverable Revenue Arrangements”.  ASU 2009-13 clarifies the criteria for separating revenue between multiple deliverables.  This statement is effective for new revenue arrangements or materially modified arrangements in periods subsequent to adoption.  Adoption is required for fiscal years beginning on or after June 15, 2010, but early adoption is allowed.  The Company anticipates adopting ASU 2009-13 as of January 1, 2010 for new commercial revenue arrangements that fall within the scope of this Update.  The adoption of the standard is not expected to have a significant impact on the Company’s financial statements.

The FASB has issued Accounting Standards Update (“ASU”) 2009-14, “Certain Revenue Arrangements that Include Software Elements”.  ASU 2009-14 changes the accounting model for revenue arrangements that included both tangible products and software elements.  Under this guidance, tangible products containing software components and non-software components that function together to deliver the tangible product’s essential functionality are excluded from the software revenue guidance in Subtopic 985-605, “Software Revenue Recognition”.  ASU 2009-14 is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, which for the Company would be its fiscal year beginning January 1, 2011. Early adoption is permitted. The adoption of the standard is not expected to have a significant impact on the Company’s financial statements.

The FASB has issued Accounting Standards Update (“ASU”) 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements.”  This ASU requires some new disclosures and clarifies some existing disclosure requirements about fair value measurement as set forth in Codification Subtopic 820-10.  The FASB’s objective is to improve these disclosures and, thus increase the transparency in financial reporting. ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, which for the Company would be its fiscal quarter beginning January 1, 2010. The adoption of the standard is not expected to have a significant impact on the Company’s financial statements.

BUSINESS

Prior to September 22, 2009, Zoom Telephonics was a 100%-owned subsidiary of Zoom Technologies. Essentially all of the assets and liabilities of Zoom Technologies were held in Zoom Telephonics and all the revenues, expenses and cash flows of Zoom Technologies were derived from Zoom Telephonics. In this S-1 Registration Statement, for the periods prior to the September 22, 2009 spin-out of Zoom Telephonics from Zoom Technologies, the financial condition, results of operations and cash flows of Zoom Telephonics as reported in the accompanying financial statements are identical to the financial condition, results of operations and cash flows previously reported by Zoom Technologies.

We design, produce, market, sell, and support broadband and dial-up modems, Voice over Internet Protocol or "VoIP" products and services, WiFi ® and Bluetooth® wireless products, dialers, and other communication-related products. Our primary objective is to build upon our position as a leading producer of Internet access devices, and to take advantage of a number of trends in communications including enhanced Internet access, higher data rates, and voice calls traveling over the Internet.

Dial-up modems were Zoom's highest revenue category for many years.  Generally our sales of dial-up modems have been declining since the late nineties, and other product categories have become increasingly important.  However, our dial-up modem revenues declined only slightly in 2009, and dial-up modems were our largest source of revenues and gross profits in 2009.

Our dial-up modems connect personal computers and other devices to the local telephone line for transmission of data, fax, voice, and images. Our dial-up modems enable personal computers and other devices to connect to other computers and networks, including the Internet, at top data speeds up to 56,000 bits per second.

In response to increased demand for faster connection speeds, we expanded our product line to include DSL modems, cable modems, and related broadband access products. Our Asymmetric Digital Subscriber Line modems, known as ADSL modems or DSL modems, provide a high-bandwidth connection to the Internet through a telephone line that typically connects to compatible DSL equipment in or near the central telephone office. Zoom® is shipping a broad line of DSL modems. Some are fairly basic, designed to connect to the USB port of a Windows computer or the Ethernet port of a computer, router, or other device. Other Zoom DSL modems are more complex, and may include a router, a four-port switch, a firewall, a wireless access point, and other enhanced features. For a given DSL hardware platform, we often provide model variations with a different power supply, filters, firmware, packaging, or other customer-specific items.

Cable modems provide a high-bandwidth connection to the Internet through a cable-TV cable that connects to compatible equipment that is typically at or near the cable service provider. We began shipping cable modems during 2000. Our cable modem customers in the U.S. and other countries are primarily focused on retail.

We are currently shipping VoIP products which enable broadband users to make phone calls through the Internet, potentially lowering the cost of the call and providing other benefits such as the ability to manage and track calls using a Web browser. 2005 shipments included a multi-function DSL gateway with VoIP, and we also shipped a router with VoIP for use with either a DSL modem or cable modem. In February 2006 we began shipping the first products in a line of analog telephone adapters (ATAs), which connect to a router and one or more phones, and provide VoIP capabilities to the connected phones. Some of our VoIP products are targeted for sale to service providers, and some others are targeted for sale through our sales channels to end-users.

Zoom’s product line includes wireless products, including wireless-G and wireless-N network products and Bluetooth® products.  During the second half of 2009 Zoom began shipping 3G mobile broadband products, which provide a high-speed connection to the Internet by using a cellular phone service provider’s network.

Zoom’s product line also includes dialers, and Zoom authored and owns some dialer-related patents.

We are incorporated in Delaware under the name Zoom Telephonics, Inc.  Zoom Telephonics, Inc. was originally incorporated in New York in 1977 and changed its state of incorporation to Delaware in 1993. Our principal executive offices are located at 207 South Street, Boston, MA 02111, and our telephone number is (617) 423-1072.

Available Information

Our Internet website address is www.zoom.com. Through our website we make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. These SEC reports can be accessed through the investor relations section of our website.

EMPLOYEES

As of September 24, 2010, we had 37 employees. We believe that our employee relations are good. None of our approximately 34 U.S. based employees are represented by a labor union. Employment by functional area as of September 24, 2010, is as follows:

Executive, Admin., Management Information Systems & Finance	6
Manufacturing, Assembly, Shipping, Purchasing & Quality Control	9
Research & Development	8
Sales, Marketing & Technical Support	14
Total	37

Products

General

The vast majority of our products facilitate communication of data through the Internet. Our dial-up modems can also link computers, point-of-purchase terminals, or other devices to each other through the traditional telephone network without using the Internet. Our cable modems use the cable-TV cable and our DSL modems use the local telephone line to provide a high-speed link to the Internet. Our 3G modems use a cellular service provider’s network to provide a high-speed link to the network.  Our wireless-G and wireless-N network products typically communicate with a broadband modem for access to the Internet.  Some of our Bluetooth wireless products, such as our Bluetooth modem, are designed for Internet access. Our dialers can be used to route voice calls to a VoIP network that may include the Internet. Our modems and dialers typically connect to a single phone line in a home, office, or other location.  We do have some products, however, that do not facilitate communication of data through the Internet, including some of our Bluetooth products.

Dial-Up Modems

We have a broad line of dial-up modems with top data speeds up to 56,000 bps, available in internal and external models. PC-oriented internal modems are designed primarily for installation in the PCI slot, PCI-E slot, or PC card slot of IBM PC-compatibles. Embedded internal modems are designed to be embedded in PCs dedicated to a specific application, such as point-of-purchase terminals, kiosks, and set-top boxes. Many of our external modems are designed to work with almost any terminal or computer, including Windows computers, the Apple Macintosh, Linux computers, and other computers. When sold as packaged retail products, our dial-up modems are typically shipped complete with third-party software that supports the hardware capabilities of the modem.

56K modems allow users connected to standard phone lines to download data at speeds up to 56,000 bps ("56K") when communicating with compatible central sites connected to digital lines such as T1 lines. Those central sites are typically online services, Internet Service Providers, or remote LAN access equipment. Our 56K modems typically support the V.90 standard as well as lower-speed standards, and most of our 56K modems also support the newer V.92 standard.

In March and April of 1999 we acquired substantially all of the modem product and trademark assets of Hayes Microcomputer Products, Inc., an early leader in the modem industry. In July 2000 we acquired the trademark and product rights to Global Village products. Global Village was a modem brand for products used with Apple Macintosh computers. We now sell and market dial-up modems under the Zoom® and Hayes® names, and also sell them unbranded or under a private-label brand specific to a particular high-volume account.

DSL Modems

Our DSL modems incorporate the ADSL standards that are currently most popular worldwide, including ADSL2/2+, G.dmt, G.Lite, and ANSI T1.413 issue 2. In 2000 we designed and shipped our first DSL modems, an external USB model and an internal PCI model. In 2002 we introduced a new PCI models, and also introduced an Ethernet model and a USB/Ethernet model with router features. In 2003 we introduced a DSL modem with a built-in router, a USB port, and four switched Ethernet ports. In September 2004 Zoom began shipping its first DSL modem with built-in VoIP, which also included a router, a 4-port switch, and a firewall. During the fourth quarter of 2004 Zoom introduced new modem hardware designs for its USB, Ethernet, Ethernet/USB, and 4-port router models, shifting to newer modem chipsets and lowering Zoom's cost of goods. In March 2005 Zoom introduced a DSL modem with wireless networking using the 802.11b and 802.11g standards, a 4-port switching hub, router, and firewall.  In 2006 Zoom began shipping a software Install Assistant with most of its DSL modems to simplify end-user installation.  In January 2007 Zoom began shipping user-friendly upstream (that is, to the Internet) QOS Quality-of-Service capability with some of its DSL modems, to provide a “fast lane” for bandwidth-sensitive applications such as VoIP, gaming, and video. In 2009 Zoom introduced DSL models with TR.69 and Annex M capability, and began volume shipments of a DSL modem with a built-in wireless-G router and VoIP.  In 2010 Zoom expects to begin shipping DSL models with a built-in wireless-N router and to introduce new models with lower cost of goods.

Cable Modems

Each cable service provider has its own approval process, in which the cable service provider may require CableLabs® certification and may also require the service provider’s own company test and approval. We have obtained CableLabs® certification for our currently marketed cable modems. They have also received a number of cable service provider company approvals. The approval process has been and continues to be a significant barrier to entry, as are the strong relationships with cable service providers enjoyed by incumbent cable equipment providers like Motorola and Cisco Systems.

Zoom sells cable modems to electronics retailers and cable service providers. Sales through the retail channel have been handicapped by a number of factors, including the fact that most cable service providers offer cable modems with their service and the fact that some cable service providers do not provide much if any financial incentive to a customer who purchases his own modem rather than leasing it from the cable service provider.  However, Zoom has significant cable modem sales through retailers.

Zoom’s cable modems currently support DOCSIS standards 1.0, 1.1, and 2.0, the popular standards in the US and many other countries.  The DOCSIS 3.0 standard supports higher speeds and other features; and Comcast and some other large cable service providers are in the midst of a significant rollout of DOCSIS 3.0 modems and service.  Zoom expects to begin shipping DOCSIS 3.0 cable modems during the first half of 2010.

3G Mobile Broadband Modems and Routers

During the second half of 2009 Zoom began shipping its first 3G mobile broadband products, 3G modems and 3G wireless-N routers.  Zoom’s 3G modems currently support AT&T, T-mobile, and the majority of cellular service providers worldwide who use the GSM standard for voice and data.  The primary alternative standard is CDMA, which is used by Verizon, Sprint, and other cellular service providers worldwide.  Zoom does not currently offer a CDMA modem.  Zoom’s 3G wireless-N routers allow someone to plug a 3G modem for Internet access, and to share that Internet access with computers, phones, and other devices with wireless-G or wireless-N capability.  Zoom anticipates expanding its 3G line in 2010.

Voice over Internet Protocol Products and Global Village

In 2004 we introduced a line of products that support VoIP or "Voice over Internet Protocol". Our first VoIP products used the standards-based Session Initiation Protocol, or SIP protocol, and are thus compatible with a wide range of other SIP-compatible VoIP products and services. SIP allows devices to establish and manage voice calls on the Internet. Zoom’s VoIP product line includes the X6v and a line of Analog Telephone Adapters. The X6v includes a DSL modem, a wireless-G router, a firewall, a 4-port switching hub, VoIP, and other features.  Zoom’s Analog Telephone Adapters connect to a router’s Ethernet port and to one or more telephones to provide those phones with VoIP capabilities.

Zoom’s Teleport™ phone port lets an end-user plug in a normal phone to place and receive voice calls over the Internet, or to place and receive calls over the familiar switched telephone network. Because the TelePort typically routes emergency calls over the familiar switched telephone network, those calls are handled correctly without relying on proper handling by a VoIP service provider. In addition, the TelePort can be used to provide a “second phone line” and to provide other advantages.

Zoom devoted significant resources to the VoIP product area in 2004 through 2008, and we continue to devote some resources to VoIP hardware.

While SIP has been the most successful approach to VoIP for enterprise use and for VoIP offerings by telephone companies, Skype has been more successful for end-users using personal computers.  In 2007 Zoom introduced two Skype products.  One is an adapter that plugs into the USB port of a PC and allows the use of a normal corded or cordless phone, and one is a wireless PC headset that lets a user switch easily between phone calls and music.

Wireless Local Area Networking

In 2005 Zoom began shipping DSL modems with Wireless-G local area network capability and Zoom’s Wireless-G product line now also includes USB and PC Card clients and a wireless router.  In 2009 Zoom began shipping products that incorporate the extended range and higher data rate associated with the multiple-input multiple-output wireless standard, 802.11n.  Those products currently include wireless-N adapters and routers.  In 2010 Zoom expects to expand its wireless-N line to include an ADSL wireless-N gateway and new wireless-N routers.

Bluetooth® Modems and Adapters

In 2003 we began shipping a Bluetooth modem, a Bluetooth USB adapter, and a Bluetooth PC Card adapter. Bluetooth is a wire-elimination technology that is increasingly popular for mobile phone and computer products. In 2006 and later years we expanded our Bluetooth product line to include Bluetooth audio product  and thumbnail-size USB adapters.

Dialers and Related Telephony Products

Zoom manufactures dialers that simplify the placing of a phone call by dialing digits automatically. We shipped our first telephone dialer, the Demon Dialer®, in 1981, and in 1983 began shipping the Hotshot™ dialer. As the dialer market diminished due to equal access, we focused on modems and other peripherals for the personal computer market. In 1996 we began shipping a new generation of dialers incorporating proprietary technology that is now covered by four issued U.S. patents. Some of these dialers are well-suited for routing appropriate calls through money-saving long-distance service providers, including prepaid phone card service providers.

Products for Markets outside North America

Products for countries outside the US often differ from a similar product for the US due to different regulatory requirements, country-specific phone jacks and AC power adapters, and language-related specifics. As a result, the introduction of new products into markets outside North America can be costly and time-consuming. In 1993 we introduced our first dial-up modem approved for selected Western European countries. Since then we have continued to expand our product offerings into markets outside North America, including DSL modems and VoIP products and services. We have received regulatory approvals for, and are currently selling our products in a number of countries, including European Union, Caribbean, and South American countries, Canada, Hong Kong, Mexico, Poland, Switzerland, Turkey, the USA, and Vietnam. We intend to continue to expand and enhance our product line for our existing markets and to seek approvals for the sale of our products in new countries throughout the world.  For instance, Zoom recently began shipment of PCI and USB modems with regulatory approvals for 70 countries and regulatory testing completed for many other countries.

ROHS Restriction on Hazardous Substances

The European Union’s Directive 2002/95/EC, Restriction on Use of Hazardous Substances (RoHS), has strict rules regarding products put on the European market after July 1, 2006. Those products have defined limits on their content of lead, mercury, cadmium, hexavalent chromium, polybrominated biphenyls, and polybrominated diphenyl ethers. Most electronics manufacturers including Zoom consequently needed to change their manufacturing processes and component choices to conform to RoHS. Zoom has completed the work required to affect this change for products where it is practical to make this change, including almost all of Zoom’s high-volume products.

CEC Appliance Efficiency Regulations

The California Energy Commission (CEC) has rules affecting many of our products manufactured on or after July 1, 2007.  These rules apply to our products with power cubes, which typically plug into an AC outlet and provide low-voltage AC or DC to a modem or other device.  CEC rules require that the power cubes used in our products be highly efficient, so that most of the input energy is used by our device and not dissipated as heat.  This typically requires a more expensive power cube, resulting in a smaller, lower-weight power cube that will reduce the customer’s energy usage.  Because California is the most populous state in the US and because many of our customers have sales outlets in California, Zoom now meets the CEC rules for all our significant US products.

Sales Channels

General

We sell our products primarily through high-volume distributors and retailers, Internet service providers, telephone service providers, value-added resellers, PC system integrators, and original equipment manufacturers ("OEMs"). We support our major accounts in their efforts to discern strategic directions in the market, to maintain appropriate inventory levels, and to offer a balanced selection of attractive products.

During 2009 two customers each accounted for 10% or more of our total net sales.  Together these two customers accounted for 40% of our total net sales.  The top three customers accounted for approximately 48% of our total net sales.

Distributors and Retailers outside North America

In markets outside North America we sell and ship our products primarily to independent distributors and retailers. Our European high-volume retailers include Amazon, eBuyer, Media Markt, and others.  We believe sales growth outside North America will continue to require substantial additional investments of resources for product design and testing, regulatory approvals, native-language instruction manuals and software, packaging, sales support, and technical support. We have made this investment in the past for many countries, and we expect to make this investment for many countries and products in the future.  Areas of focus include Latin America, Europe, and the Middle East.

North American High-volume Retailers and Distributors

In North America we reach the retail market primarily through high-volume retailers. Our North American retailers include Best Buy, Fry’s, Micro Center, Staples, Wal-Mart, and many others. Retailers typically carry an assortment of our dial-up modems, cable modems, and DSL modems, and some also carry an assortment of our wireless products.

We sell significant quantities of our products through distributors, who often sell to corporate accounts, retailers, service providers, value-added resellers, equipment manufacturers, and other customers. Our North American distributors include our major customers Tech Data, Ingram Micro, D&H Distributing, Border States Electric, and others.

Internet and Telephone Service Providers

In recent years an important part of our business has been the sale of DSL modems to DSL service providers in the U.S. and in some other countries. We plan to continue selling and supporting these customers. In addition, we will continue to offer some of our cable modem, 3G, and VoIP products to service providers.

System Integrators and Original Equipment Manufacturers

Our system integrator and OEM customers sell our products under their own name or incorporate our products as a component of their systems. We seek to be responsive to the needs of these customers by providing on-time delivery of high-quality, reliable, cost-effective products with strong engineering and sales support. We believe that some of these customers also appreciate the improvement in their products' image due to use of a Zoom or Hayes brand modem.

Sales, Marketing and Support

Our sales, marketing, and support are primarily managed from our headquarters in Boston, Massachusetts. In North America we sell our Zoom, Hayes, and private-label dial-up modem products through Zoom's sales force and through commissioned independent sales representatives managed and supported by our own staff. Most service providers are serviced by Zoom's sales force. North American technical support is primarily handled from our Boston headquarters. We also maintain a sales and logistics office in the United Kingdom for the UK and a number of other European countries.

We believe that Zoom, Hayes, and Global Village are widely recognized brand names. We build upon our brand equity in a variety of ways, including cooperative advertising, product packaging, Web advertising, trade shows, and public relations.

We attempt to develop quality products that are user-friendly and require minimal support. We typically support our claims of quality with product warranties of one to seven years, depending upon the product. To address the needs of end-users and resellers who require assistance, we have our own staff of technical support specialists.  They currently provide telephone support five days per week in English and, in some cases, Spanish. Our technical support specialists also maintain a significant Internet support facility that includes email, firmware and software downloads, and the SmartFacts™ Q&A search engine.

Research and Development

Our research and development efforts are focused on developing new communications products, enhancing the capabilities of existing products, and reducing production costs. We have developed close collaborative relationships with certain of our ODM (Original Design Manufacturer) suppliers and component suppliers. We work with these partners and other sources to identify and respond to emerging technologies and market trends by developing products that address these trends. In addition, we purchase modems and other chipsets that incorporate sophisticated technology from third parties, thereby eliminating the need for us to develop this technology in-house. As of December 31, 2009 we had 8 employees engaged primarily in research and development. Our research and development team performs electronics hardware design and layout, mechanical design, prototype construction and testing, component specification, firmware and software development, VoIP service development, product testing, foreign and domestic regulatory approval efforts, end-user and internal documentation, and third-party software selection and testing.

Manufacturing and Suppliers

Our products are currently designed for high-volume automated assembly to help assure reduced costs, rapid market entry, short lead times, and reliability. High-volume assembly typically occurs in China, Taiwan, or Korea. Our contract manufacturers and original design manufacturers typically obtain some or all of the material required to assemble the products based upon a Zoom Telephonics Approved Vendor List and Parts List. Our manufacturers typically insert parts onto the printed circuit board, with most parts automatically inserted by machine, solder the circuit board, and in-circuit test the completed assemblies. Functional test and packaging are sometimes performed by the contract manufacturer. For the United States and many other markets, functional test and packaging are more commonly performed at our manufacturing facilities in North America, allowing us to tailor the packaging and its contents for our customers immediately before shipping. We also perform circuit design, circuit board layout, and strategic component sourcing at our North American facility. Wherever the product is built, our quality systems are used to help assure that the product meets our specifications.

In late 2006 we moved our North American manufacturing facility from Boston, Massachusetts to Tijuana, Mexico.  This was a highly challenging move, since it dramatically changed our personnel, facilities, infrastructure, and logistics.  The reason we made the move was to reduce our personnel cost, facilities cost, and the costs associated with shipping from Asia to North America. While we continue to experience certain challenges associated with the Tijuana facility, including challenges relating to bringing products across the border between the U.S. and Mexico, the Tijuana facility is running fairly smoothly now.   We believe that this facility assists us in cost-effectively providing rapid response to the needs of our U.S. customers.  In March 2009 we moved our Tijuana operation to a smaller, lower cost building in Tijuana.

We usually use one primary manufacturer for a given design. We sometimes maintain back-up production tooling at a second manufacturer for our highest-volume products. Our manufacturers are normally adequate to meet reasonable and properly planned production needs; but a fire, natural calamity, strike, financial problem, or other significant event at an assembler's facility could adversely affect our shipments and revenues. Currently our business is distributed among a number of suppliers. In 2009 we had 3 suppliers, Abocom, Unihan, and Xavi, each of whom provided 10% or more of our purchased inventory. The loss of their services or a material adverse change in their business or in our relationship could materially and adversely harm our business.

Our products include a large number of parts, most of which are available from multiple sources with varying lead times. However, most of our products include a sole-sourced chipset as the most critical component of the product. The vast majority of our dial-up modem chipsets come exclusively from Conexant. Conexant is one of the leading producers of modem chipsets worldwide; but serious problems at Conexant would probably create a significant reduction in Zoom’s shipments.

We have experienced delays in receiving shipments of modem chipsets in the past, and we may experience such delays in the future. Moreover, we cannot assure that a chipset supplier will, in the future, sell chipsets to us in quantities sufficient to meet our needs or that we will purchase the specified dollar amount of products necessary to receive concessions and incentives from a chipset supplier. An interruption in a chipset supplier's ability to deliver chipsets, a failure of our suppliers to produce chipset enhancements or new chipsets on a timely basis and at competitive prices, a material increase in the price of the chipsets, our failure to purchase a specified dollar amount of products or any other adverse change in our relationship with modem component suppliers could have a material adverse effect on our results of operations.

We are also subject to price fluctuations in our cost of goods. Our costs may increase if component shortages develop, lead-times stretch out, or fuel costs continue to rise.

We are also subject to the RoHS and CEC rules discussed above, which affect component sourcing, product manufacturing, sales, and marketing.

Competition

The communications network access industry is intensely competitive and characterized by aggressive pricing practices, continually changing customer demand patterns, and rapid technological advances, and emerging industry standards. These characteristics result in frequent introductions of new products with added capabilities and features, and continuous improvements in the relative functionality and price of modems and other PC communications products. Our operating results and our ability to compete could be adversely affected if we are unable to:

●	successfully and accurately anticipate customer demand;

●	manage our product transitions, inventory levels, and manufacturing processes efficiently;

●	distribute or introduce our products quickly in response to customer demand and technological advances;

●	differentiate our products from those of our competitors; or

●	otherwise compete successfully in the markets for our products

 Some of our primary competitors by product group include the following:

Dial-up modem competitors: Best Data, Creative Labs, Lite-On, Sitecom, and US Robotics.

 DSL modem competitors: 2Wire, 3Com, Actiontec, Airties, Asus, Aztech, Best Data, Cisco Systems (Linksys division), D-Link, Huawei, Netgear, Netopia, Sagem, Siemens (formerly Efficient Networks), Thomson, Westell, Xavi, and ZyXEL Communications.

Cable modem competitors: Arris Systems, Cisco Systems (Linksys and Scientific Atlanta divisions), D-Link, Hon Hai Network Systems (formerly Ambit Microsystems), Motorola, Netgear, SMC Networks, Terrayon , and Thomson.

3G competitors: Cradlepoint, D-Link, Huawei, Netgear, Novatel Wireless, Sierra Wireless, and ZTE.

VoIP hardware competitors: AudioCodes, Cisco Systems (Linksys division), Digium, D-Link, Draytek, Grandstream, Mediatrix, Micro-ATA, MultiTech, Patton, Snom, Zyxel, and 8x8.

Bluetooth competitors: Anycom, Belkin, D-Link, IOGear, Jabra, Kensington, Linksys, Logitech, Sitecom, SMC, Targus, Trendnet, and Trust.

Many of our competitors and potential competitors have more extensive financial, engineering, product development, manufacturing, and marketing resources than we do.

The principal competitive factors in our industry include the following:

●	product performance, features, reliability and quality of service;

●	price;

●	brand image;

●	product availability and lead times;

●	size and stability of operations;

●	breadth of product line and shelf space;

●	sales and distribution capability;

●	technical support and service;

●	product documentation and product warranties;

●	relationships with providers of broadband access services; and

●	compliance with industry standards.

We believe we are able to provide a competitive mix of the above factors for our products, particularly when they are sold through retailers, computer product distributors, and small to medium sized Internet service providers, and system integrators. We are less successful in selling directly to large telephone companies and other large providers of broadband access services.

DSL, cable, and 3G modems transmit data at significantly faster speeds than dial-up modems. DSL and cable, however, typically require a more expensive Internet access service. In addition, the use of DSL and cable modems is currently impeded by a number of technical and infrastructure limitations. We began shipping both cable and DSL modems in the year 2000. We have had some success in selling to smaller phone companies and to Internet service providers, but we have not sold significant quantities to large phone companies or to large cable service providers. We believe a small fraction of new US cable modem and DSL placements in 2009 were sold at retail, and that a low percentage were sold through retailers in most other countries.

Successfully penetrating the broadband modem market presents a number of challenges, including:

●	The current limited retail market for broadband modems;

●	The relatively small number of cable, telecommunications and Internet service providers that make up the majority of the market for broadband modems;

●	The significant bargaining power of these large volume purchasers;

●	The time-consuming, expensive and uncertain approval processes of the various cable and DSL service providers; and

●	The strong relationships with service providers enjoyed by some incumbent equipment providers, including Motorola and Cisco Systems for cable modems and Huawei for DSL and 3G modems.

The use of the Internet to provide voice communications services is a relatively recent market development. A substantial number of companies have emerged to provide VoIP products and services, and many of these companies have more extensive financial, engineering, product development, and marketing resources than we do. The principal competitive factors in the VoIP market include: price, brand recognition, service and support, features, distribution, and reliability. Competitors for our current VoIP hardware products are listed above.  Competitors for our Skype VoIP products include a large number of companies worldwide, including Actiontec, Cisco Systems (Linksys division), D-Link, Motorola, Sennheiser, and TeleVoIP.

Intellectual Property Rights

We rely primarily on a combination of copyrights, trademarks, trade secrets and patents to protect our proprietary rights. We have trademarks and copyrights for our firmware (software on a chip), printed circuit board artwork, instructions, packaging, and literature. We also have nine patents. The patents that have been issued expire between 2011 and 2015. We cannot assure that any patent application will be granted or that any patent obtained will provide protection or be of commercial benefit to us, or that the validity of a patent will not be challenged. Moreover, we cannot assure that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop comparable or superior technologies.

We license certain technologies used in our products, typically rights to bundled software, on a non-exclusive basis. In addition we purchase chipsets that incorporate sophisticated technology. We have received, and may receive in the future, infringement claims from third parties relating to our products and technologies. We investigate the validity of these claims and, if we believe the claims have merit, we respond through licensing or other appropriate actions. Certain of these past claims have related to technology included in modem chipsets. We forwarded these claims to the appropriate vendor. If we or our component manufacturers were unable to license necessary technology on a cost-effective basis, we could be prohibited from marketing products containing that technology, incur substantial costs in redesigning products incorporating that technology, or incur substantial costs defending any legal action taken against it. Where possible we attempt to receive patent indemnification from chipset suppliers and other appropriate suppliers, but the extent of this coverage varies and enforcement of this indemnification may be difficult and costly.

Government Regulation

Regulatory Approvals, Certifications and Other Industry Standards

Our modems and related products sold in the U.S are required to meet United States government regulations, including regulations of the United States Federal Communications Commission, known as the FCC, which regulates equipment, such as modems, that connects to the public telephone network. The FCC also regulates the electromagnetic radiation and susceptibility of communications equipment. In addition, in order for our broadband products to be qualified for use with a particular broadband Internet service, we are often required to obtain approvals and certifications from the actual cable, telephone or Internet service provider and from CableLabs® for cable modems. In addition to U.S. regulations, many of our products sold abroad require us to obtain specific regulatory approvals from foreign regulatory agencies for matters such as electrical safety, country-specific telecommunications equipment requirements, and electromagnetic radiation and susceptibility requirements. We submit products to accredited testing laboratories and, when required, to specific foreign regulatory agencies, to receive approvals for our products based on the test standards appropriate to the target markets for a given product. We expect to continue to seek and receive approvals for new products to allow us to reach a large number of countries throughout the world, including countries in the Americas, Europe, Asia, and Africa. The regulatory process can be time-consuming and can require the expenditure of substantial resources. We cannot assure that the FCC or foreign regulatory agencies will grant the requisite approvals for any of our products on a timely basis, if at all.

United States and foreign regulations regarding the manufacture and sale of electronics devices are subject to change. On July 1, 2006 changes were implemented by the European Union to reduce the use of hazardous materials, such as lead, in electronic equipment. As discussed above, the implementation of these requirements caused Zoom and other electronics companies to change or discontinue many of its European products.  As discussed above, the California Energy Commission’s Appliance Efficiency Regulations will affect the power cube supplied with some of Zoom’s US products.

In addition to reliability, quality and content standards, the market acceptance of our products and services is dependent upon the adoption of industry standards so that products from multiple manufacturers are able to communicate with each other. Our products and services, particularly our VoIP products and services, rely heavily on a variety of communication, network and voice compression standards to interoperate with other vendors' equipment. There is currently a lack of agreement among industry leaders about which standard should be used for a particular VoIP application, and about the definition of the standards themselves. There is significant and growing consensus to use SIP for VoIP telephony, but there are important exceptions.  One exception is Skype, which uses a proprietary protocol.  Another exception is Packet Cable, which is popular with cable service providers.  Another complication is that some VoIP services continue to evolve.  The failure of our products and services to comply with various existing and evolving standards could delay or interrupt volume production of our VoIP telephony or other new products and services, expose us to fines or other imposed penalties, or adversely affect the perception and adoption rates of our products and services, any of which could harm our business.

Properties

Since 1983 our headquarters has been near South Station in downtown Boston at 201 and 207 South Street. In December 2006, the Company sold its owned headquarters buildings in Boston, Massachusetts and leased back 25,200 square feet for two years expiring December 2008. In November 2008 the Company signed a lease amendment for its headquarters’ offices in Boston in the existing building for approximately 14,400 square feet for three years with a six month termination option starting July 1, 2010.

In August 1996 we entered into a lease for a 77,428 square foot manufacturing and warehousing facility at 645 Summer Street, Boston, MA. The term of this lease expired in August 2006 and we began the planned move of our manufacturing and warehousing facility to Tijuana, Mexico. In August 2006 we signed a lease for a 35,575 square foot manufacturing and warehousing facility in Tijuana, Mexico with an initial lease term from October 2006 to May 2007, with five two-year options thereafter.  In February, 2007 we renegotiated the first renewal term and signed a one-year extension starting in May 2007, with five two-year options thereafter. We signed another one-year extension starting in May 2008.  In March 2009 we signed a one-year lease with one one-year option for a smaller facility for lower cost.  We received verbal approval from the landlord and expect to sign another extension ending April 30, 2011.

In September 2005 we entered into a two year office lease consisting of 2,400 square feet at 2 Kings Road, Fleet, Hants, U.K for our U.K. sales office.  In September 2007 the lease was continued on a month-to-month basis with a 3 month cancellation notice required by Zoom or the landlord. In September 2008 the lease was replaced by a lower cost Managed Office Service Agreement at Centaur House Ancells Road, Fleet, Hants, UK.

Legal Proceedings

In February 2009 Zoom Telephonics, Inc. was named as one of 15 defendants in a patent infringement lawsuit filed in the United States District Court for the Eastern District of Texas by Finoc Design Consulting Oy of Oulu, Finland.   The complaint claimed that Zoom had been infringing on U.S. patent 6,850,560, dated February 1, 2005, by offering for sale, selling, and providing service and support to customers of its wireless xDSL products.  The Company believes that the basis for the infringement charge relates to certain chipsets in the Company's wireless xDSL products that were obtained from Conexant Systems, Inc (“Conexant”).  All of Zoom’s wireless xDSL products use Conexant ADSL chipsets.  The lawsuit was dismissed with prejudice on August 26, 2009.

 BOARD OF DIRECTORS AND MANAGEMENT

Information Regarding the Board of Directors

The Board of Directors currently consists of five members. At each meeting of stockholders, Directors are elected for a one-year term. The following table and biographical descriptions set forth information regarding the current members of the Board of Directors.

Name	Age	Principal Occupation	Director Since
Frank B. Manning	61	Chief Executive Officer, President, Acting Chief Financial Officer and Chairman of the Board of Zoom Telephonics, Inc.	1977
Peter R. Kramer (2)	58	Artist	1977
Bernard Furman (1) (2)	80	Retired	1991
J. Ronald Woods (1)	75	President of Rowood Capital Corp.	1991
Joseph J. Donovan (1)(2)	60	Director of Education Programs at Suffolk University's Sawyer School of Management	2005

(1)  Current members of the Audit Committee and the Nominating Committee.
(2)  Current members of the Compensation Committee.

Frank B. Manning is a co-founder of our company. Mr. Manning has been our president, chief executive officer, and a Director since May 1977. He has served as our chairman of the board since 1986. He earned his BS, MS and PhD degrees in Electrical Engineering from the Massachusetts Institute of Technology, where he was a National Science Foundation Fellow. From 1998 through late 2006 Mr. Manning was also a director of the Massachusetts Technology Development Corporation, a public purpose venture capital firm that invests in seed and early-stage technology companies in Massachusetts. Mr. Manning is the brother of Terry Manning, our vice president of sales and marketing. From 1999 to 2005 Mr. Manning was a Director of Intermute, a company that Zoom co-founded and that was sold to Trend Micro Inc., a subsidiary of Trend Micro Japan. Mr. Manning was a Director of Unity Business Networks, a hosted VoIP service provider, from Zoom's investment in July 2007 until Unity’s acquisition in October 2009. Mr. Manning is also a director of Zoom Technologies, Inc. Mr. Manning’s extensive experience as our Chief Executive Officer, as well as his overall experience and professional skills in electronics and business, enable him to capably serve as Acting Chief Financial Officer and Chairman of Zoom’s Board of Directors.

Peter R. Kramer is a co-founder of Zoom and has been a Director of Zoom since May 1977. Mr. Kramer also served as our Executive Vice President from May 1977 until November 2009. He earned his B.A. degree in 1973 from SUNY Stony Brook and his M.F.A. degree from C.W. Post College in 1975. From 1999 to 2005 Mr. Kramer was a Director of Intermute, a company that Zoom co-founded and that was sold to Trend Micro Inc., a subsidiary of Trend Micro Japan. Mr. Kramer was a member of the Board of Directors of Zoom Technologies, Inc. from 1977 until September 2009. Mr. Kramer’s experience as our co-founder and as Executive Vice President with Zoom for over thirty years enables him to bring a well informed perspective to our Board of Directors.

Bernard Furman has been a Director of Zoom since 1991. Mr. Furman, currently retired, has served as a consultant to various companies, including Timeplex, Inc. (formerly listed on the New York Stock Exchange), a world leader in large capacity multiplexer and network management products. He was a co-founder of Timeplex and served as its General Counsel and as a member of its Board of Directors from its inception in 1969, and in 1984 also became Vice Chairman, Chief Administrative Officer and a member of the Executive Committee of the Board, holding all such positions until Timeplex was acquired by Unisys Corporation in 1988. Mr. Furman was a member of the Board of Directors of Zoom Technologies, Inc. from 1991 until September 2009. Mr. Furman’s service on our Board of Directors for nearly twenty years, as well his experience as a high-level executive of Timeplex, an attorney, and as a consultant to various companies provides our Board of Directors with both in depth knowledge of our company as well as broad-based experience.

J. Ronald Woods has been a Director of Zoom since 1991. Since November 2000 Mr. Woods has served as President of Rowood Capital Corp., a private investment Company. From June 1996 to November 2000 Mr. Woods served as Vice President-Investments of Jascan, Inc., a private investment holding company. Prior to that, Mr. Woods served as Vice President-Investments of Conwest Exploration Corporation Ltd., a resource holding company based in Toronto from 1987 to June 1996. He also served as a Director, major shareholder and head of research and corporate finance for Merit Investment Corporation, a stock brokerage firm, from 1972 through 1987, and served as the President of Merit Investment Corporation from 1984 through 1987. He is a former Governor of the Toronto Stock Exchange and is currently a Director of Anterra Corporation, Inc., where he serves on the audit committee. From 2001 to 2005, Mr. Woods served on the Board of Directors and audit committee of Luke Energy. Mr. Woods also served on the Board of Directors and as chair of the audit committee of Magnus Energy from 2004 to 2006. Mr. Woods was a member of the Board of Directors of Zoom Technologies, Inc. from 1991 until September 2009. Mr. Woods’ service on our Board of Directors for nearly twenty years as well as his financial experience provides our Board of Directors with valuable insight into our financial statements and related matters.

Joseph J. Donovan has been a Director of Zoom since 2005. From March 2004 through September 2009 Mr. Donovan served as the Director of Education Programs of Suffolk University's Sawyer School of Management on the Dean College campus, where he was responsible for the administration of undergraduate and graduate course offerings at Dean College. Mr. Donovan serves as an adjunct faculty member at Suffolk University's Sawyer School of Management. He teaches Money and Capital Markets, Managerial Economics, and Managerial Finance in the Graduate School of Business Administration at Suffolk University. Mr. Donovan served as the Director of Emerging Technology Development for the Commonwealth of Massachusetts' Office of Emerging Technology from January 1993 through October 2004. Mr. Donovan also served as a Director of the Massachusetts Technology Development Corporation, the Massachusetts Emerging Technology Development Fund, and the Massachusetts Community Development Corporation. He received a Bachelor of Arts in Economics and History from St. Anselm College in Manchester, N.H. and a Master's Degree in Economics and Business from the University of Nebraska.  Mr. Donovan was a member of the Board of Directors of Zoom Technologies, Inc. from 2005 until September 2009. Mr. Donovan adds a unique perspective to our Board of Directors which he gained through his experience both as an educator and a leader in the Massachusetts high technology community.

Our Other Executive Officers

The names and biographical information of our executive officers as of December 31, 2009, who are not members of our Board of Directors, are set forth below:

Name	Age	Position with Zoom
Robert A. Crist	66	Vice President of Finance and Chief Financial Officer
Terry J. Manning	59	Vice President of Sales and Marketing
Deena Randall	57	Vice President of Operations

Robert A. Crist joined us in July 1997 as vice president of finance and chief financial officer. From April 1992 until joining us, Mr. Crist served in various capacities at Wang Laboratories, Inc., (now Getronics), a computer software and services company, including chief financial officer for the software business and director of mergers and acquisitions. Prior to 1992 Mr. Crist served in various capacities at Unisys Corporation, including corporate controller, corporate director of business planning and analysis, corporate manufacturing and engineering controller, and CFO for several business units. Mr. Crist earned his BS degree from Pennsylvania State University and he earned his MBA from the University of Rochester in 1971.  On May 20, 2010, the employment of Mr. Crist was terminated as mutually agreed by Mr. Crist and the Company.

Terry J. Manning joined us in 1984 and served as corporate communications director from 1984 until 1989, when he became the director of our sales and marketing department. Terry Manning is Frank Manning's brother. Terry Manning earned his BA degree from Washington University in St. Louis in 1974 and his MPPA degree from the University of Missouri at St. Louis in 1977.

Deena Randall joined us in 1977 as our first employee. Ms. Randall has served in various senior positions within our organization and has directed our operations since 1989. Ms. Randall earned her BA degree from Eastern Nazarene College in 1975.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following Summary Compensation Table sets forth the total compensation paid or accrued for the fiscal years ended December 31, 2008 and December 31, 2009 for our principal executive officer and our other three most highly compensated executive officers who was serving as executive officers on December 31, 2009. We refer to these officers as our named executive officers. The Summary Compensation Table includes compensation received by the named executive officers from Zoom Technologies, Inc., prior to the spin out of Zoom Telephonics on September 22, 2009.

Name and Principal Position	Year	Salary	Option Awards (1)	All Other Compensation (2)	Total
Frank B. Manning,	2009	$129,272	$38,650	$1,711	$169,633
Chief Executive Officer	2008	$129,272	$39,225	$1,711	$170,208

Robert Crist, (3)	2009	$147,264	$19,488	$1,033	$167,785
Vice President of Finance and Chief Financial Officer	2008	$147,264	$19,612	$5,413	$172,289

Deena Randall	2009	$128,336	$22,724	$575	$151,635
Vice President of Operations	2008	$128,336	$24,516	$575	$153,427

Terry J. Manning	2009	$123,500	$19,488	$566	$143,554
Vice President of Sales and Marketing	2008	$123,500	$19,612	$566	$143,678

(1)
The amounts included in the “Option Awards” column reflect the aggregate grant date fair value of option awards in accordance with FASB ASC Topic 718, pursuant to the 2009 Stock Option Plan. Assumptions used in the calculations of these amounts are included in Note 9 to our Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009. These options are incentive stock options issued under the 2009 Stock Option Plan and represent the right to purchase shares of Common Stock at a fixed price per share (the grant date fair market value of the shares of Common Stock underlying the options).

(2)
For 2009, consists of: (a) life insurance premiums paid by Zoom to the named executive officer: Mr. Frank B. Manning $1,361, Mr. Crist $258, Mr. Terry Manning $216 and Ms. Randall $225; (b) Zoom’s contribution to a 401(k) plan of $350 for each named executive officer; and (c) amounts paid for parking expense to Mr. Crist of $425. For 2008, consists of: (a) life insurance premiums paid by Zoom to the named executive officer: Mr. Frank B. Manning $1,361, Mr. Crist $258, Mr. Terry Manning $216 and Ms. Randall $225; (b) Zoom’s contribution to a 401(k) plan of $350 for each named executive officer; and (c) amounts paid for parking expense to Mr. Crist of $4,805.

(3)	On May 20, 2010, the employment of Mr. Crist, Vice President of Finance and Chief Financial Officer of Zoom Telephonics, Inc,.
terminated as mutually agreed by Mr. Crist and Zoom Telephonics, Inc.

Outstanding Equity Interests

The following table sets forth information concerning outstanding stock options for each named executive officer as of December 31, 2009.

Outstanding Equity Awards at Fiscal Year-End

Number of Securities Underlying Unexercised Options (1)
Name	Exercisable Options	Unexercisable Options (2)	Option Exercise Price		Option Expiration Date
Frank B. Manning	80,000 --	-- 40,000	$ $	0.53 0.53	12/10/2014 12/10/2014

Robert Crist (3)	30,000 --	30,000	$ $	0.53 0.53	12/10/2014 12/10/2014

Deena Randall	35,000	--		$0.53	12/10/2014
	--	35,000		$0.53	12/10/2014

Terry Manning	30,000	--		$0.53	12/10/2014
	--	30,000		$0.53	12/10/2014

(1)	All options set forth in the above table were granted on December 10, 2009 under the 2009 Stock Option Plan.
(2)	These options vest in equal quarterly installments on each six-month anniversary of the date of grant provided the holder of the option remains employed by Zoom.
(3)	On May 20, 2010, Mr. Crist’s employment with Zoom was terminated by mutual agreement.

Option Exercises

None of our named executive officers exercised any stock options during the fiscal year ended December 31, 2009.

Employment, Termination and Change of Control Agreements

On December 8, 2009 Zoom entered into severance and change of control agreements for each of the named executive officers. The purpose of these arrangements is to encourage the named executive officers to continue as employees and/or assist in the event a change-in-control of Zoom. Zoom has entered into agreements with each of the named executive officers formalizing the compensation arrangement described below.

Under the terms of each agreement, if a named executive officer is terminated by Zoom for any reason other than for cause, such named executive officer will receive severance pay in an amount equal to the greater of three months’ base salary or a number of weeks of base salary equal to the number of full years employed by Zoom divided by two and all outstanding stock options issued on or after September 22, 2009 held by the named executive officer will become immediately vested and will be exercisable for a period of up to 30 days after termination.

Under the terms of each agreement, each named executive officer will receive severance pay equal to six months’ base salary if (i) the named executive officer’s employment is terminated without cause within six months after a change-in-control, (ii) the named executive officer’s job responsibilities, reporting status or compensation are materially diminished and the named executive officer leaves the employment of the acquiring company within six months after the change-in-control, or (iii) Zoom is liquidated. In addition, in the event of a change-in-control or liquidation of Zoom, outstanding stock options granted to the named executive officer on or after September 22, 2009 will become immediately vested.

Potential Termination and Change-in Control Payments

As of December 31, 2009 in the event a named executive officer is terminated by Zoom for any reason other than cause or a change-in-control or liquidation of Zoom the named executive officer would receive the following cash payments: Mr. Frank Manning $41,019; Mr. Crist $36,816; Ms. Randall $40,732 and Mr. Terry Manning $30,875. These amounts represent the greater of three months salary or the number of weeks of base salary equal to the number of years employed by Zoom divided by two. In the event of termination as a result of a change-in-control or liquidation, the named executive officers would receive the following cash payments: Mr. Frank Manning $64,636; Mr. Crist $73,632; Ms. Randall $64,183 and Mr. Terry Manning $61,750. These amounts represent six months’ base salary. In the event of either termination of employment, all options held by the named executive officers that were issued on or after September 22, 2009 would become immediately vested. As of December 31, 2009, the acceleration of vesting had no value because the exercise price of all outstanding options was greater than then fair market value of the common stock.

Director Compensation

The following table sets forth information concerning the compensation of our Directors who are not named executive officers for the fiscal year ended December 31, 2009.

Name	Fees Earned or Paid in Cash	Option Awards (1)(2)(3)	All Other Compensation	Total
Bernard Furman	$2,000	$2,378		$4,378
J. Ronald Woods	$2,000	$2,378		$4,378
Joseph J. Donovan	$2,000	$2,378		$4,378
Peter R. Kramer	$2,000	$2,378		$4,378

(1)  The amounts included in the “Option Awards” column reflect the aggregate grant date fair value of option awards in accordance with FASB ASC Topic 718, pursuant to the 2009 Directors Stock Option Plan. Assumptions used in the calculations of these amounts are included in Note 9 to our Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009. These options are non-qualified stock options issued under the 2009 Directors Stock Option Plan and represent the right to purchase shares of Common Stock at a fixed price per share (the grant date fair market value of the shares of Common Stock underlying the options).

(2)  As of December 31, 2009, each non-employee Director holds the following aggregate number of shares under outstanding stock options:

Name	Number of Shares Underlying Outstanding Stock Options
Bernard Furman	7,500
J. Ronald Woods	7,500
Joseph J. Donovan	7,500
Peter R. Kramer	7,500

(3)  The number of shares underlying stock options granted to each non-employee Director in 2009 and the grant date fair market value of such stock options is:

Name	Grant Date	Number of Shares underlying Stock Options Grants in 2009	Grant Date Fair Value of Stock Option Grants in 2009
Bernard Furman	12/10/09	7,500	$2,378
J. Ronald Woods	12/10/09	7,500	$2,378
Joseph J. Donovan	12/10/09	7,500	$2,378
Peter R. Kramer	12/10/09	7,500	$2,378

Each non-employee Director of Zoom receives a fee of $500 per quarter plus a fee of $500 for each meeting at which the Director is personally present. Travel and lodging expenses are also reimbursed.

Each non-employee Director of Zoom may be granted stock options under Zoom's 2009 Directors Stock Option Plan, as amended (the "Directors Plan"). The Directors Plan provides in the aggregate that 400,000 shares of Common Stock (subject to adjustment for capital changes) may be issued upon the exercise of options granted under the Directors Plan. The exercise price for the options granted under the Directors Plan is the fair market value of the Common Stock on the date the option is granted. During 2009 Messrs. Furman, Woods, Donovan and Kramer each received options to purchase 7,500 shares of Common Stock at an exercise price of $0.53 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Item 404(d) of Regulation S-K requires us to disclose in our proxy statement any transaction in which the amount involved exceeds the lesser of (i) $120,000, or (ii) one percent of the average of Zoom’s total assets at year end for the last two completed fiscal years, in which Zoom is a participant and in which any related person has or will have a direct or indirect material interest. A related person is any executive officer, Director, nominee for Director, or holder of 5% or more of our common stock, or an immediate family member of any of those persons.

On January 28, 2009, Zoom Technologies, Inc. (“Zoom Technologies”) entered into a Share Exchange Agreement (the “Agreement”) with Tianjin Tong Guang Group Digital Communication Co., Ltd (“TCB Digital”), TCB Digital’s majority shareholder, Gold Lion Holding Limited (“Gold Lion”) and Lei Gu (“Gu”), a shareholder of Gold Lion. On May 12, 2009, the parties amended the Agreement to, among other actions, add Songtao Du (“Du”), a shareholder of Gold Lion, as a party to the Agreement. On September 22, 2009, pursuant to the Agreement, Zoom Technologies acquired all the outstanding shares of Gold Lion. In addition, as part of the transaction, Zoom Technologies spun off its then-current business, which consisted of its ownership of Zoom Telephonics, Inc. (“Zoom Telephonics”), which held substantially all of Zoom Technologies’ assets and liabilities, by issuing a dividend of the Zoom Telephonics’ shares to its stockholders.

Immediately prior to the spin-off, Zoom was a wholly owned subsidiary of Zoom Technologies. Upon the completion of the spin-off, Zoom Technologies has no ownership interest in Zoom’s common stock, and Zoom became an independent, publicly traded company. Zoom produces, markets, sells, and supports broadband and dial-up modems, Voice over Internet Protocol or “VoIP” products and services, Bluetooth® wireless products, and other communication-related products (the “Communications Business”) which had been formerly owned and operated by Zoom Technologies.

Following Zoom Technologies’ distribution of Zoom’s common stock to Zoom Technologies’ stockholders, Zoom continues to have a relationship with Zoom Technologies as a result of the agreements the parties are entering into in connection with the distribution. Zoom entered into agreements with Zoom Technologies to govern the terms of the spin-off and to define Zoom’s ongoing relationship following the spin-off, allocating responsibility for obligations arising before and after the spin-off, including obligations with respect to liabilities relating to Zoom Technologies’ business, Zoom’s employees and taxes. Zoom entered into these agreements with Zoom Technologies while Zoom was still a wholly owned subsidiary of Zoom Technologies, and certain terms of these agreements are not necessarily the same as could have been negotiated between independent parties.

The following descriptions are summaries of the terms of the agreements. Copies of these agreements have been filed as exhibits to Zoom’s Form 10-K filed with the Securities and Exchange Commission on March 31, 2010 and the summaries of such agreements are qualified in their entirety by reference to the full text of such agreements. Zoom encourages you to read, in their entirety, each of the material agreements.

Separation and Distribution Agreement

On May 12, 2009, Zoom Technologies and Zoom entered into a Separation and Distribution Agreement. The Separation and Distribution Agreement sets forth the terms of the spin-off. Pursuant to the Separation and Distribution Agreement, Zoom Technologies, Inc. spun off its then-current business, which consisted of its ownership of Zoom Telephonics, Inc., which held substantially all of Zoom Technologies’ assets and liabilities, by issuing a dividend of the Zoom Telephonics’ shares to its stockholders. Pursuant to the Separation and Distribution Agreement, Zoom received all rights in and use of the name Zoom and all other trademarks owned by Zoom and by Zoom Technologies prior to the spin-off, subject to a license agreement to be entered into by Zoom Telephonics and TCB Digital. With limited exceptions, Zoom agreed to indemnify Zoom Technologies and Zoom Technologies’ post-spin-off officers and directors for the liabilities of Zoom Technologies or Zoom prior to the dividend distribution date. Pursuant to the Separation and Distribution Agreement, Zoom Technologies has agreed that it will continue to recognize the options outstanding pursuant to its equity benefit plans without regard to the requirements in such options that the recipients provide services to Zoom Technologies.

Spin-off of Assets and Liabilities. The Separation and Distribution Agreement identifies assets and liabilities to spin-off with Zoom Telephonics and contracts to be assigned to us as part of the separation of Zoom Technologies into two independent companies, and describes when and how these changes, assumptions and assignments will occur. In particular, the Separation and Distribution Agreement provides that, subject to the terms and conditions contained in the Separation and Distribution Agreement:

•
All of the assets and liabilities associated or primarily used in connection with the Communications Business of Zoom Technologies (consisting of substantially all of Zoom Technologies’ assets and liabilities) will be to the property of Zoom, including all of Zoom’s intellectual property assets, subject to the License Agreement, and other assets and liabilities of Zoom.

•	Zoom’s leases for the facilities located in Boston, Mexico and the United Kingdom were transferred to Zoom.

•
Except as expressly set forth in the Separation and Distribution Agreement or any ancillary agreement, all assets were spun-off to Zoom on an “as is,” “where is” basis and so long as it is in compliance with the terms of the Separation and Distribution Agreement, Zoom bears the economic and legal risks that any conveyance will prove to be insufficient to vest in us good title, free and clear of any security interest, that any necessary consents or government approvals are not obtained and that any requirements of laws or judgments are not complied with.

The Distribution. The Separation and Distribution Agreement governs the rights and obligations of the parties regarding the distribution. Prior to the distribution, Zoom Technologies distributed to its shareholders as a stock dividend the number of shares of Zoom common stock distributable in the distribution. Zoom Technologies caused the distribution agent to distribute to Zoom Technologies stockholders that held shares of Zoom Technologies common stock as of the record date all the issued and outstanding shares of Zoom common stock.

Legal Matters. Except as otherwise set forth in the Separation and Distribution Agreement, Zoom assumed the liability for, and control of, all pending and threatened legal matters related to Zoom’s business or assumed liabilities and agreed to indemnify Zoom Technologies for any liability arising out of or resulting from such assumed legal matters. Each party to a claim agreed to cooperate in defending any claims against the other party for events that took place prior to, on or after the date of separation.

Insurance. The Separation and Distribution Agreement requires that Zoom be responsible for insurance coverage related to the Communications Business for the period from and after the separation and distribution. The parties agreed to cooperate with respect to the administration of insurance policies, the obligations of the parties to report claims under existing insurance policies for occurrences prior to the separation and share information concerning such claims.

Other Matters. Other matters governed by the Separation and Distribution Agreement include, among others, access to financial and other records and information, legal privilege, confidentiality and resolution of disputes between the parties relating to the Separation and Distribution Agreement and the ancillary agreements and the agreements and transactions contemplated thereby.

License Agreement

Concurrently with the separation from Zoom Technologies, Zoom entered into a License Agreement with TCB Digital relating to some Zoom intellectual property. Pursuant to the License Agreement, Zoom granted TCB Digital an exclusive license to use the ZOOM Marks (as defined in the License Agreement) as trademarks, service marks or trade names solely in connection with those goods and services specifically listed in Exhibit A of the License Agreement for the territories set forth in Exhibit A of the License Agreement, subject to and in accordance with the terms and conditions of the License Agreement. Moreover, pursuant to the License Agreement, TCB Digital will accept the licensed ZOOM Marks and shall use the ZOOM Marks subject to Zoom’s control.

Share Ownership

In addition, some of Zoom’s officers and directors own shares of Zoom Technologies common stock or options to acquire additional shares of Zoom Technologies common stock because of their prior employment relationship with Zoom Technologies or their service on the Board of Zoom Technologies. Ownership of Zoom Technologies common stock and options to acquire Zoom Technologies common stock could create or appear to create conflicts of interest for such officers and directors when faced with decisions that could have disparate implications for Zoom Technologies and Zoom.

Other than as described above, since January 1, 2008, Zoom has not been a participant in any transaction that is reportable under Item 404(d) of Regulation S-K.

Policies and Procedures Regarding Review, Approval or Ratification of Related Person Transactions

In accordance with our Audit Committee charter, our Audit Committee is responsible for reviewing and approving the terms of any related party transactions. Therefore, any material financial transaction between Zoom and any related person would need to be approved by our Audit Committee prior to us entering into such transaction.

DIRECTOR INDEPENDENCE

The Board of Directors has reviewed the qualifications of Messrs. Donovan, Furman and Woods and has determined that each individual is "independent" as such term is defined under the current listing standards of the Nasdaq Stock Market. In addition, each member of the Audit Committee is independent as required under Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of Zoom's Common Stock as of September 24, 2010 by (i) each person who is known by Zoom to own beneficially more than five percent (5%) of Zoom's outstanding Common Stock, (ii) each of Zoom's Directors and named executive officers, as listed below in the Summary Compensation Table under the heading "Executive Compensation", and (iii) all of Zoom's current Directors and executive officers as a group.

On September 24, 2010 there were 1,980,978 issued and outstanding shares of Zoom's Common Stock. Unless otherwise noted, each person identified below possesses sole voting and investment power with respect to the shares listed. The information contained in this table is based upon information received from or on behalf of the named individuals or from publicly available information and filings by or on behalf of those persons with the SEC.

Name (1)	Number of Shares Beneficially Owned	% of Common Stock
Insight Capital Research & Management, Inc.(2) James O. Collins 2121 N. California Blvd., Suite 560 Walnut Creek, CA 94596	176,964	8.9%

Frank B. Manning(3)	215,249	10.39%

Peter R. Kramer(4)	139,572	6.97%

Bernard Furman(5)	28,100	1.40%

J. Ronald Woods(6)	23,700	1.18%

Joseph J. Donovan(7)	22,500	1.12%

Terry J. Manning(8)	58,092	2.88%

Deena Randall(9)	38,750	1.92%

Robert Crist(10)	0	0%

All current Directors and Executive
Officers as a group (7 persons) (11)	525,963	23.50%

(1)
Unless otherwise noted: (i) each person identified possesses sole voting and investment power over the shares listed; and (ii) the address of each person identified is c/o Zoom Telephonics, Inc., 207 South Street, Boston, MA 02111.

(2)	Information is based on a Schedule 13G filed by Insight Capital Research & Management, Inc. and James O. Collins on October 14, 2009.
(3)
Includes 90,000 shares that Mr. Frank B. Manning has the right to acquire upon exercise of outstanding stock options exercisable within sixty (60) days after September 24, 2010. Includes 673 shares held by Mr. Frank B. Manning's daughter, as to which he disclaims beneficial ownership.

(4)	Includes 22,500 shares that Mr. Kramer has the right to acquire upon exercise of outstanding stock options exercisable within sixty (60) days after September 24, 2010.
(5)	Includes 22,500 shares the Mr. Furman has the right to acquire upon exercise of outstanding stock options exercisable within sixty (60) days after September 24, 2010.
(6)	Includes 22,500 shares that Mr. Woods has the right to acquire upon exercise of outstanding stock options exercisable within sixty (60) days after September 24, 2010.
(7)	Includes 22,500 shares the Mr. Donovan has the right to acquire upon exercise of outstanding stock options exercisable within sixty (60) days after September 24, 2010.
(8)	Includes 38,750 shares that Mr. Terry Manning has the right to acquire upon exercise of outstanding stock options exercisable within sixty (60) days after September 24, 2010.
(9)	Includes 38,750 shares that Ms. Randall has the right to acquire upon exercise of outstanding stock options exercisable within sixty (60) days after September 24, 2010.
(10)	On May 20, 2010, Mr. Crist terminated from Zoom by mutual agreement. His rights to exercise his outstanding options expired.
(11)
Includes an aggregate of 257,500 shares that the current Directors and named executive officers listed above have the right to acquire upon exercise of outstanding stock options exercisable within sixty (60) days after September 24, 2010.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are authorized under Delaware law to issue up to 25,000,000 shares of common stock.  There were 1,980,978 shares of common stock issued and outstanding as of September 24, 2010.

Each share of common stock has the same relative rights and is identical in all respects with every other share of stock.  The holders of common stock possess exclusive voting rights in the company.  Each holder of common stock is entitled to one vote for each share held of record on all matters submitted to a vote of holders of common stock and is not permitted to cumulate votes in the election of our directors.  Holders of our common stock do not possess any dividend or liquidation rights.  Holders of our common stock have no redemption, conversion or preemptive rights to purchase or subscribe for our securities.

Shares of our common stock are traded over-the-counter and sales are reported on the OTCBB under the symbol “ZMTP.OB.”

SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material United States Federal income tax consequences of the rights offering to holders of our common stock. This discussion assumes that the holders of our common stock hold such common stock as a capital asset for United States Federal income tax purposes. This discussion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. The following summary does not purport to be a complete analysis of all of the potential U.S. Federal income tax considerations, applies only to holders that are United States persons and does not address all aspects of United States Federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Internal Revenue Code, including, without limitation, holders who are dealers in securities or foreign currency, foreign persons, insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, partnerships, holders who hold our common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired our common stock pursuant to the exercise of compensatory stock options or otherwise as compensation.

This summary is not intended to constitute a complete analysis with respect to any particular holder of all tax consequences relating to the receipt, exercise, disposition and expiration of the subscription rights and the ownership and disposition of our common shares with respect to that holder. Holders should consult their own tax advisors as to the tax consequences in their particular circumstances. To ensure compliance with Treasury Department Circular 230, holders are hereby notified that (1) any discussion of U.S. federal income tax issues herein or any other document referred to herein is not intended or written to be used, and cannot be used, by such holders for the purpose of avoiding penalties that may be imposed under the Internal Revenue Code, (2) such discussions are for use in connection with the promotion or marketing of the transactions or matters addressed herein, and (3) holders should seek advice based on their particular circumstances from an independent tax advisor.

The distribution of subscription rights pursuant to the rights offering will be a non-taxable transaction for United States Federal income tax purposes and the remaining portion of this summary describes the United States Federal income tax consequences of such treatment. However, there can be no assurance that the Internal Revenue Service will take a similar view or would agree with the tax consequences described below. We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding the United States Federal income tax consequences of the rights offering or the related share issuance. The following summary does not address the tax consequences of the rights offering or the related share issuance under foreign, state, or local tax laws. ACCORDINGLY, EACH HOLDER OF OUR COMMON STOCK SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE RIGHTS OFFERING AND THE RELATED SHARE ISSUANCE TO SUCH HOLDER.

The United States Federal income tax consequences to a holder of our common stock of the receipt and exercise of subscription rights under the rights offering will be as follows:

●	A holder will not recognize taxable income for United States Federal income tax purposes in connection with the receipt of subscription rights in the rights offering.

●
A holder’s tax basis in its subscription rights will depend on the relative fair market value of the subscription rights received by such holder and the common stock owned by such holder at the time the subscription rights are distributed. If either (i) the fair market value of the subscription rights on the date such subscription rights are distributed is equal to at least 15% of the fair market value on such date of the common stock with respect to which the subscription rights are received or (ii) the holder elects, in its United States Federal income tax return for the taxable year in which the subscription rights are received, to allocate part of its tax basis in such common stock to the subscription rights, then upon exercise of the subscription rights, the holder’s tax basis in the common stock will be allocated between the common stock and the subscription rights in proportion to their respective fair market values on the date the subscription rights are distributed. If the subscription rights received by a holder have a fair market value that is less than 15% of the fair market value of the common stock owned by such holder at the time the subscription rights are distributed, the holder’s tax basis in its subscription rights will be zero unless the holder elects to allocate its adjusted tax basis in the common stock owned by such holder in the manner described in the previous sentence. Holders exercising subscription rights will be notified by us in the event that the fair market value of the subscription rights on the date such subscription rights are distributed equals or exceeds 15% of the fair market value of the common stock on such date.

●
A holder which allows the subscription rights received in the rights offering to expire will not recognize any gain or loss, and the tax basis in the common stock owned by such holder with respect to which such subscription rights were distributed will be equal to the tax basis in such common stock immediately before the receipt of the subscription rights in the rights offering.

●
A holder will not recognize any gain or loss upon the exercise of the subscription rights received in the rights offering. The tax basis in the common stock acquired through exercise of the subscription rights will equal the sum of the subscription price for the common stock and the holder’s tax basis, if any, in the rights as described above. The holding period for the common stock acquired through exercise of the subscription rights will begin on the date the subscription rights are exercised.

CAPITALIZATION

The following table sets forth our historical and pro forma cash and cash equivalents and capitalization as of June 30, 2010. The pro forma information gives effect to an assumed $1,946,836 equity raise from this rights offering.

For purposes of this table, we have assumed that $1,946,836 is raised in this rights offering. However, it is impossible to predict how many rights will be exercised in this offering and therefore how much gross proceeds will actually be raised.

This table should be read in conjunction with our consolidated financial statements and the notes thereto which are included in this prospectus.

	June 30, 2010
	Actual	Pro Forma(1)
	(Dollars in Thousands)
Cash and cash equivalents	$368	$2,315

Short-term credit facilities	$—	$—
Current portion of long-term bank debt	—	—
Long-tem bank debt	—	—

Total debt	0	0
Common stock - $0.01 par value, 25,000,000 shares authorized, 1,980,978 shares and 9,904,890 shares issued on an actual and pro forma basis, respectively(2)	20	99
Additional paid-in capital	32,583	34,451
Accumulated other comprehensive income	348	348
Accumulated deficit	(30,297)	(30,297)
Treasury stock - 2,182,323 shares	—	—
Total stockholders’ equity	2,654	4,601
Total capitalization	$2,654	$4,601

(1)	Pro forma balance reflects $1,980,978 of gross proceeds from the rights offering, less $34,142 of offering costs.
(2)
Pro forma balances reflect $1,980,978 of new capital raised in the rights offering less $34,142 of offering costs. In addition to the issued shares as disclosed above, as of September 24, 2010, we have 720,000 shares that can be issued pursuant to outstanding stock options.

The table above assumes that 100% of the rights offered hereby are exercised to result in $1,980,978 of gross proceeds. Should, for illustrative purposes, only 50% of the rights offered hereby be exercised, pro forma cash and cash equivalents, total stockholders’ equity and total capitalization would each be reduced by approximately $990,489.

PLAN OF DISTRIBUTION

On or about [], 2010, we will distribute the rights, rights certificates and copies of this prospectus to individuals who owned shares of common stock on the record date. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of rights in the rights offering and no commissions, fees or discounts will be paid in connection with the rights offering. While certain of our directors, officers and other employees may solicit responses from you, those directors, officers and other employees will not receive any commissions or compensation for their services other than their normal compensation. If you wish to exercise your subscription rights and purchase shares of common stock, you should complete the subscription rights certificate and return it with payment in cash and/or securities, as provided herein, for the shares of common stock, to the subscription agent, StockTrans, at the following address:

If delivering by Hand/Mail/Overnight Courier:
StockTrans, Inc., a Broadridge Company
44 West Lancaster Avenue
Attn: Subscription Dept
Ardmore, PA 19003

In the event that the rights offering is not fully subscribed, holders of rights who exercise all of their rights pursuant to their basic subscription privilege will have the opportunity to subscribe for unsubscribed rights pursuant to the oversubscription privilege. See further the section of this prospectus entitled “The Rights Offering.”

We have not agreed to enter into any standby or other arrangement to purchase or sell any rights or any of our securities. Frank Manning, Peter Kramer and T. Patrick Manning, who collectively beneficially own approximately 21% of our common stock, have indicated their intention to exercise all of their rights under the rights offering, but have made no formal binding commitment to do so.

We have not entered into any agreements regarding stabilization activities with respect to our securities.

If you have any questions, you may contact Frank Manning at Zoom at 617-753-0897.  We have agreed to pay the subscription agent a fee plus certain expenses, which we estimate will total approximately $7,000. We estimate that our total expenses in connection with the rights offering will be approximately $34,000.

Other than as described herein, we do not know of any existing agreements between any shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of common stock.

LEGAL MATTERS

The validity of the securities offered by this prospectus have been passed upon for us by Morse, Barnes-Brown & Pendleton, P.C.

EXPERTS

The balance sheets as of December 31, 2009 and 2008, and the related statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the years then ended included in this registration statement, have been audited by UHY LLP, Independent Registered Public Accounting Firm, as set forth in their report thereon and included in this registration statement in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. Information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Headquarters Office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, Headquarters Office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s public reference room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our common stock is traded in the over-the-counter market and is quoted on the OTCBB under the symbol “ZMTP.OB.” Our website is located at http://www.zoomtel.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

INDEX TO FINANCIAL STATEMENTS AND SCHEDULES

Annual Audited Financial Statements of Zoom Telephonics, Inc.:

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Zoom Telephonics, Inc.:

We have audited the accompanying balance sheets of Zoom Telephonics, Inc. as of December 31, 2009 and 2008, and the related statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of the Company’s internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Zoom Telephonics, Inc. as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has had recurring net losses and continues to experience negative cash flows from operations. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ UHY LLP
Boston, Massachusetts March 30, 2010

ZOOM TELEPHONICS, INC.

BALANCE SHEETS

	December 31,
	2008	2009
ASSETS
Current assets
Cash and cash equivalents	$1,204,984	$1,223,507
Accounts receivable, net of allowances of $811,813 at December 31, 2008 and $466,595 at December 31, 2009	1,162,921	1,199,581
Inventories	2,902,979	1,586,079
Prepaid expenses and other current assets	234,428	223,891
Total current assets	5,505,312	4,233,058

Equipment, net	102,491	57,787
Deferred other receivable	––	166,144
Investment in Unity Business Networks, LLC.	960,000	––
Total assets	$6,567,803	$4,456,989

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$1,210,970	$1,014,979
Accrued expenses	399,507	375,414
Total current liabilities	1,610,477	1,390,393

Total liabilities	1,610,477	1,390,393

Commitments and Contingencies (Note 7)

Stockholders' equity
Common stock, $0.01 par value:
Authorized - 25,000,000 shares; issued – 1,980,978 shares at December 31, 2009 and 200 shares at December 31, 2008, respectively	2	19,810
Additional paid-in capital	31,872,196	32,520,464
Accumulated deficit	(27,260,044)	(29,836,577)
Accumulated other comprehensive income (loss) –currency translation adjustment	345,172	362,899
Total stockholders' equity	4,957,326	3,066,596
Total liabilities and stockholders' equity	$6,567,803	$4,456,989

See accompanying notes.

ZOOM TELEPHONICS, INC.
 STATEMENTS OF OPERATIONS
Years Ended December 31, 2008 and 2009

	2008		2009
Net sales		$14,458,803	$10,740,488
Cost of goods sold		11,467,187	7,739,310
Gross profit		2,991,616	3,001,178

Operating expenses:
Selling		2,932,449	1,855,961
General and administrative		2,280,346	2,382,146
Research and development		1,720,677	1,373,950
		6,933,472	5,612,057
Operating profit (loss) before gain on sale of real estate		(3,941,856)	(2,610,879)

Gain on sale of real estate		340,913	––

Operating profit (loss)		(3,600,943)	(2,610,879)

Other :
Interest income		54,081	4,038
Other, net		(599,873)	35,412
Total other income, net		(545,792)	39,450

Income (loss) before income taxes		(4,146,735)	(2,571,429)

Income taxes (benefit)		12,919	5,104

Net income (loss)	$	(4,159,654)	$(2,576,533)

Basic and diluted net income (loss) per share		$(2.23)	$(1.32)

Weighted average common and common equivalent shares:
Basic		1,869,378	1,958,806
Diluted		1,869,378	1,958,806

See accompanying notes.

As described in Note 2, the weighted average shares presentation above is a pro-forma presentation for 2008 that presents the actual outstanding shares of Zoom Technologies.  The pro-forma presentation for 2009 combines the actual outstanding shares of Zoom Technologies from January 1, 2009 through September 21, 2009 with the actual outstanding shares of Zoom Telephonics from September 22, 2009 through December 31, 2009.

ZOOM TELEPHONICS, INC.

 STATEMENTS OF CASH FLOWS
Years Ended December 31, 2008 and 2009

	2008	2009
Operating activities:
Net income (loss)	$(4,159,654)	$(2,576,533)

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Gain on sale of real estate	(340,913)	––
Writedown of investment in Unity Business Networks, LLC	218,709	––
Writedown of investment in RedMoon, Inc.	325,497	––
Depreciation and amortization	87,774	59,536
Non-cash common stock issuance	––	158,400
Stock based compensation	278,573	415,176
Reversal of accounts receivable allowances recognized in prior periods	(220,839)	(345,218)
Changes in operating assets and liabilities:
Accounts receivable	1,091,486	336,640
Inventories	1,496,731	1,318,372
Prepaid expense and other current assets	85,916	11,981
Accounts payable and accrued expense	(912,725)	(214,167)
Net cash provided by (used in) operating activities	(2,049,445)	(835,813)

Investing activities:
Investment in RedMoon	(325,497)	––
Proceeds from sale of Unity investment	––	772,331
Purchases of property, plant and equipment	(20,476)	(14,659)
Net cash provided by (used in) investing activities	(345,973)	757,672

Financing activities:
Proceeds from exercise of stock options	––	94,500
Net cash provided by (used in) financing activities	––	94,500

Effect of exchange rate changes on cash	(47,252)	2,164

Net change in cash	(2,442,670)	18,523

Cash and cash equivalents at beginning of year	3,647,654	1,204,984

Cash and cash equivalents at end of year	$1,204,984	$1,223,507

Supplemental disclosures of cash flow information:

Cash paid during the period for:
Interest	$––	$––
Income taxes	$12,919	$5,104

See accompanying notes.

ZOOM TELEPHONICS, INC.
 STATEMENTS OF STOCKHOLDERS' EQUITY
AND COMPREHENSIVE INCOME (LOSS)

	Common Stock		Additional Paid In Capital	Accumulated Deficit	Accumulated Other Comprehensive	Total
	Shares	Amount
Balance at December 31, 2007	200	$2	$31,593,623	$(23,100,390)	$587,307	$9,080,542

Net income (loss)	––	––	––	(4,159,654)	––	(4,159,654)
Foreign currency translation adjustment	––	––	––	––	(242,135)	(242,135)
Comprehensive income (loss)	––	––	––	––	––	(4,401,789)
Stock based compensation	––	––	278,573	––	––	278,573
Balance at December 31, 2008	200	$2	$31,872,196	$(27,260,044)	$345,172	$4,957,326

Net income (loss)	––	––	––	(2,576,533)	––	(2,576,533)
Foreign currency translation adjustment	––	––	––	––	17,727	17,727
Comprehensive income (loss)	––	––	––	––	––	(2,558,806)
Common stock change	1,869,178	18,692	(18,692)	––	––	––
Non-cash stock issuance	90,000	900	157,500	––	––	158,400
Exercise of stock options	21,600	216	94,284	––	––	94,500
Stock based compensation	––	––	415,176	––	––	415,176
Balance at December 31, 2009	1,980,978	$19,810	$32,520,464	$(29,836,577)	$362,899	$3,066,596
———————
(A) Consists exclusively of foreign currency translation adjustments.

See accompanying notes.

ZOOM TELEPHONICS, INC.

NOTES TO FINANCIAL STATEMENTS

(1)  NATURE OF OPERATIONS

Zoom Telephonics, Inc. (the "Company") designs, produces, and markets broadband and dial-up modems and other communication-related products.

On January 28, 2009, Zoom Technologies, Inc. (“Zoom Technologies”) entered into a Share Exchange Agreement (the “Agreement”) with Tianjin Tong Guang Group Digital Communication Co., Ltd (“TCB Digital”), TCB Digital’s majority shareholder, Gold Lion Holding Limited (“Gold Lion”) and Lei Gu (“Gu”), a shareholder of Gold Lion. On May 12, 2009, the parties amended the Agreement to, among other actions, add Songtao Du (“Du”), a shareholder of Gold Lion, as a party to the Agreement. On September 22, 2009, pursuant to the Agreement, Zoom Technologies acquired all the outstanding shares of Gold Lion.  In addition, as part of the transaction, Zoom Technologies spun off its then-current business, which consisted of its ownership of Zoom Telephonics, Inc. (“Zoom Telephonics”) to its stockholders, by distributing and transferring its assets and liabilities to Zoom Telephonics and issuing a dividend of the Zoom Telephonics’ shares to its stockholders.  Upon the completion of the spin-off, Zoom Telephonics became a separate publicly traded company.

The Company has had recurring net losses and continues to experience negative cash flows from operations. As described further in Note 3, to conserve cash and manage liquidity, the Company has implemented cost cutting initiatives including the reduction of employee headcount and overhead costs; however, management does not believe the Company has sufficient resources to fund its normal operations over the next 12 months unless sales improve significantly or it raises capital. Additional financing may not be available on terms favorable to the Company, or at all.  If these funds are not available, the Company may not be able to execute its business plan or take advantage of business opportunities.  The ability of the Company to obtain such additional financing and to achieve its operating goals is uncertain.  In the event that the Company does not obtain additional capital or is not able to increase cash flow through the increase of sales, there is substantial doubt as to its ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)  Basis of Presentation and Use of Estimates

The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP).

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results may differ from those estimates. Significant estimates made by the Company include: 1) asset valuation allowances for accounts receivable (collectability and sales returns) and deferred income tax assets; 2) write-downs of inventory for slow-moving and obsolete items, and market valuations; 3) stock based compensation; 4) the useful lives of property, plant and equipment; and 5) the recoverability of long-lived assets and investments.

Prior to September 22, 2009, Zoom Telephonics was a 100%-owned subsidiary of Zoom Technologies. Essentially all of the assets and liabilities of Zoom Technologies were held in Zoom Telephonics and all the revenues, expenses and cash flows of Zoom Technologies were derived from Zoom Telephonics. In the accompanying financial statements, for the periods prior to the September 22, 2009 spin-out of Zoom Telephonics from Zoom Technologies, the financial condition, results of operations and cash flows of Zoom Telephonics are identical to the financial condition, results of operations and cash flows previously reported by Zoom Technologies.

(b)  Cash and Cash Equivalents

All highly liquid investments with original maturities of less than 90 days from the date of purchase are classified as cash equivalents. Cash equivalents consist exclusively of money market funds. The Company has deposits at a limited number of financial institutions with federally insured limits. Balances of cash and cash equivalents at these institutions are normally in excess of the insured limits. However, the Company believes that the institutions are financially sound and there is only nominal risk of loss.

(c)   Inventories

Inventories are stated at the lower of cost, determined using the first-in, first-out method, or market.

(d)   Equipment and Leasehold Improvements

Equipment and leasehold improvements are stated at cost, less accumulated depreciation and amortization. Depreciation of equipment is provided using the straight-line method over the estimated useful lives of the assets. Amortization of leasehold improvements is provided using the straight-line method over the estimated useful lives of the improvement or lease term whichever is shorter.

(e)   Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset or asset group to undiscounted future net cash flows expected to be generated by the asset or asset group. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds their fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.

(f)    Income Taxes

Deferred income taxes are provided on the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and on net operating loss and tax credit carry forwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for that portion of deferred tax assets not expected to be realized.

Historically the Company has not accrued or paid significant interest and penalties for underpayments of income taxes. Interest and penalties related to such underpayments would be classified as a component of income tax expense. No material amounts of interest or penalties for underpayments of income taxes were required to be accrued as of December 31, 2009.

The Company files income tax returns in the United States and the United Kingdom. Years subsequent to 2002 are open for U.S. Federal and state income tax reporting and years subsequent to 2004 are open in the United Kingdom.

(g)  Earnings (Loss) Per Common Share

Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period.  Diluted loss per share is computed by dividing net income by the weighted average number of common shares and dilutive potential common shares outstanding during the period. Under the treasury stock method, the unexercised options are assumed to be exercised at the beginning of the period or at issuance, if later. The assumed proceeds are then used to purchase common shares at the average market price during the period. A summary of the denominators used to compute basic and diluted earnings (loss) per share follow:

	2008	2009
Weighted average shares outstanding – used to compute basic earnings (loss) per share	1,869,378	1,958,806
Net effect of dilutive potential common shares outstanding, based on the treasury stock method	––	––
Weighted average shares outstanding – used to compute diluted earnings (loss) per share	1,869,378	1,958,806

The weighted average shares presentation above is a pro-forma presentation. The Company is using a pro-forma presentation because the true historical number of shares outstanding of Zoom Telephonics prior to September 22, 2009 was 200 and the true historical earnings per share of the parent Zoom Technologies based on the 200 shares would not be meaningful. The pro forma weighted average shares outstanding for 2008 of 1,869,378 is the actual weighted average shares outstanding publicly reported for Zoom Technologies for the year ended December 31, 2008. The pro forma weighted average shares outstanding of 1,958,806 for the year ended 2009 is the actual weighted average shares outstanding for Zoom Technologies from January 1, 2009 through September 21, 2009 combined with the weighted average shares outstanding for Zoom Telephonics from September 22, 2009 through December 31, 2009.

Potential common shares for which inclusion would have the effect of increasing diluted earnings per share (i.e., anti-dilutive) are excluded from the computation.  Options to purchase 732,000 shares of common stock at December 31, 2009 were outstanding, but not included in the computation of diluted earnings per share as their effect would be anti-dilutive.

(h)  Revenue Recognition

The Company primarily sells hardware products to its customers. The hardware products include dial-up modems, DSL modems, cable modems, embedded modems, ISDN modems, telephone dialers, and wireless and wired networking equipment. The Company generally does not sell software.

The Company derives its net sales primarily from the sales of hardware products to computer peripherals retailers, computer product distributors, and original equipment manufacturers (OEMs). The Company sells an immaterial amount of its hardware products to direct consumers or to any customers via the internet.

The Company recognizes hardware net sales for all four types of customers at the point when the customers take legal ownership of the delivered products. Legal ownership passes to the customer based on the contractual FOB point specified in signed contracts and purchase orders, which are both used extensively. Many customer contracts or purchase orders specify FOB destination.

The Company's net sales of hardware are reduced by certain events which are characteristic of the sales of hardware to retailers of computer peripherals. These events are product returns, certain sales and marketing incentives, price protection refunds, and consumer and in-store mail-in rebates. Each of these is accounted for as a reduction of net sales based on management estimates, which are reconciled to actual customer or end-consumer credits on a monthly or quarterly basis.

The estimates for product returns are based on recent historical trends plus estimates for returns prompted by announced stock rotations, announced customer store closings, etc. Management analyzes historical returns, current economic trends, and changes in customer demand and acceptance of the Company's products when evaluating the adequacy of sales return allowances. The Company's estimates for price protection refunds require a detailed understanding and tracking by customer, by sales program. Estimated price protection refunds are recorded in the same period as the announcement of a pricing change. Information from customer inventory-on-hand reports or from direct communications with the customers is used to estimate the refund, which is recorded as a reserve against accounts receivable and a reduction of current period revenue. The Company's estimates for consumer mail-in rebates are comprised of actual rebate claims processed by the rebate redemption centers plus an accrual for an estimated lag in processing. The Company's estimates for store rebates are comprised of actual credit requests from the eligible customers.

The Company accounts for point-of-sale taxes on a net basis.

(i)   Financial Instruments

Financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses. Due to the short term nature payment terms associated with these instruments, their carrying amounts approximate fair value.

(j)    Stock-Based Compensation

Compensation cost for awards is generally recognized over the required service period based on the estimated fair value of the awards on their grant date. Fair value is determined using the Black-Scholes option-pricing model.

(k)   Advertising Costs

Advertising costs are expensed as incurred and reported in selling expense in the accompanying statements of operations and include costs of advertising, production, trade shows, and other activities designed to enhance demand for the Company's products. There are no deferred advertising costs in the accompanying balance sheets.

(l)   Foreign Currencies

The Company generates a portion of its revenues in markets outside North America principally in transactions denominated in foreign currencies, which exposes the Company to risks of foreign currency fluctuations. Foreign currency transaction gains and losses are reflected in operations and were not material for any period presented.  The Company does not use derivative financial instruments.

The Company considers the local currency to be the functional currency for its U.K. branch. Assets and liabilities denominated in foreign currencies are translated using the exchange rates as of the balance sheet date. Revenues and expenses are translated at average exchange rates prevailing during the year. Translation adjustments resulting from this process are charged or credited to “accumulated other comprehensive income.”

(m) Warranty Costs

The Company provides currently for the estimated costs that may be incurred under its standard warranty obligations.

(n)  Shipping and Freight Costs

The Company records the expense associated with customer-delivery shipping and freight costs in selling expense.

(3)  LIQUIDITY

On December 31, 2009 the Company had working capital of $2.8 million including $1.2 million in cash and cash equivalents.  On December 31, 2008 the Company had working capital of $3.9 million including $1.2 million in cash and cash equivalents. The Company’s current ratio at December 31, 2009 was 3.0 compared to 3.4 at December 31, 2008.  A significant portion in the reduction of the current ratio was due to a decline in inventory partially offset by a decline in accounts payable.

In 2009 the Company’s operating activities used $0.8 million in cash. Its net loss in 2009 was $2.6 million. After adjusting for non-cash items including $0.06 million of depreciation and amortization expense, $0.1 million for common stock issuance, $0.4 million of stock-based compensation and the $0.3 million reversal of accounts receivable allowances, sources of cash from operations included a decrease in inventories of $1.3 million and a decrease in accounts receivable of $0.3 million. Uses of cash from operations included a decrease in accounts payable and accrued expense of $0.2 million. The decrease in inventory was primarily the result of improved inventory turnover.  The decrease in accounts payable and accrued expense was primarily the result of lower procurement activity.

In 2009 the Company’s net cash provided by investing activities was $0.8 million primarily for the sale of its investment in Unity.

To conserve cash and manage liquidity, the Company has implemented cost-cutting initiatives including the reduction of employee headcount and overhead costs. On December 31, 2009 the Company had 40 full-time employees compared to 56 as of December 31, 2008. As of February 28, 2010 the Company had 34 full-time employees and 5 part-time employees.  Of the 39 Zoom employees on February 28, 2010 8 were engaged in research and development, 10 were involved in manufacturing oversight, purchasing, assembly, packaging, shipping and quality control, 14 were engaged in sales, marketing and technical support, and the remaining 7 performed accounting, administrative, management information systems, and executive functions.  Zoom has implemented cost cutting measures including reducing its headcount and reducing certain employees' work week from 40 hours to 32 hours per week.  The Company plans to continue to assess its cost structure as it relates to its revenues and cash position, and the Company may make further reductions if the actions are deemed necessary.

The Company's total current assets at December 31, 2009 were $4.2 million and current liabilities were $1.4 million. The Company did not have any long-term debt at December 31, 2009. Management does not believe it has sufficient resources to fund its planned operations through December 31, 2010 without significantly increasing sales or raising capital. If Zoom is unable to increase its revenues, reduce its expenses, or raise capital its longer-term ability to continue as a going concern and achieve its intended business objectives could be adversely affected.

(4)  NEW ACCOUNTING PRONOUNCEMENTS

The FASB has issued Accounting Standards Update (“ASU”) 2009-04, “Accounting for Redeemable Equity Instruments”.  ASU 2009-04 updates Topic 480-10-S99 to reflect the SEC staff’s view regarding the application of Accounting Series Release No. 268, Presentation in Financial Statements of “Redeemable Preferred Stocks”.  The adoption of the standard is not expected to have a significant impact on the Company’s financial statements.

The FASB has issued Accounting Standards Update (“ASU”) 2009-13, “Multiple Deliverable Revenue Arrangements”.  ASU 2009-13 clarifies the criteria for separating revenue between multiple deliverables.  This statement is effective for new revenue arrangements or materially modified arrangements in periods subsequent to adoption.  Adoption is required for fiscal years beginning on or after June 15, 2010, but early adoption is allowed.  The Company anticipates adopting ASU 2009-13 as of January 1, 2010 for new commercial revenue arrangements that fall within the scope of this Update.  The adoption of the standard is not expected to have a significant impact on the Company’s financial statements.

The FASB has issued Accounting Standards Update (“ASU”) 2009-14, “Certain Revenue Arrangements that Include Software Elements”.  ASU 2009-14 changes the accounting model for revenue arrangements that included both tangible products and software elements.  Under this guidance, tangible products containing software components and non-software components that function together to deliver the tangible product’s essential functionality are excluded from the software revenue guidance in Subtopic 985-605, “Software Revenue Recognition”.  ASU 2009-14 is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, which for the Company would be its fiscal year beginning January 1, 2011. Early adoption is permitted. The adoption of the standard is not expected to have a significant impact on the Company’s financial statements.

The FASB has issued Accounting Standards Update (“ASU”) 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements.”  This ASU requires some new disclosures and clarifies some existing disclosure requirements about fair value measurement as set forth in Codification Subtopic 820-10.  The FASB’s objective is to improve these disclosures and, thus increase the transparency in financial reporting. ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, which for the Company would be its fiscal quarter beginning January 1, 2010. The adoption of the standard is not expected to have a significant impact on the Company’s financial statements.

(5)  INVENTORIES

Inventories consist of the following at December 31:

	2008	2009
Materials	$1,611,936	$742,253
Work in process	11,366	1,135
Finished goods (including $435,000 and $383,000 held by a customer at December 31, 2008 and 2009, respectively)	1,279,677	842,691
Total	$2,902,979	$1,586,079

(6)  EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Equipment and leasehold improvements consist of the following at December 31:

	2008	2009	Estimated Useful lives in years
Leasehold improvements	$4,506	$5,021	5
Computer hardware and software	3,701,885	3,709,026	3
Machinery and equipment	1,882,871	1,887,047	5
Molds, tools and dies	1,641,829	1,644,829	5
Office furniture and fixtures	277,873	277,873	5
	$7,508,964	$7,523,796
Accumulated depreciation and amortization	(7,406,473)	(7,466,009)
Equipment and leasehold improvements, net	$102,491	$57,787

Depreciation expense	$82,256	$52,461

(7)  COMMITMENTS AND CONTINGENCIES

(a)  Lease Obligations

The Company leases its headquarters’ offices in Boston, Massachusetts, a manufacturing facility in Tijuana, Mexico, and a sales office facility in Fleet, United Kingdom. In December 2006, the Company sold its owned headquarters buildings in Boston, Massachusetts and leased back 25,200 square feet for two years expiring December 2008. In November 2008 the Company signed a lease amendment for its headquarters’ offices in Boston in the existing building for approximately 14,400 square feet for three years with a six month termination option starting July 1, 2010.

In September 2006 the Company moved out of its leased manufacturing facility in Boston, Massachusetts and moved into a leased manufacturing facility in Tijuana, Mexico.  In August 2006 the Company signed a lease for a 35,575 square foot manufacturing and warehousing facility in Tijuana, Mexico with an initial lease term from October 2006 to May 2007, with five two-year options thereafter.  In February 2007 the Company renegotiated the first renewal term and signed a one-year extension starting in May 2007, with five two-year options thereafter. In January 2009 the Company signed a lease agreement for 10,800 square feet at another property in the same industrial park in Tijuana, Mexico, effective March 1, 2009.  The Company received verbal approval from the landlord and expects to sign another extension ending April 30, 2011.

In September 2005 the Company entered into a two year office lease consisting of 2,400 square feet at 2 Kings Road, Fleet, Hants, U.K for its U.K. sales office.  In September 2007 the lease was continued on a month-to-month basis with a 3 month cancellation notice required by the Company or the landlord. In September, 2008 the Company signed an Office Service Agreement, which is an office rental agreement, rather than a lease. The rent is paid monthly, with a three month cancellation notice period.

Rent expense for all of the Company's leases was $621,234 in 2008 and $438,815 in 2009.

As of December 31, 2009, the Company's estimated future minimum committed rental payments, excluding executory costs, under the operating leases described above to their expiration are $415,305 for 2010 and  $359,526 for 2011.

(b)  Contingencies

The Company is party to various lawsuits and administrative proceedings arising in the ordinary course of business. The Company evaluates such lawsuits and proceedings on a case-by-case basis, and its policy is to vigorously contest any such claims which it believes are without merit. The Company's management believes that the ultimate resolution of such matters will not materially and adversely affect the Company's business, financial position, results of operations or cash flows.

In February 2009 the Company was named as one of 15 defendants in a patent infringement lawsuit filed in the United States District Court for the Eastern District of Texas by Finoc Design Consulting Oy of Oulu, Finland.   The complaint claimed that the Company had been and was then infringing on U.S. patent 6,850,560, dated February 1, 2005, by offering for sale, selling, and providing service and support to customers of its wireless xDSL products.  The Company believes that the basis for the infringement charge relates to certain chipsets in the Company's wireless xDSL products that were obtained from Conexant Systems, Inc (“Conexant”).  All of the Company’s wireless xDSL products use Conexant ADSL chipsets. The lawsuit was dismissed with prejudice on August 26, 2009.

(c)  Concentrations

The Company participates in the PC peripherals industry, which is characterized by aggressive pricing practices, continually changing customer demand patterns and rapid technological developments. The Company's operating results could be adversely affected should the Company be unable to successfully anticipate customer demand accurately; manage its product transitions, inventory levels and manufacturing process efficiently; distribute its product quickly in response to customer demand; differentiate its products from those of its competitors or compete successfully in the markets for its new products.

The Company depends on many third-party suppliers for key components contained in its product offerings. For some of these components, the Company may only use a single source supplier, in part due to the lack of alternative sources of supply. If the supply of a key material component is delayed or curtailed, the Company's ability to ship the related product or solution in desired quantities and in a timely manner could be adversely affected, possibly resulting in reductions in net sales. In cases where alternative sources of supply are available, qualification of the sources and establishment of reliable supplies could result in delays and possible reduction in net sales.

In the event that the financial condition of the Company's third-party suppliers for key components was to erode, the delay or curtailment of deliveries of key material components could occur. Additionally, the Company's reliance on third-party suppliers of key material components exposes the Company to potential product quality issues that could affect the reliability and performance of its products and solutions. Any lesser ability to ship its products in desired quantities and in a timely manner due to a delay or curtailment of the supply of material components, or product quality issues arising from faulty components manufactured by third-party suppliers, could adversely affect the market for the Company's products and lead to a reduction in the Company's net sales.

(8)  SALE/LEASEBACK AND MORTGAGE DEBT

In December 2006, the Company sold real estate housing its corporate headquarters and concurrently entered into a leaseback arrangement for a portion of the property. The leaseback arrangement was for two years. Net proceeds from the sale were $7,733,970 of which a portion was used to retire related outstanding mortgage debt.  A gain of $5,477,243 was realized on the sale in 2006.  However, a portion of the gain was deferred and was recognized in operations over the remaining two year term of the original lease. The gain recognized in operations in 2008 and 2009 was $340,913 and $0, respectively. The Company’s lease expired in December 2008 and the Company signed a three year lease amendment for reduced square footage in the same location.

(9)  STOCK OPTION PLANS

For the fiscal years 2008 and 2009, Zoom had three plans until the spinoff of Zoom Telephonics on September 22, 2009.  The three Zoom Technologies Stock Option Plans remained with Zoom Technologies and the spun off company Zoom Telephonics does not have any further liability except as described below in the section titled Stock Option Expense.  On December 10, 2009, the Company established 2 stock option plans.  The Board of Directors approved the two plans called the 2009 Stock Option Plan and the 2009 Directors Stock Option Plan.  These plans are described below.

The plans described below are the Zoom Telephonics Stock Option Plans.

2009 Stock Option Plan

The 2009 Stock Option Plan is for officers and certain full-time and part-time employees of the Company. Non-employee directors of the Company are not entitled to participate under this plan. The 2009 Stock Option Plan provides for 2,500,000 shares of common stock for issuance upon the exercise of stock options granted under the plan. Under this plan, stock options are granted at the discretion of the Compensation Committee of the Board of Directors at an option price not less than the fair market value of the stock on the date of grant. The options are exercisable in accordance with terms specified by the Compensation Committee not to exceed ten years from the date of grant. Option activity under this plan follows.

	Number of shares	Weighted average exercise price
Granted	702,000	$0.53
Exercised	––	––
Expired	––	$––

Balance as of December 31, 2009	702,000	$0.53

The weighted average grant date fair value of options granted was $0.32 in 2009.

The following table summarizes information about fixed stock options under the 2009 Stock Option Plan outstanding on December 31, 2009.

	Options Outstanding			Options Exercisable
Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.53	702,000	4.11	$0.53	371,000	$0.53

$0.53	702,000	4.11	$0.53	371,000	$0.53

2009 Director Stock Option Plan

On December 10, 2009 the Company established the 2009 Director Stock Option Plan (the "Directors Plan"). The Directors Plan was established for all directors of the Company except for any director who is a full-time employee or full-time officer of the Company. The option price is the fair market value of the common stock on the date the option is granted. There are 400,000 shares authorized for issuance under the Directors Plan. Each option expires five years from the grant date. Option activity under this plan follows.

	Number of shares	Weighted average exercise price
Granted	30,000	$0.53
Exercised	––	––
Expired	––	$––
Balance as of December 31, 2009	30,000	$0.53

The weighted average grant date fair value of options granted was $0.32 in 2009.

The following table summarizes information about fixed stock options under the Directors Plan on December 31, 2009.

	Options Outstanding			Options Exercisable
Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.53	30,000	4.11	$0.53	30,000	$0.53

$0.53	30,000	4.11	$0.53	30,000	$0.53

The Black-Scholes range of assumptions for the Zoom Telephonics’ options are shown below:

Assumptions	2009 Stock Option Plan and the 2009 Directors Stock Option Plan

Expected life	2.5 (yrs) - 3.5 (yrs)

Expected volatility	97.71% - 104.86%

Risk-free interest rate	1.02% - 1.92%

Expected dividend yield	0.00%

The unrecognized stock based compensation expense related to non-vested stock awards was $0.09 million as of December 31, 2009.  The amount to be recognized in operations for 2010 is $0.07 million with the remainder of $0.02 million to be recognized through 2011.

The three plans described below are the Zoom Technologies Stock Option Plans.

1990 Employee Stock Option Plan

The 1990 Employee Stock Option Plan (the "Employee Stock Option Plan") is for officers and certain full-time and part-time employees of the Company. Non-employee directors of the Company are not entitled to participate under this plan. The Employee Stock Option Plan provides for 960,000 shares of common stock for issuance upon the exercise of stock options granted under the plan. Shares of common stock were registered for issuance under this plan in accordance with the Securities Act of 1933. Under this plan, stock options are granted at the discretion of the Compensation Committee of the Board of Directors at an option price not less than the fair market value of the stock on the date of grant. The options are exercisable in accordance with terms specified by the Compensation Committee not to exceed ten years from the date of grant. Option activity under this plan follows.

	Number of shares	Weighted average exercise price
Balance at December 31, 2007*	134,000	$8.70
Granted	70,500	$3.60
Exercised	––	––
Expired	(67,000)	$12.25
Balance at December 31, 2008*	137,500	$4.36
Granted	75,000	$1.80
Exercised as of September 22, 2009	––	––
Expired as of September 22, 2009	––	$––
Balance as of September 22, 2009	212,500	$3.45

The spin-out of Zoom Telephonics and the merger of Zoom Technologies with Gold Lion occurred September 22, 2009.  The pre-merger Zoom Technologies outstanding stock options held by Zoom Technologies’ officers, employees, and directors remain the obligation of Zoom Technologies.

Director Stock Option Plan

In 1991 the Company established the Director Stock Option Plan (the "Directors Plan"). Shares of common stock were registered for issuance under this plan in accordance with the Securities Act of 1933. The Directors Plan was established for all directors of the Company except for any director who is a full-time employee or full-time officer of the Company. In 2003, the Directors Plan was amended to provide that, each eligible director is automatically granted an option to purchase 2,400 shares of common stock on July 10 and January 10 of each year, beginning July 10, 2003. The option price is the fair market value of the common stock on the date the option is granted. There are 90,000 shares authorized for issuance under the Directors Plan. Each option expires two years from the grant date. Option activity under this plan follows.

	Number of shares	Weighted average exercise price
Balance at December 31, 2007	40,800	$8.35
Granted	19,200	$2.70
Exercised	––	––
Expired	(26,400)	$9.65
Balance at December 31, 2008	33,600	$4.15
Granted	19,200	$1.18
Exercised as of September 22, 2009	––	––
Expired as of September 22, 2009	(14,400)	$6.08
Balance as of September 22, 2009	38,400	$1.94

The spin-out of Zoom Telephonics and the merger of Zoom Technologies with Gold Lion occurred September 22, 2009.  The pre-merger Zoom Technologies outstanding stock options held by Zoom Technologies’ officers, employees, and directors remain the obligation of Zoom Technologies.

1998 Employee Equity Incentive Stock Option Plan

The 1998 Employee Equity Incentive Stock Option Plan (the "1998 Plan") was adopted by the Board of Directors to attract and retain employees and provide an incentive for them to assist the Company to achieve long-range performance goals, and to enable them to participate in the long-term growth of the Company. Non-employee directors of the Company and certain officers of the Company are not entitled to participate under this plan. The authorized number of shares available for issuance under the 1998 Plan is 540,000 shares of common stock. Under this plan, stock options may be granted at the discretion of the Compensation Committee of the Board of Directors at an option price determined by the Compensation Committee. All options under this plan have been issued at fair market value on the date of the grant. The options are exercisable in accordance with terms specified by the Compensation Committee. Option activity under this plan follows.

	Number of shares	Weighted average exercise price
Balance at December 31, 2007	96,100	$9.50
Granted	88,400	$3.49
Exercised	––	––
Expired	(66,900)	$10.73
Balance at December 31, 2008	117,600	$1.90
Granted	75,000	$1.80
Exercised at September 22, 2009	(21,600)	4.38
Expired at September 22, 2009	(27,200)	$3.77
Balance at September 22, 2009	143,800	$2.93

The spin-out of Zoom Telephonics and the merger of Zoom Technologies with Gold Lion occurred September 22, 2009.  The pre-merger Zoom Technologies outstanding stock options held by Zoom Technologies’ officers, employees, and directors remain the obligation of Zoom Technologies.

 Stock Option Expense

The spin-out of Zoom Telephonics and the merger of Zoom Technologies with Gold Lion included a provision that modified the pre-merger Zoom Technologies outstanding stock options held by Zoom Technologies’ officers, employees, and directors.  The modification provided the continuation of the terms of the option agreements except that the pre-merger Zoom Technologies’ officers, employees, and directors were no longer required to be employed or retained by Zoom Technologies or Zoom Telephonics.  There is no remaining requisite service period on these options as a result of the modifications and the expense that would have been recognized over the remaining vesting period was accelerated into the current period.  The amount of the accelerated option expense was $215,148 which was recorded in the Company’s third quarter 2009 financial results.

The Company also recorded additional stock based compensation expense of $21,116, representing the excess of the fair value of the modified awards based on current assumptions over the fair value of the original option measured immediately before its terms are modified based on current assumptions, without regard to the assumptions made on the option grant date.  The modification valuation was based on the assumptions shown in the table below:

Assumptions
Officers and Employees

Expected life	.10 (yrs) - 2.3 (yrs)

Expected volatility	103.25% - 144.58%

Risk-free interest rate	.09% - .95%

Expected dividend yield	0.00%

(10) INCOME TAXES

Income tax expense (benefit) consists of:

	Current	Deferred	Total
Year Ended December 31, 2008:
US federal	$––	$––	$––
State and local	––	––	––
Foreign	12,919	––	12,919
	$12,919	$––	$12,919
Year Ended December 31, 2009:
US federal	$––	$––	$––
State and local	––	––	––
Foreign	5,104	––	5,104
	$5,104	––	5,104

A reconciliation of the expected income tax expense or benefit to actual follows:

	2008	2009
Computed "expected" US tax (benefit)	$(1,409,890)	$(874,274)
Change resulting from:
State and local income taxes, net of federal income tax benefit	––	––
Foreign income taxes	12,919	5,104
Federal valuation allowance	1,420,499	780,913
Non––deductible items	3,120	97,850
Change in estimate for prior years’ provisions	(13,729)	(4,489)
Other, net	––	––
Income tax expense (benefit)	$12,919	$5,104

Temporary differences at December 31 follow:

	2008	2009
Deferred income tax assets:
Inventories	$974,181	331,556
Accounts receivable	212,333	133,651
Intangible assets	451,605	347,148
Accrued expenses	79,143	50,037
Net operating loss and tax credit carry forwards	15,631,280	17,134,714
Plant and equipment	11,000	14,636
Stock compensation	287,124	49,591
Other – investment impairments	202,931	121,376
Total deferred income tax assets	17,849,597	18,182,709
Valuation allowance	(17,849,597)	(18,182,709)
Net deferred tax assets	$––	$––

As of December 31, 2009 the Company had federal net operating loss carry forwards of approximately $45,693,000 which are available to offset future taxable income. They are due to expire in varying amounts from 2018 to 2029. The Company had state net operating loss carry forwards of approximately $16,680,000 which are available to offset future taxable income. They are due to expire in varying amounts from 2010 through 2014.

The distribution of Zoom Telephonics stock to Zoom Technologies’ shareholders was not intended to be a tax-free distribution governed by Section 355 of the Internal Revenue Code. A taxable distribution will generally result in taxable gain to the distributing corporation; however, Zoom Technologies’ tax basis in Zoom Telephonics is believed to exceed the fair market value of that stock as of the date of distribution. In addition, even if Zoom Technologies’ tax basis in the Zoom Telephonics stock was less than the fair market value of that stock as of the date of distribution, it is believed that there are sufficient net operating loss carry forwards to offset any taxable gain recognized.  To the extent that either of these assumptions are incorrect, Zoom Telephonics, as the successor to Zoom Technologies, has fully indemnified TCB Digital for any pre-closing income taxes incurred, including any income tax resulting from the distribution of Zoom Telephonics.  Management believes the likelihood of the Company incurring any obligation under this indemnification is remote.

The Company has not provided for U.S. income taxes related to undistributed earnings from its foreign operations at December 31, 2009, as the Company considers these earnings to be permanently reinvested.  Determination of the additional income taxes and applicable withholding that would be payable on the remittance of such undistributed earnings is not practicable because such liability, if any, is dependent upon circumstances existing if and when the Company no longer considers all or a portion of such undistributed earnings to be permanently reinvested.

(11) SIGNIFICANT CUSTOMERS

The Company sells its products primarily through high-volume distributors and retailers, Internet service providers, telephone service providers, value-added resellers, PC system integrators, and original equipment manufacturers ("OEMs"). The Company supports its major accounts in their efforts to discern strategic directions in the market, to maintain appropriate inventory levels, and to offer a balanced selection of attractive products.

Relatively few customers have accounted for a substantial portion of the Company’s revenues.  In 2009 two customers accounted for 40% of our total net sales and 38% of our net accounts receivable. During 2008 three customers accounted for 44% of the Company’s total net sales and 44% of net accounts receivable.

The Company’s customers generally do not enter into long-term agreements obligating them to purchase products. The Company may not continue to receive significant revenues from any of these or from other large customers. A reduction or delay in orders from any of the Company’s significant customers, or a delay or default in payment by any significant customer could materially harm the Company’s business and prospects. Because of the Company’s significant customer concentration, its net sales and operating income could fluctuate significantly due to changes in political or economic conditions, or the loss, reduction of business, or less favorable terms for any of the Company's significant customers.

(12) SEGMENT AND GEOGRAPHIC INFORMATION

The Company's operations are classified as one reportable segment. Substantially all of the Company's operations and long-lived assets reside primarily in the United States. Net sales information follows:

	2008	Percent	2009	Percent
North America	$10,101,331	70%	$8,993,967	84%
Outside North America	4,357,472	30%	1,746,521	16%
Total	$14,458,803	100%	$10,740,488	100%

(13) DEPENDENCE ON KEY SUPPLIERS AND CONTRACT MANUFACTURERS

The Company produces its products using components or subassemblies purchased from third-party suppliers. Currently its business is distributed among a number of suppliers. In 2009 the Company had 3 suppliers each of whom provided 10% or more of the Company's purchased inventory. The loss of their services or a material adverse change in their business or in the Company’s relationship could materially and adversely harm the Company’s business.

(14) RETIREMENT PLAN

The Company has a 401(k) retirement savings plan for employees. Under the plan, the Company matches 25% of an employee's contribution, up to a maximum of $350 per employee per year. Company matching contributions charged to expense in 2008 and 2009 were $8,556 and $7,520, respectively.

(15) INVESTMENT IN UNITY BUSINESS NETWORKS, LLC AND REDMOON, INC.

During the quarter ended September 30, 2007 the Company purchased all the Series A Preferred Shares (the Series A Shares) of Unity Business Networks, LLC (Unity) for cash of $1.2 million, including transaction costs. The Series A Shares were convertible at any time at the Company’s option into 15% of Unity’s common stock on a fully-diluted basis. In addition, the Company had an option to purchase all the outstanding common stock of Unity based on a specified multiple of Unity’s 2008 revenues, as defined.

On September 30, 2009 the Company received a cash payment of $766,950 in connection with Telesphere Networks’ purchase of the VoIP services business of Unity, including Zoom’s preferred stock investment described above. The transaction calls for additional periodic payments totaling $43,050 over 24 months beginning in October 2009 and a final payment of $150,000 on September 30, 2011, or $960,000 in total. Additional payments have been received and the balances of expected payments recorded on the December 31, 2009 balance sheet are a current receivable of $21,525 and a long-term asset of $166,144. The Company’s basis in this investment was originally recorded in 2007 as $1,178,709, which included the Company’s attorney fees involved in closing the investment. The investment was written down to $960,000 as of December 31, 2008.  As of December 31, 2009 the investment is no longer reflected on the balance sheet.

On January 22, 2008, the Company and RedMoon, Inc., a provider of wireless networks headquartered in Plano, Texas (“RedMoon”), entered into a Convertible Note Purchase Agreement pursuant to which the Company made an initial investment of $300,000 in 6% convertible notes and agreed to purchase an additional $50,000 per month of 6% convertible notes beginning on May 1, 2008 and continuing until the earlier of (i) the Company’s election to exercise its option to purchase all outstanding stock of RedMoon or (ii) the Company’s election to terminate such option up to a maximum total investment of $500,000.  On April 30, 2008 the Company notified RedMoon of the Company’s decision not to invest $50,000 on May 1, 2008. The option to purchase all of RedMoon’s outstanding stock was not exercised and terminated in accordance with its terms on August 31, 2008.

At December 31, 2008 the Company determined that the fair market value of its investment in RedMoon was zero due to RedMoon’s working capital position, cash flow, and the Company’s analysis of the recovery value of the assets. Accordingly, the Company wrote-off 100% of the $0.325 million asset value, including transaction costs of $0.025 million. The value of the RedMoon investment on Zoom’s balance sheet at December 31, 2008 and December 31, 2009 was zero.

(16) SELECTED UNAUDITED QUARTERLY FINANCIAL INFORMATION (IN THOUSANDS, EXCEPT PER SHARE DATA)

The following table depicts selected quarterly financial information. Operating results for any given quarter are not necessarily indicative of results for any future period.

	2008 Quarter Ended						2009 Quarter Ended
	Mar. 31		Jun. 30	Sept. 30	Dec. 31		Mar. 31	Jun. 30	Sept. 30	Dec. 31
Net sales		$3,581	$4,061	$3,885		$2,931	$2,348	$3,066	$2,533	$2,793
Costs of goods sold		2,587	3,143	3,136		2,331	1,856	2,082	1,869	1,932

Gross profit		724	918	749		600	492	984	664	861

Operating expenses:
Selling		741	821	749		621	487	451	445	473
General and administrative		547	590	620		523	745	508	740	389
Research and development		467	436	419		398	362	290	347	375
		1,755	1,847	1,788		1,542	1,594	1,249	1,532	1,237
Operating loss before gain of sale of real estate		(1,031)	(929)	(1,039)		(942)	(1,102)	(265)	(868)	(376)
Gain on sale of real estate		96	96	96		53	––	––	––	––

Operating profit (loss)		(935)	(833)	(943)		(889)	(1,102)	(265)	(868)	(376)

Other income (expense), net		13	––	(50)		(509)	47	(9)	––	1

Income (loss) before income taxes		(922)	(833)	(993)		(1,398)	(1,055)	(274)	(868)	(375)

Income tax expense (benefit)		––	––	––		13	––	––	4	1

Net income (loss)	$	(922)	$(833)	$(993)	$	(1,411)	$(1,055)	$(274)	$(872)	$(376)

Net loss per common share:
Basic	$	(0.49)	$(0.45)	$(0.53)		$(0.75)	$(0.55)	$(0.14)	$(0.44)	$(0.19)
Diluted	$	(0.49)	$(0.45)	$(0.53)		$(0.75)	$(0.55)	$(0.14)	$(0.44)	$(0.19)

Weighted average common and common equivalent shares:
Basic		1,869	1,869	1,869		1,869	1,931	1,959	1,981	1,981
Diluted		1,869	1,869	1,869		1,869	1,931	1,959	1,981	1,981

(17) SUBSEQUENT EVENTS

Management of the Company has reviewed subsequent events from December 31, 2009 through March 30, 2010 and concluded that there were no subsequent events requiring adjustment to or disclosure in these financial statements.

 Interim Unaudited Financial Statements of Zoom Telephonics, Inc.:

ZOOM TELEPHONICS, INC.
Condensed Balance Sheets (Unaudited)

ASSETS	June 30, 2010	December 31, 2009
Current assets
Cash and cash equivalents	$368,211	$1,223,507
Accounts receivable, net of allowances of $540,974 at June 30, 2010 and $466,595 at December 31, 2009	1,818,083	1,199,581
Inventories	1,836,807	1,586,079
Prepaid expenses and other current assets	189,764	223,891
Total current assets	4,212,865	4,233,058

Equipment, net	51,324	57,787
Deferred other receivable	155,381	166,144
Total assets	$4,419,570	$4,456,989

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$1,356,447	$1,014,979
Accrued expenses	409,067	375,414
Total current liabilities	1,765,514	1,390,393
Total liabilities	1,765,514	1,390,393

Stockholders' equity
Common stock, $0.01 par value:
Authorized - 25,000,000 shares; issued – 1,980,978 shares at June 30, 2010 and December 31, 2009	19,810	19,810
Additional paid-in capital	32,582,810	32,520,464
Accumulated deficit	(30,296,722)	(29,836,577)
Accumulated other comprehensive income –currency translation adjustment	348,158	362,899
Total stockholders' equity	2,654,056	3,066,596
Total liabilities and stockholders' equity	$4,419,570	$4,456,989

See accompanying notes.

ZOOM TELEPHONICS, INC.
Condensed Statement of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net sales	$3,500,481	$3,065,868	$5,994,073	$5,414,282
Cost of goods sold	2,600,046	2,081,907	4,330,378	3,937,554
Gross profit	900,435	983,961	1,663,695	1,476,728

Operating expenses:
Selling	499,943	450,920	947,727	937,817
General and administrative	266,121	508,373	638,787	1,252,838
Research and development	293,964	289,572	599,311	652,566
	1,060,028	1,248,865	2,185,825	2,843,221

Operating profit (loss)	(159,593)	(264,904)	(522,130)	(1,366,493)

Other:
Interest income	97	793	280	2,920
Other, net	(2,443)	(9,461)	62,094	34,899
Total other income (expense), net	(2,346)	(8,668)	62,374	37,819

Income (loss) before income taxes	(161,939)	(273,572)	(459,756)	(1,328,674)

Income taxes (benefit)	128	295	389	295

Net income (loss)	$(162,067)	$(273,867)	$(460,145)	$(1,328,969)

Basic and diluted net income (loss) per share	$(0.08)	$(0.14)	$(0.23)	$(0.68)

Weighted average common and common equivalent shares:
Basic and diluted	1,980,978	1,959,378	1,980,978	1,945,455

Zoom Telephonics’ common stock was not publicly traded prior to the September 22, 2009 Spin-Off of Zoom Telephonics from its then parent Zoom Technologies. For comparability purposes, the calculation of weighted average common shares outstanding shown above includes the common shares of Zoom Technologies outstanding for all periods prior to September 22, 2009.

See accompanying notes.

ZOOM TELEPHONICS, INC.

STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended June 30,
	2010	2009
Operating activities:
Net income (loss)	$(460,145)	$(1,328,969)

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Non-cash common stock issuance	––	158,400
Stock based compensation	62,346	45,878
Depreciation and amortization	15,588	38,253
Increase (decrease) in accounts receivable allowances	74,379	(201,167)
Changes in operating assets and liabilities:
Accounts receivable	(702,766)	(240,851)
Inventories	(250,884)	1,030,373
Prepaid expenses and other assets	33,202	57,625
Accounts payable and accrued expenses	372,823	(45,424)
Net cash provided by (used in) operating activities	(855,457)	(485,882)

Investing activities:

Proceeds from sale of Unity investment	10,763	––
Additions to property, plant and equipment	(9,184)	(12,295)
Net cash provided by (used in) investing activities	1,579	(12,295)

Effect of exchange rate changes on cash	(1,418)	3,873

Net change in cash	(855,296)	(494,304)

Cash and cash equivalents at beginning of period	1,223,507	1,204,984

Cash and cash equivalents at end of period	$368,211	$710,680

Supplemental disclosures of cash flow information:

Cash paid during the period for:
Interest	$––	$––
Income taxes	$389	$295

See accompanying notes.

ZOOM TELEPHONICS, INC.
Notes to Condensed Financial Statements

(Unaudited)

(1) Summary of Significant Accounting Policies

On January 28, 2009, Zoom Technologies, Inc. entered into a Share Exchange Agreement (the “Agreement”) with Tianjin Tong Guang Group Digital Communication Co., Ltd (“TCB Digital”), TCB Digital’s majority shareholder, Gold Lion Holding Limited (“Gold Lion”) and Lei Gu (“Gu”), a shareholder of Gold Lion. On May 12, 2009, the parties amended the Agreement to, among other actions, add Songtao Du (“Du”), a shareholder of Gold Lion, as a party to the Agreement. On September 22, 2009, pursuant to the Agreement, Zoom Technologies acquired all the outstanding shares of Gold Lion. In addition, as part of the transaction, Zoom Technologies spun off its then-current business, which consisted of its ownership of Zoom Telephonics, to its stockholders, by distributing and transferring its assets and liabilities to Zoom Telephonics and issuing a dividend of the Zoom Telephonics’ shares to its stockholders.

Upon the completion of the spin-off, Zoom Telephonics became a separate publicly traded company. Zoom Telephonics produces, markets, sells, and supports broadband and dial-up modems, Voice over Internet Protocol or “VoIP” products and services, Bluetooth® wireless products, and other communication-related products (the “Communications Business”) which had been formerly owned and operated by Zoom Technologies.

As used in Quarterly Report on Form 10-Q, the terms “we,” “us,” “our,” and the “Company” mean Zoom Telephonics, Inc. (unless the context indicates a different meaning).

We describe in this Quarterly Report on Form 10-Q the Communications Business transferred to Zoom Telephonics by Zoom Technologies in connection with the spin-off as though the Communications Business were our business for all historical periods described. References in this Quarterly Report to the historical assets, liabilities, products, business or activities of our business are intended to refer to the historical assets, liabilities, products, business or activities of the Communications Business as those were conducted as part of Zoom Technologies prior to the date of the spin-off.

The condensed financial statements of Zoom Telephonics, Inc. (the "Company") presented herein have been prepared pursuant to the rules of the Securities and Exchange Commission for quarterly reports on Form 10-Q and do not include all of the information and disclosures required by accounting principles generally accepted in the United States of America. These financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 2009 included in the Company's 2009 Annual Report on Form 10-K.

The accompanying financial statements are unaudited. However, the condensed balance sheet as of December 31, 2009 was derived from audited financial statements. In the opinion of management, the accompanying financial statements include all adjustments, normal recurring adjustments, necessary for a fair presentation.

The results of operations for the periods presented are not necessarily indicative of the results to be expected for the entire year. The Company has evaluated subsequent events through the date of this filing and determined that there are no such events requiring recognition or disclosure in the financial statements.

(2) Liquidity

On June 30, 2010 we had working capital of $2.4 million including $0.4 million in cash and cash equivalents. On December 31, 2009 we had working capital of $2.8 million including $1.2 million in cash and cash equivalents. Our current ratio at June 30, 2010 was 2.4 compared to 3.0 at December 31, 2009

In the second quarter of 2010 the Company’s cash balance was $0.4 million, down from $1.2 million on December 31, 2009.  Decreases in cash were primarily due to a loss of $0.5 million in the first six months of 2010, an increase in net receivables of $0.6 million, and an increase in inventory of $0.3 million.  An increase in accounts payable and accrued expenses of $0.4 million increased cash.

In the second quarter of 2010 the Company incurred a net loss of $162 thousand. Ongoing losses and other conditions raise substantial doubt about the Company's ability to continue as a going concern. Management does not believe that the Company has sufficient resources to fund its normal operations over the next 12 months unless product sales increase or the Company raises capital by selling non-product assets, incurring debt, selling stock, or doing some combination of these things. Additional funds may not be available on terms favorable to the Company, or at all. If these funds are not available the Company may not be able to execute its business plan or take advantage of business opportunities. The ability of the Company to obtain such additional funds and to achieve its operating goals is uncertain. In the event that the Company does not obtain additional capital or is not able to increase cash flow through an increase in sales or reduction in expenses, the Company will be unable to continue as a going concern. Refer to “Risk Factors” set forth in our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission (“SEC”) on March 31, 2010 and in our other filings with the SEC for further information with respect to events and uncertainties that could harm our business, operating results, and financial condition.

(3) Inventories

Inventories consist of :	June 30, 2010	December 31, 2009
Raw materials	$853,442	$742,253
Work in process	59,263	1,135
Finished goods	924,102	842,691
Total inventories	$1,836,807	$1,586,079

(4) Comprehensive Income (Loss)

Comprehensive income (loss) follows:

	Three Months Ended June 30,		Six Months Ended June 30
	2010	2009	2010	2009
Net income (loss)	$(162,067)	$(273,867)	$(460,145)	$(1,328,969)
Foreign currency translation adjustment	(3,787)	32,009	(14,741)	24,274
Comprehensive income (loss)	$(165,854)	$(241,858)	$(474,886)	$(1,304,695)

(5) Contingencies

The Company is party to one lawsuit and additional lawsuits may occur in the ordinary course of business. The Company evaluates such lawsuits and proceedings on a case-by-case basis, and its policy is to vigorously contest any claims that it believes are without merit. The Company's management believes that the ultimate resolution of the pending matter will not have a material adverse affect on the Company's business, financial position, results of operations or cash flows.

(6) Segment and Geographic Information

The Company’s operations are classified as one reportable segment. The Company’s net sales by geographic region follow:

	Three Months		Three Months		Six Months		Six Months
	Ended	% of	Ended	% of	Ended	% of	Ended	% of
	June 30, 2010	Total	June 30, 2009	Total	June 30, 2010	Total	June 30, 2009	Total
North America	$2,785,581	80%	$2,592,933	85%	$4,966,636	83%	$4,570,137	84%
UK	346,953	10%	280,758	9%	541,781	9%	422,382	8%
All Other	367,947	10%	192,177	6%	485,656	8%	421,763	8%
Total	$3,500,481	100%	$3,065,868	100%	$5,994,073	100%	$5,414,282	100%

(7) Customer Concentrations

Relatively few customers account for a substantial portion of the Company's net sales. In the second quarter of 2010 the Company's net sales to its top three customers accounted for 48% of its total net sales. In the second quarter of 2009 the Company's net sales to its top three customers accounted for 53% of its total net sales. The Company's customers generally do not enter into long-term agreements obligating them to purchase the Company’s products. The Company may not continue to receive significant revenues from any of these or from other large customers. A reduction or delay in orders from any of the Company's significant customers, or a delay or default in payment by any significant customer could materially harm the Company's business and prospects. Because of the Company's significant customer concentration, its net sales and operating income could fluctuate significantly due to changes in political or economic conditions, or the loss, reduction of business, or less favorable terms for any of our significant customers. In the first six months of 2010 the Company's net sales to its top three customers accounted for 50% of its total net sales. In the first six months of 2009 the Company’s net sales to its top three customers accounted for 49% of its total net sales.

You should rely only on the information contained in this prospectus. We have not, and have not authorized anyone else, to provide you with different or additional information. We are not making an offer of securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus regardless of its time of delivery, and you should not consider any information in this prospectus to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities.

ZOOM TELEPHONICS, INC.

UP TO 7,923,912 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THE SUBSCRIPTION RIGHTS

Prospectus

October 5, 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

SEC Registration Fee	$142
Subscription Agent Fees and Expenses	$7,000
Legal Fees and Expenses	$10,000
Accounting Fees and Expenses	7,500
Costs of Printing	$5,500
Miscellaneous Expenses	$4,000
Total	$34,142

*Other than the Securities and Exchange Commission registration fee, all of the amounts shown are estimates.

ITEM 14. IDEMNIFICATION OF DIRECTORS AND OFFICERS.

Zoom's Certificate of Incorporation and Bylaws authorize it to indemnify directors, officers, employees and agents of Zoom against expenses (including attorneys' fees), liabilities and other matters incurred in connection with any action, suit or proceeding, to the fullest extent permitted by Section 145 of Delaware General Corporation Law. In addition, Zoom's Certificate of Incorporation provides that its directors shall not be personally liable to Zoom or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law (i) for breach of the director's duty of loyalty to Zoom or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

Zoom may also advance all reasonable expenses which were incurred by or on behalf of a present director or officer in connection with any proceeding to the fullest extent permitted by applicable law.

The Bylaws also permit Zoom to enter into indemnity agreements with individual directors, officers, employees, and other agents. Any such agreements, together with the Bylaws and Certificate of Incorporation, may require Zoom, among other things, to indemnify directors or officers against certain liabilities that may arise by reason of their status or service as directors (other than liabilities resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, and to obtain and maintain directors' and officers' insurance if available on reasonable terms.

The company maintains director and officer liability insurance policies providing for the insurance on behalf of any person who is or was a director or officer of the company or a subsidiary for any claim made during the policy period against the person in any such capacity or arising out of the person’s status as such. The insurers’ limit of liability under the policies is $5 million for each insured loss and $5 million in the aggregate for all insured losses for the policy period, which is October 15, 2009 through October 15, 2010.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

None.

ITEM 16. EXHIBITS OF FINANCIAL STATEMENT SCHEDULES.

(a)  Exhibits:

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement.

Exhibit No.	Description of Document
2.1
Separation and Distribution Agreement by and between Zoom Technologies, Inc. and Zoom Telephonics, Inc. (incorporated by reference to annex B of the preliminary proxy statement filed by Zoom Technologies, Inc. May 13, 2009).

3.1
Amended and Restated Certificate of Incorporation of Zoom Telephonics, Inc. (incorporated by referenced to Exhibit 3.1 to Zoom Telephonics, Inc. Registration Statement on Form 10, filed with the Commission on September 4, 2009).

3.2	By-Laws of Zoom Telephonics, Inc. (incorporated by referenced to Exhibit 3.2 to Zoom Telephonics, Inc. Registration Statement on Form 10 filed with the Commission on September 4, 2009).
4.1	Specimen Certificate of Common Stock.
4.2	Form of Rights Certificate.
4.3	Form of Subscription Rights Agent Agreement by and between Zoom Telephonics, Inc. and StockTrans, Inc. dated September 29, 2010.
4.4	Form of Notice of Guaranteed Delivery
5.1**	Legal Opinion of Morse, Barnes-Brown & Pendleton, P.C.
10.1
Share Exchange Agreement dated January 28, 2009 by and among Zoom Technologies, Inc., Zoom Telephonics, Inc., Lei Gu, Gold Lion Holding Limited and Tianjin Ton Guang Group Digital Communications Co., Ltd. (previously filed as exhibit 2.1 to the Form 8-K dated February 3, 2009 by Zoom Technologies, Inc. and incorporated by reference herein).

10.2
License Agreement between Zoom Telephonics, Inc. and Ton Guang Group Digital Communications Co., Ltd. (previously filed as exhibit 10.2 to the Form 8-K dated February 3, 2009 by Zoom Technologies, Inc. and incorporated by reference herein).

10.3
First Amendment to Lease, Surrender and Extension Agreement dated November 11, 2008 between 201-207 South Street LLC and Zoom Telephonics, Inc. (previously filed as exhibit 10.29 to the Form 10-K dated March 12, 2009 by Zoom Technologies, Inc. and incorporated by reference herein).

10.4
Amendment to Share Exchange Agreement by and among Zoom Technologies, Inc., Zoom Telephonics, Inc., Lei Gu, Songtao Du, Gold Lion Holding Limited and Tianjin Ton Guang Group Digital Communications Co., Ltd. dated May 12, 2009 (incorporated by reference to annex A-1 of the preliminary proxy statement filed by Zoom Technologies, Inc. May 13, 2009).

10.5	Zoom Telephonics, Inc. 2009 Stock Option Plan (incorporated by reference to Exhibit 4.1 to the Form 8-K dated December 16, 2009 and incorporated by reference herein).*
10.6	Zoom Telephonics, Inc. 2009 Directors Stock Option Plan (incorporated by reference to Exhibit 4.2 to the Form 8-K dated December 16, 2009 and incorporated by reference herein).*
10.7
Form of director option grant pursuant to Zoom Telephonics, Inc. 2009 Directors Stock Option Plan (incorporated by reference to Exhibit 4.3 to the Form 8-K dated December 16, 2009 and incorporated by reference herein).*

10.8
Form of incentive stock option grant pursuant to Zoom Telephonics, Inc. 2009 Stock Option Plan (incorporated by reference to Exhibit 4.4 to the Form 8-K dated December 16, 2009 and incorporated by reference herein).*

10.9
Form of non-qualified stock option grant pursuant to Zoom Telephonics, Inc. 2009 Stock Option Plan (incorporated by reference to Exhibit 4.5 to the Form 8-K dated December 16, 2009 and incorporated by reference herein).*

10.10
Standard lease by and between 201-207 South Street LLC and Zoom Telephonics, Inc. on December 22, 2006 to lease space for 24 months for headquarters offices (incorporated by reference to Exhibit 10.18 to Zoom Technologies, Inc.’s Annual Report on Form 10-K on March 30, 2007)

10.11
Series A Preferred Share Purchase Agreement, dated July 25, 2007, by and between Unity Business Networks, L.L.C. and Zoom Telephonics, Inc. (incorporated by reference to Exhibit 10.1 to Zoom Technologies, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.)

10.12
Option Agreement, dated July 25, 2007, by and among Unity Business Networks, L.L.C., Zoom Technologies, Inc., and each of the members of Unity listed on the signature page thereto., (incorporated by reference to Exhibit 10.2 to Zoom Technologies, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.)

10.13
Investor Rights Agreement, dated July 25, 2007, by and among Unity Business Networks, L.L.C., Zoom Technologies, Inc., and each of the holders of Unity’s Common Interests listed on the signature page thereto (incorporated by reference to Exhibit 10.3 to Zoom Technologies, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.)

10.14
Second Amended and Restated Operating Agreement of Unity Business Networks, L.L.C., dated July 25, 2007, (incorporated by reference to Exhibit 10.4 to Zoom Technologies, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.)

10.15
Convertible Note Purchase Agreement, dated as of January 22, 2008, by and between Zoom Telephonics, Inc. and RedMoon, Inc., (incorporated by reference to Exhibit 10.1 to Zoom Technologies Inc.’s Current Report on Form 8-K on January 29, 2008.)

10.16	Form of 6% Convertible Note, (incorporated by reference to Exhibit 10.2 to Zoom Technologies, Inc.’s Current Report on Form 8-K on January 29, 2008.)
10.17
Option Agreement, dated as of January 22, 2008, by and among Zoom Telephonics, Inc., RedMoon, Inc. and certain stockholders of RedMoon, Inc., (incorporated by reference to Exhibit 10.3 to Zoom Technologies, Inc.’s Current Report on Form 8-K on January 29, 2008.)

10.18
Security Agreement, dated as of January 22, 2008, by and between Zoom Telephonics, Inc. and RedMoon, Inc., (incorporated by reference to Exhibit 10.4 to Zoom Technologies Inc.’s Current Report on Form 8-K on January 29, 2008.)

10.19
Voting Agreement, dated as of January 22, 2008, by and among Zoom Telephonics, Inc., RedMoon, Inc. and certain stockholders of RedMoon, Inc., (incorporated by reference to Exhibit 10.5 to Zoom Technologies, Inc.’s Current Report on Form 8-K on January 29, 2008.)

23.1	Consent of UHY LLP
23.2**	Consent of Morse, Barnes-Brown & Pendleton, PC (included in Exhibit 5.1)
24.1	Power of Attorney (contained in the signature page of this registration statement)
99.1**	Beneficial Owner Election Form
99.2**	Nominee Holder Certification Form
99.3**	Letter to Shareholders from President

*           Management contract or compensatory plan or arrangement
**           To be filed by amendment.

 ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low end or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities to be offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which shall remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the registrant is relying on Rule 430B (Section 230.430B of this chapter):

(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii)
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on October 5, 2010.

ZOOM TELEPHONICS, INC.

By:	/s/ Frank B. Manning
Frank B. Manning
President, Chief Executive Officer and Acting Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Frank B. Manning and Peter R. Kramer, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement, including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Frank B. Manning	President, Chief Executive Officer, Acting Chief Financial Officer and Chairman of the Board	October 5, 2010
Frank B. Manning	(Principal Executive Officer and Principal Financial Officer)

/s/ Peter R. Kramer	Director	October 5, 2010
Peter R. Kramer

/s/ Bernard Furman	Director	October 5, 2010
Bernard Furman

/s/ J. Ronald Woods	Director	October 5, 2010
J. Ronald Woods

/s/ Joseph Donovan	Director	October 5, 2010
Joseph Donovan

Exhibit Index

Exhibit No.	Description of Document
4.1	Specimen Certificate of Common Stock.
4.2	Form of Rights Certificate.
4.3	Form of Subscription Rights Agent Agreement by and between Zoom Telephonics, Inc. and StockTrans, Inc., dated September 29, 2010.
4.4	Form of Notice of Guaranteed Delivery
5.1*	Legal Opinion of Morse, Barnes-Brown & Pendleton, P.C.
23.1	Consent of UHY LLP
23.2*	Consent of Morse, Barnes-Brown & Pendleton, PC (included in Exhibit 5.1)
24.1	Power of Attorney (contained in the signature page of this registration statement)
99.1*	Beneficial Owner Election Form
99.2*	Nominee Holder Certification Form
99.3*	Letter to Shareholders from President

* To be filed by amendment.